As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INVESTORS BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6712	22-3493930
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 JFK Parkway
Short Hills, New Jersey 07078
(973) 924-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Robert M. Cashill
101 JFK Parkway
Short Hills, New Jersey 07078
(973) 924-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
John J. Gorman, Esq.
Marc P. Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate		Amount of
securities to be registered	registered	per share	offering price		registration fee
Common Stock, $0.01 par value per share	53,175,907 shares (1)	$10.00	$531,759,070	(2)	$62,589

(1)	Includes shares to be issued to the Investors Savings Bank Charitable Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Investors Bancorp, Inc.
Holding Company for Investors Savings Bank
44,893,125 Shares of Common Stock

     Investors Bancorp, Inc., a Delaware corporation, is offering for sale 44,893,125 shares of its common stock on a best efforts basis. The shares being offered represent 44.40% of the shares of common stock of Investors Bancorp, Inc. that will be outstanding following the offering. We also intend to contribute up to 1,346,794 shares of common stock, or 1.33% of the shares of Investors Bancorp, Inc. that will be outstanding following the offering, and up to $4.5 million in cash to a charitable foundation established by Investors Savings Bank. After the stock offering, 54.27% of Investors Bancorp, Inc.’s outstanding common stock will be owned by Investors Bancorp, MHC, our New Jersey-chartered mutual holding company parent. Investors Bancorp, Inc. is the holding company for Investors Savings Bank, a New Jersey-chartered savings bank. We expect that the common stock of Investors Bancorp, Inc. will be quoted on the Nasdaq National Market under the symbol “ISBC”.

     We must sell a minimum of 33,181,875 shares in order to complete the stock offering. We will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 51,627,094 shares without resoliciting subscribers. The stock offering is scheduled to terminate at 12:00 noon on ___, 2005. We may extend the termination date without notice to you, until ___, 2005.

     The minimum purchase is 25 shares. The maximum purchase that an individual may make through a single deposit account is $500,000, and no person by himself, or with an associate or group of persons acting in concert may purchase more than $750,000. For further information concerning the limitations on purchases of common stock, see “The Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond ___, 2005. Funds received prior to the completion of the stock offering will be held in an account at Investors Savings Bank and will bear interest at our passbook savings rate, which is currently ___% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest.

     Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the stock offering. There is currently no public market for the common stock.

This investment involves risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 17.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	33,181,875	39,037,500	44,893,125	51,627,094
Estimated offering expenses including underwriting commissions and expenses (1)	$4,890,000	$5,293,000	$5,677,000	$5,986,000
Net proceeds	$326,928,750	$385,082,000	$443,254,250	$510,284,940
Net proceeds per share	$9.85	$9.86	$9.87	$9.88

(1)	See “The Offering—Plan of Distribution and Marketing Arrangements” at page 138 for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is _________ ___, 2005

[MAP]

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	17
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	25
FORWARD LOOKING STATEMENTS	27
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING	28
OUR POLICY REGARDING DIVIDENDS	29
MARKET FOR THE COMMON STOCK	30
REGULATORY CAPITAL COMPLIANCE	31
CAPITALIZATION	32
PRO FORMA DATA	34
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION	41
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INVESTORS BANCORP, INC.	42
BUSINESS OF INVESTORS BANCORP, INC.	67
BUSINESS OF INVESTORS SAVINGS BANK	68
FEDERAL AND STATE TAXATION	94
SUPERVISION AND REGULATION	97
MANAGEMENT	111
THE OFFERING	127
INVESTORS SAVINGS BANK CHARITABLE FOUNDATION	145
RESTRICTIONS ON THE ACQUISITION OF INVESTORS BANCORP, INC. AND INVESTORS SAVINGS BANK	149
DESCRIPTION OF CAPITAL STOCK OF INVESTORS BANCORP, INC.	153
TRANSFER AGENT AND REGISTRAR	155
LEGAL AND TAX MATTERS	155
EXPERTS	155
WHERE YOU CAN FIND MORE INFORMATION	155
REGISTRATION REQUIREMENTS	156
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

 i

SUMMARY

     The following summary explains selected information regarding the offering of common stock by Investors Bancorp, Inc. and the business of Investors Savings Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Investors Bancorp, Inc.

Our Organization

     In 1997, Investors Savings Bank converted its charter from a New Jersey-chartered mutual savings bank to a New Jersey-chartered stock savings bank and reorganized into a two-tier mutual holding company structure. As part of the reorganization, Investors Savings Bank formed Investors Bancorp, Inc., a Delaware-chartered mid-tier stock holding company, and Investors Bancorp, MHC, a New Jersey-chartered mutual holding company. Investors Savings Bank became a wholly-owned subsidiary of Investors Bancorp, Inc., and Investors Bancorp, Inc. became the wholly-owned subsidiary of Investors Bancorp, MHC. The directors of Investors Savings Bank are also the directors of Investors Bancorp, Inc. and Investors Bancorp, MHC.

     This chart shows our current ownership structure, which is commonly referred to as the two-tier mutual holding company structure:

The Companies

Investors Bancorp, MHC

     Investors Bancorp, MHC is a New Jersey-chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of Investors Bancorp, Inc. Investors Bancorp, MHC has not engaged in any significant business activity other than owning the common stock of Investors Bancorp, Inc., and does not intend to expand its business activities after the stock offering. After the completion of the stock offering, Investors Bancorp, MHC is expected to own 54.27% of the outstanding shares of common stock of Investors Bancorp, Inc. So long as Investors Bancorp, MHC exists, it is required to own a majority of the voting stock of Investors Bancorp, Inc. The executive office of Investors Bancorp, MHC is located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number is (973) 924-5100. Investors Bancorp, MHC is subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System and the New Jersey Department of Banking and Insurance.

Investors Bancorp, Inc.

     Investors Bancorp, Inc. is the Delaware-chartered mid-tier stock holding company of Investors Savings Bank. As of the date of this prospectus, Investors Bancorp, Inc. has no significant assets other than its ownership of Investors Savings Bank common stock. Investors Bancorp, Inc. has not engaged in any significant business activity other than owning the common stock of Investors Savings Bank. Investors Bancorp, Inc.’s executive office is located at 101 JFK Parkway, Short Hills, New Jersey 07078, and its telephone number is (973) 924-5100. At March 31, 2005, Investors Bancorp, Inc. had total consolidated assets of $4.89 billion and total consolidated stockholder’s equity of $397.9 million.

Investors Savings Bank

     Investors Savings Bank is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, we have grown through acquisitions and internal growth, including de novo branching. In 1992, we converted our charter to a mutual savings bank. We conduct business from our main office located at 101 JFK Parkway, Short Hills, New Jersey, and our 46 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. The telephone number at our main office is (973) 924-5100. At March 31, 2005, our assets totaled $4.89 billion and our deposits totaled $3.27 billion.

     We are in the business of attracting deposits from the public through our branch network and borrowing funds in the wholesale markets to originate loans and to invest in securities. A large percentage of our assets are invested in securities, primarily U.S. Government and Federal Agency obligations, mortgage-backed and other securities. We also originate mortgage loans secured by one- to four-family residential real estate and consumer loans, the majority of which are home equity loans and home equity lines of credit. Recently, we expanded our lending activities to include commercial real estate, construction and multi-family loans. We offer a variety of deposit accounts and emphasize exceptional customer service. We are subject to comprehensive regulation and examination by both the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

     In October 2003 we implemented a strategy to change the mix of our assets and liabilities from one focused on securities and wholesale borrowings to one focused on loans and deposits. This strategy calls for shifting assets from securities to loans, and shifting liabilities from wholesale borrowings to retail deposits, with an emphasis on core deposits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc.—Executive Summary” and “—Asset and Liability Restructuring Transaction Executed in March 2005.” At June 30, 2003, our securities portfolio totaled $4.16 billion and represented 77.6% of our total assets compared to March 31, 2005 when securities totaled $2.99 billion and represented 61.1 % of our total assets. Wholesale borrowings have also declined from June 30, 2003 when borrowings totaled $1.74 billion or 35.2% of our total liabilities compared to March 31, 2005 when borrowings totaled $1.19 billion or 26.6% of our total liabilities.

Business Strategy

     Our business strategy is to grow and improve profitability by:

•	Remaining a community-oriented financial institution with a continued emphasis on personalized customer service;

•	Continuing to expand our branch network through de novo branching and branch acquisitions and through selective acquisitions of financial institutions;

•	Increasing our loan portfolio as a percentage of assets;

•	Diversifying our loan portfolio through the origination of commercial real estate, construction and multi-family loans;

•	Increasing core deposits, including transactional and checking accounts; and

•	Maintaining a high level of asset quality.

     A full description of our products and services begins on page 68 of this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” beginning on page 44 of this prospectus for a discussion of our business strategy.

The Offering

     The Investors Bancorp, Inc. stock issuance plan requires that Investors Bancorp, MHC own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of the outstanding shares of common stock of Investors Bancorp, Inc. Based on these restrictions, our Board of Directors has decided to sell 44.40% of our outstanding shares of common stock in the stock offering. We also intend to contribute up to 1,346,794 shares of common stock, or 1.33% of the shares of Investors Bancorp, Inc. that will be outstanding following the offering, and up to $4.5 million in cash to a charitable foundation established by Investors Savings Bank. The remaining 54.27% of our outstanding common stock will be held by Investors Bancorp, MHC.

     The following chart shows our structure following the stock offering:

Reasons for the Offering

     We are selling stock to (1) increase our capital to support future growth and profitability, (2) compete more effectively in the financial services marketplace, and (3) offer our depositors, employees, management and directors an equity ownership interest in Investors Bancorp, Inc. and thereby obtain an economic interest in our future success. We also will enhance our ability to support the communities we serve through the establishment and funding of Investors Savings Bank Charitable Foundation.

     The capital raised in the stock offering is expected to:

•	support the expansion and diversification of our loan portfolio;

•	increase our capital base and allow us to grow and enhance our profitability; and

•	support the expansion of our branch network through both de novo branching and acquisitions.

There are no current arrangements, understandings or agreements regarding potential acquisitions. The stock offering also will allow us to establish stock benefit plans for management and employees that will help us to attract and retain qualified personnel.

Terms of the Offering

     We are offering between 33,181,875 and 44,893,125 shares of common stock of Investors Bancorp, Inc. to qualified depositors, our employee stock ownership plan, and, to the extent shares remain available, to the public. The maximum number of shares that we sell in the stock offering may increase by up to 15%, to 51,627,094 shares, as a result of strong demand for the shares of common stock in the stock offering and/or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the estimated pro forma market value of Investors Bancorp, Inc. decreases below $747,329,560 or increases above $1,162,756,880, you will not have the opportunity to change or cancel your stock order once submitted. The offering price of the shares of common stock is $10.00 per share. Sandler O’Neill & Partners, L.P., our marketing advisor in connection with the stock offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares in the stock offering.

     We also intend to contribute up to 1,346,794 shares of common stock, or 1.33% of the shares of Investors Bancorp, Inc. that will be outstanding following the offering, and up to $4.5 million in cash to a charitable foundation established by Investors Savings Bank.

Persons Who May Order Stock in the Offering

     We are offering the shares of common stock of Investors Bancorp, Inc. in a “subscription offering” in the following order of priority:

(1)	Depositors who had accounts at Investors Savings Bank with aggregate balances of at least $50 as of the close of business on January 31, 2004;

(2)	The Investors Savings Bank employee stock ownership plan; and

(3)	Depositors who had accounts at Investors Savings Bank with aggregate balances of at least $50 as of the close of business on ___, 2005.

     If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on January 31, 2004 or ___, 2005, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

Limits on Your Purchase of Shares of Common Stock

     The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $500,000 (50,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $750,000 (75,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate, if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

     A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Offering—Limitations on Purchase of Shares.”

     We may increase or decrease the purchase limitations in the offering at any time.

     Our employee stock ownership plan intends to purchase 8% of the shares sold in the stock offering and issued to the charitable foundation without regard to these purchase limitations.

How We Determined to Offer Between 33,181,875 Shares and 44,893,125 Shares

     The decision to offer between 33,181,875 shares and 44,893,125 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., a firm experienced in appraisals of financial institutions. FinPro, Inc. is of the opinion that as of May 31, 2005, the estimated pro forma market value of the common stock of Investors Bancorp, Inc. on a fully-converted basis was between $747,329,560 and $1,011,092,940, with a midpoint of $879,211,250. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 44.40% that will be sold in the stock offering.

     In preparing its appraisal, FinPro, Inc. considered the information contained in this prospectus, including Investors Bancorp Inc.’s consolidated financial statements. FinPro, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Investors Bancorp, Inc. and Investors Savings Bank, and the economic and demographic conditions in Investors Savings Bank’s existing market areas;

•	certain historical, financial and other information relating to Investors Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Investors Savings Bank with those of other similarly situated publicly traded thrifts and mutual holding companies (peer group);

•	the aggregate size of the stock offering;

•	the impact of the stock offering on Investors Bancorp, Inc.’s consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

     We also intend to contribute up to 1,346,794 shares of common stock, or 1.33% of the shares of Investors Bancorp, Inc. that will be outstanding following the offering, and up to $4.5 million in cash to a charitable foundation established by Investors Savings Bank. The intended contribution of cash and common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information With and Without the Foundation.”

     In reviewing the appraisal prepared by FinPro, Inc., the Board of Directors considered the methodologies and the appropriateness of the assumptions used by FinPro, Inc. in addition to the factors listed above. The Board of Directors believes these assumptions are reasonable.

     The Board of Directors determined the common stock should be sold at $10.00 per share and that 44.40% of the shares of Investors Bancorp, Inc. common stock should be offered for sale in the stock offering. Based on the estimated valuation range and the purchase price, the number of shares of Investors Bancorp, Inc. common stock that will be outstanding upon completion of the stock offering will range from 74,732,956 to 101,109,294 (subject to adjustment to 116,275,688), and the number of shares of Investors Bancorp, Inc. common stock that will be sold in the stock offering will range from 33,181,875 shares to 44,893,125 shares (subject to adjustment to 51,627,094), with a midpoint of 39,037,500 shares. The number of shares that Investors Bancorp, MHC will own after the stock offering will range from 40,555,625 to 54,869,375 (subject to adjustment to 63,099,781). The number of shares of common stock that the charitable foundation will own after the stock offering will range from 995,456 to 1,346,794 (subject to adjustment to 1,548,813).

     The appraisal will be updated before we complete the stock offering. If the estimated pro forma market value of the common stock of Investors Bancorp, Inc. at that time is either below $747,329,560 or above $1,162,756,880, then Investors Bancorp, Inc. may: terminate the stock offering and return all funds promptly; extend the stock offering or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the stock issuance plan. Under any such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

     Two measures that investors often use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. According to FinPro, Inc., while appraisers (as well as investors) use both ratios to evaluate an issuer’s stock, the price to tangible book value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early-to-mid 1990s and, generally, the lower price to earnings multiples of recently converted institutions, and more recently, volatile interest rates. FinPro, Inc. considered both of these ratios, among other factors, in preparing its appraisal. Tangible book value is the same as tangible equity, and represents the difference between the issuer’s tangible assets and liabilities. The following table presents the ratio of the offering price to our pro forma tangible book value and earnings per share for the period indicated. See “Pro Forma Data” beginning on page 34 of this prospectus, for a description of the assumptions we used in making these calculations.

	At and for the Year Ended June 30, 2004
	33,181,875		39,037,500		44,893,125		51,627,094
	Shares Sold		Shares Sold		Shares Sold		Shares Sold
	at $10.00 Per		at $10.00 Per		at $10.00 Per		at $10.00 Per
	Share		Share		Share		Share
Pro forma price to tangible book value ratio	108.93%		119.19%		128.37%		137.36%
Pro forma price to earnings ratio	31.25	x	37.04	x	41.67	x	45.45	x

      FinPro, Inc. also considered the information contained in the following table, which presents a summary of selected pricing ratios for peer group companies and for us (on an adjusted core earning basis) where the ratios assume the full conversion of Investors Bancorp, Inc. and all of the peer companies. The peer group consists of 11 publicly traded mutual holding companies that FinPro, Inc. considered comparable to Investors Bancorp, Inc. FinPro, Inc.’s appraisal is based on a comparison of financial and other characteristics of Investors Bancorp, Inc. relative to the peer group. A share of common stock is priced at 20.61 times and 25.64 times our pro forma fully converted last twelve months’ core earnings, at the midpoint and adjusted maximum of the valuation range, respectively. The common stock is valued at 76.22% and 83.26% of our pro forma fully converted tangible book value, at the midpoint and adjusted maximum of the valuation range, respectively. As of May 31, 2005 the median trading price of the peer group companies was 30.16 times their last twelve months’ core earnings per share on a fully converted basis and 102.00% of their fully converted tangible book value per share. At the midpoint of the value range, Investors Bancorp, Inc. is priced at a 32.34% discount on a fully converted core earnings basis and a 25.27% discount on a fully converted tangible book value basis relative to the peer group median. At the adjusted maximum of the value range, Investors Bancorp, Inc. is priced at a 15.00% discount on a fully converted core earnings basis and an 18.37% discount on a fully converted tangible book value basis relative to the peer group median.

	At or For the 12 Months Ended March 31, 2005
	Price-to-core
	earnings multiple	Price-to-book	Price-to-tangible
	(1)	value ratio	book value ratio
Investors Bancorp, Inc. (2)
Minimum	18.18x	71.94%	71.94%
Midpoint	20.41x	76.22%	76.22%
Maximum	23.26x	79.81%	79.81%
Maximum, as adjusted	25.64x	83.26%	83.26%

Peer Group (3)
Average	31.09x	99.27%	103.99%
Median	30.16x	94.62%	102.00%

(1)	Core earnings utilized by FinPro, Inc. excluded certain items, including charges to income of $54.0 million before taxes in March 2005, consisting of losses on the prepayment of certain borrowings and the sale of approximately $480 million of fixed and floating rate mortgage-backed securities and $21 million of Freddie Mac preferred stock. See “Management Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc. — Asset and Liability Restructuring Transaction Executed in March 2005.” The price-to-core earnings multiples set forth above reflect the recognition of compensation expense in accordance with recently finalized rules issued by the FASB and the Securities and Exchange Commission requiring public companies to expense the grant-date fair value of stock options granted to officers, directors and employees. The implementation of this accounting rule will increase our compensation costs over the vesting period of the options. FinPro, Inc. assumed that the entire stock option plan would be expensed over a five-year period. In calculating the fully converted pricing multiples FinPro, Inc. assumed that the peer group implemented an employee stock ownership plan and stock based incentive plans, as part of their second step conversion, and factored in the expensing of stock options. The pro forma information beginning on page 34 reflects an estimated expense for the stock option plan that may be adopted by Investors Bancorp, Inc. and the resulting effect on the pro forma price-to-earnings multiples for Investors Bancorp, Inc.

(2)	Based on Investors Bancorp, Inc.’s financial data as of and for the twelve months ended March 31, 2005.

(3)	Reflects earnings for the most recent twelve-month period for which data were publicly available.

     The independent appraisal does not indicate after-market trading value. Do not assume or expect that Investors Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

     The Board of Directors of Investors Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. It is expected that our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the stock offering and issued to the charitable foundation. Additionally, we may implement stock-based incentive plans that will provide for grants of stock options and restricted stock.

     In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under the stock-based incentive plan. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the stock offering, the number of options granted or shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Investors Bancorp, MHC and to the charitable foundation.

     The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The FASB and the Securities and Exchange Commission recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees by their first fiscal year beginning after June 15, 2005, which, for us, is the fiscal year beginning July 1, 2005. Recognizing an expense equal to the grant-date fair value of stock options will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Risks Related to the Offering—Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Stock Benefit Plans.”

     The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting options to purchase 4.90% of the total shares outstanding after the offering (including shares issued to the charitable foundation) and awarding shares of common stock equal to 1.96% of the shares outstanding after the offering (including shares issued to the charitable foundation). In the table below, it is assumed that, at the maximum of the offering range, a total of 46,239,919 shares will be sold to the public and issued to the charitable foundation, and a total of 101,109,294 shares will be outstanding after the offering, including shares issued to Investors Bancorp, MHC and to the charitable foundation.

			Value of Benefits
Number of		Individuals Eligible to Receive	Based on Maximum
Shares	Plan	Awards	of Offering Range (1)
3,699,194	Employee stock ownership plan	All employees	$36,991,940
1,981,742	Stock awards	Directors, officers and employees	$19,817,420
4.954,355	Stock options	Directors, officers and employees	$20,164,225

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.07 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.50% (based on the ten-year Treasury Note rate); and a volatility rate of 16.61% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

     The value of the restricted shares of common stock will be based on the price of Investors Bancorp, Inc.’s common stock at the time those shares are awarded, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

	1,464,765 Shares	1,723,254 Shares	1,981,742 Shares	2,279,003 Shares
	Awarded at Minimum	Awarded at Midpoint of	Awarded at Maximum	Awarded at Maximum
Share Price	of Range	Range	of Range	of Range, As Adjusted
$ 8.00	$11,718,120	$13,786,032	$15,853,936	$18,232,024
$10.00	$14,647,650	$17,232,540	$19,817,420	$22,790,030
$12.00	$17,577,180	$20,679,048	$23,780,904	$27,348,036
$14.00	$20,506,710	$24,125,556	$27,744,388	$31,906,042

     The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of Investors Bancorp, Inc.’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

		3,661,914 Options	4,308,135 Options	4,954,355 Options	5,697,508 Options
Market/Exercise	Grant-Date Fair	at Minimum of	at Midpoint of	at Maximum of	at Maximum of
Price	Value Per Option	Range	Range	Range	Range, As Adjusted
$ 8.00	$3.26	$11,937,840	$14,044,520	$16,151,197	$18,573,876
$10.00	$4.07	$14,903,990	$17,534,109	$20,164,225	$23,188,858
$12.00	$4.88	$17,870,140	$21,023,699	$24,177,252	$27,803,839
$14.00	$5.70	$20,872,910	$24,556,370	$28,239,824	$32,475,796

Our Issuance of Shares of Common Stock to The Charitable Foundation

     To further our commitment to our local community, we intend to establish a charitable foundation as part of the offering. We will contribute cash in the amount of up to $4.5 million and issue shares of our common stock, ranging from 995,456 shares at the minimum of the valuation range to 1,346,794 shares at the maximum of the valuation range, which shares will have a value of $9,954,560 at the minimum of the valuation range and $13,467,940 at the maximum of the valuation range, based on the $10.00 per share offering price. The aggregate total contribution to the foundation will equal 4.0% of the gross proceeds of the stock offering. As a result of the issuance of shares and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $8.6 million at the minimum of the valuation range and of approximately $11.7 million at the maximum of the valuation range, during the quarter in which the offering is completed. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate.

     Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

     See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal Year 2005,” “Comparison of Valuation and Pro Forma Information With and Without the Foundation” and “Investors Savings Bank Charitable Foundation”.

How You May Pay for Your Shares

     In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Investors Savings Bank.

     If you wish to use your Investors Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Investors Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Investors Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

     You can subscribe for shares of common stock in the offering by delivering to Investors Savings Bank a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Payments received by Investors Savings Bank will be placed in a segregated savings account at Investors Savings Bank. We will pay interest at Investors Savings Bank’s passbook rate, currently ___% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Investors Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Investors Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

     For a further discussion regarding the stock ordering procedures, see “The Offering—Prospectus Delivery and Procedure for Purchasing Shares” on page 142.

You May Not Sell or Transfer Your Subscription Rights

     If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

     If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Eastern time, on ___, 2005, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office. We will not accept stock order forms at any of our branch offices.

Termination of the Offering

     The subscription offering will terminate at 12:00 noon, Eastern time, on ___, 2005. We expect that the community offering, if held, would terminate at the same time. We may extend this expiration date without notice to you, until ___, 2005. If the subscription offering and/or community offerings extend beyond ___, 2005, we will be required to resolicit subscriptions before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

     If we do not receive orders for at least 33,181,875 shares of common stock, we may take several steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may (1) increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers) and/or (2) extend the offering beyond the ___, 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Our Policy Regarding Dividends

     Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our Board of Directors intends to consider a policy of paying cash dividends on the common stock. However, no decision has been made with respect to the amount and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements,

•	our financial condition and results of operations,

•	tax considerations,

•	statutory and regulatory limitations, and

•	general economic conditions.

Market for the Common Stock

     We anticipate that the common stock sold in the offering will be quoted on the Nasdaq National Market under the symbol “ISBC”. Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering

     Assuming we sell 44,893,125 shares of common stock in the offering, resulting in estimated net proceeds of $443.3 million, we intend to distribute the net proceeds as follows:

•	$221.6 million (50% of the net proceeds) will be contributed to Investors Savings Bank;

•	$37.0 million (8.35% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of 8% of the shares of common stock sold in the offering and issued to the charitable foundation; and

•	$184.6 million (41.65% of the net proceeds) will be retained by us.

     We may use the net proceeds of the offering to invest in securities, to deposit funds in Investors Savings Bank, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Investors Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally, through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Investors Savings Bank nor Investors Bancorp, Inc. is considering any specific acquisition transaction at this time.

Tax Consequences of the Offering

     The offering will result in no taxable gain or loss to Investors Bancorp, MHC, Investors Bancorp, Inc. or Investors Savings Bank, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law, that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. We discuss these matters in greater detail at page 136 of this prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated, or Extended Beyond ___________, 2005.

     Funds that you use to purchase shares of our common stock in the offering will be held in an interest-bearing account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the offering. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond ___, 2005.

Restrictions on the Acquisition of Investors Bancorp, Inc. and Investors Savings Bank

     Federal regulations, as well as our mutual holding company structure, restrict the ability of any person, firm or entity to acquire Investors Bancorp, Inc., Investors Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Board of Governors of the Federal Reserve System before acquiring in excess of 10% of the shares of common stock of Investors Bancorp, Inc.

     Under New Jersey law and our governing corporate instruments, at least 50.1% of Investors Bancorp, Inc.’s voting shares must be owned by Investors Bancorp, MHC, as long as Investors Bancorp, MHC is in existence. Investors Bancorp, MHC will be controlled by its Board of Directors, who will consist of persons who also are members of the Board of Directors of Investors Bancorp, Inc. and Investors Savings Bank. Investors Bancorp, MHC will be able to elect all members of the Board of Directors of Investors Bancorp, Inc., and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Investors Bancorp, Inc. for resolution by vote, except for matters that require a vote greater than a majority. Investors Bancorp, MHC, acting through its Board of Directors, will be able to control the business and operations of Investors Bancorp, Inc. and Investors Savings Bank, and will be able to prevent any challenge to the ownership or control of Investors Bancorp, Inc. by public stockholders. Accordingly, a change in control of Investors Bancorp, Inc. and Investors Savings Bank cannot occur unless agreed to by the Board of Directors of Investors Bancorp, MHC.

Possible Conversion of Investors Bancorp, MHC to Stock Form

     In the future, Investors Bancorp, MHC may convert from the mutual to stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of Investors Savings Bank would have subscription rights to purchase common stock of Investors Bancorp, Inc. or its successor, and the public stockholders of Investors Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Investors Bancorp, MHC.

     The Board of Directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Investors Bancorp, Inc. common stock (excluding shares held by Investors Bancorp, MHC) and the approval of a majority of the votes held by depositors of Investors Savings Bank.

Proposed Stock Purchases by Management

     Investors Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase approximately 461,500 shares of common stock in the offering, which represents 1.2% of the shares sold to the public and 0.5% of the total shares to be outstanding after the offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering.

These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Offering

     If you have any questions regarding the offering, please call the Stock Information Center at (800) ___, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center is located at ___, New Jersey ___.

     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF ___, 2005 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO ___, 2005 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO ___, 2005. ORDER FORMS WILL BE DISTRIBUTED ONLY WHEN PRECEDED OR ACCOMPANIED BY A PROSPECTUS.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the common stock.

Risks Related to Our Business

Our Liabilities Reprice Faster Than Our Assets and Future Increases in Interest Rates Will Reduce Our Profits.

     Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

     The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc.—Management of Market Risk” on page 62.

     In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates causes increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest the funds from faster prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

     Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At March 31, 2005, the fair value of our total securities portfolio was $2.96 billion. Unrealized net losses on securities totaled $23.8 million on an after-tax basis at March 31, 2005.

     We evaluate interest rate sensitivity using models that estimate the change in Investors Savings Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2005, in the event of an immediate 200 basis point increase in interest rates, the model projects that we would experience a 42.4% decrease in net portfolio value and a $6.4 million decrease in net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the change in our business strategy implemented in October 2003 and our asset and liability restructuring transaction that was executed in March 2005.

     At March 31, 2005, our securities available-for-sale portfolio totaled $780.1 million, which included $745.1 million of mortgage-backed securities with the remainder consisting of equity securities. To the extent interest rates increase and the value of our available-for-sale portfolio decreases, our stockholders’ equity will be adversely affected.

There Is No Assurance That Our Strategy to Change the Mix of Our Assets and Liabilities Will Succeed.

     Investors Savings Bank previously emphasized investments in government agency and mortgage-backed securities, funded with wholesale borrowings. In October 2003, we implemented a strategy to change the mix of our assets and liabilities to one more focused on loans and retail deposits. As a result of this emphasis, at March 31, 2005, our mortgage-backed and other securities accounted for 61.1% of total assets, while our loan portfolio accounted for 34.0% of our total assets. In comparison, at June 30, 2003, our mortgage-backed and other securities accounted for 77.6% of total assets and our loan portfolio accounted for 14.8% of total assets.

     Securities generally have lower yields than loans, resulting in a lower interest rate spread and lower interest income.

Our Inability to Achieve Profitability on New Branches May Negatively Impact Our Earnings.

     We have expanded our presence throughout our market area, and we intend to pursue further expansion, through de novo branching. The profitability of our expansion policy will depend on whether the income that we generate from the new branches will offset the increased expenses resulting from operating these branches. We expect that it may take a period of time before these branches can become profitable, especially in areas in which we do not have an established presence. During this period, operating these branches may negatively impact our net income.

A Significant Portion of Our Loan Portfolio Has Been Originated or Purchased in the Last Eighteen Months.

     Our total loans have grown from $782.2 million at June 30, 2003 to $1.66 billion at March 31, 2005, an increase of 112.1%. Accordingly, a large portion of our loan portfolio does not provide a significant payment history pattern with which to judge future collectibility, due to the significant originations and purchases in the past eighteen months. Therefore, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Because We Intend to Increase Our Commercial Real Estate Originations, Our Lending Risk Will Increase.

     At March 31, 2005, our portfolio of commercial real estate, multi-family and construction loans totaled $10.2 million, or less than 1.0% of our total loans. It is our intent to increase our originations of commercial real estate, multi-family and construction loans. In September 2004, we hired a Senior Vice President of Commercial Real Estate Lending who is building an experienced commercial lending team. Commercial real estate, multi-family and construction loans generally have more risk than one-to four-family residential mortgage loans. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. We anticipate that several of our borrowers will have more than one commercial real estate loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Because we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses because of the increased risk characteristics associated with these types of loans. Any such increase to our allowance for loan losses would adversely affect our earnings.

A Downturn in the New Jersey Economy or a Decline in Real Estate Values Could Hurt Our Profits.

     All of our real estate loans are secured by real estate in New Jersey. As a result of this concentration, a downturn in this market area could cause significant increases in nonperforming loans, which would hurt our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. In recent years, there have been significant increases in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Business of Investors Savings Bank—Market Area.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

     We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income. Our allowance for loan losses was 0.33% of total loans and 65.4% of non-performing loans at March 31, 2005.

     In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities will have a material adverse effect on our financial condition and results of operations.

We Have Experienced Declining Earnings, And There Can Be No Assurance That Our Earnings Will Increase.

     Our net income was $35.9 million for the year ended June 30, 2002. Our net income was lower in fiscal years 2003 and 2004, and we recorded a net loss for the nine months ended March 31, 2005. Our loss for the nine months ended March 31, 2005 in large part was due to a balance sheet restructuring executed in March 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Restructuring Transactions Executed in March 2005” for a discussion of this restructuring. In addition, operating expenses have increased in recent years and are expected to continue to increase primarily as a result of our de novo branching and increased personnel, particularly in lending. There can be no assurance that we can increase our net interest and other income to offset the additional expense incurred.

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Price of Our Common Stock.

     Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended June 30, 2004, our return on average equity was 5.00%, compared to a return on average equity of 8.40% for all publicly traded savings institutions. Following the offering, we expect our consolidated equity to increase from $397.9 million at March 31, 2005 to between $684.2 million at the minimum and $786.2 million at the maximum of the offering range. We expect our return on equity to remain below the industry average until we are able to leverage the additional capital we receive from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based incentive plan we intend to adopt. Until we can increase our net interest income and other income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

     Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of Investors Savings Bank—Competition.”

If We Declare Dividends on Our Common Stock, Investors Bancorp, MHC will be Prohibited From Waiving the Receipt of Dividends by Current Federal Reserve Board Policy Which May Result in Lower Dividends for All Other Shareholders.

     The Board of Directors of Investors Bancorp, Inc. will have the authority to declare dividends on its common stock, subject to statutory and regulatory requirements. If Investors Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Investors Bancorp, MHC, unless Investors Bancorp, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is to not permit a mutual holding company to waive dividends declared by its subsidiary. Accordingly, because dividends will be required to be paid to Investors Bancorp, MHC along with all other shareholders, the amount of dividends available for all other shareholders will be less than if Investors Bancorp, MHC were permitted to waive the receipt of dividends.

Risks Related to the Offering

The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.

     We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. In numerous recent cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Investors Bancorp, Inc. and the outlook for the financial institutions industry in general.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal Year 2006.

     We established a charitable foundation in connection with the offering. We will make a contribution to the Investors Savings Bank Charitable Foundation (the “Charitable Foundation”) in the form of shares of Investors Bancorp, Inc. common stock and cash for an aggregate total contribution equal to 4% of the gross proceeds in the stock offering. At the midpoint of the offering range, we will contribute 1,171,125 shares of common stock to the Charitable Foundation, which equals 3.00% of the shares of common stock sold in the stock offering. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the Charitable Foundation. The after-tax expense of the contribution will reduce net income in our 2006 fiscal year by approximately $10.2 million at the midpoint of the offering range. Persons purchasing shares in the offering will have their ownership and voting interests in Investors Bancorp, Inc. diluted by 1.33% due to the issuance of shares of common stock to the Charitable Foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

     We believe that the contribution to the Charitable Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the Charitable Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

     We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to the Charitable Foundation with funds borrowed from Investors Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $27.3 million at the minimum of the offering range and $42.5 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

     We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the stock offering, the number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC. If we award shares of common stock or grant options in excess of these amounts, our costs would increase further.

     The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. (These stock grants or awards are sometimes referred to in this prospectus and pro forma data tables as shares awarded under our recognition and retention plan.) If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Investors Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $14.6 million at the minimum of the offering range and $22.8 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

     Finally, new accounting rules require public companies to recognize in the income statement the grant-date fair value of stock options, by their first fiscal year beginning after June 15, 2005. When we record an expense for the grant of options using the fair value method as described in the new accounting rules, we will incur significant compensation and benefits expense. We estimate this annual expense would be approximately $3.7 million on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the offering.

The Implementation of Stock-Based Incentive Plans May Dilute Your Ownership Interest.

     We intend to adopt a stock-based incentive plan following the offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Investors Bancorp, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4.90% and 1.96%, respectively, of the shares issued in the offering, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC.

We Have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Use Such Proceeds Could Reduce Our Profits.

     Investors Bancorp, Inc. will use a portion of the net proceeds to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase securities, deposit funds in Investors Savings Bank, acquire other financial services companies or for other general corporate purposes. Investors Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase securities, or for general corporate purposes. In addition, we intend to expand our presence inside and outside our primary market area through acquisitions and de novo branching, which may negatively impact our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.

There May be a Limited Trading Market in Our Common Stock, Which May Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

     Investors Bancorp, Inc. has never issued common stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will be quoted on the Nasdaq National Market. It is possible that an active and liquid trading market in shares of our common stock will not develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

Persons Who Purchase Stock in the Offering Will Own a Minority of Investors Bancorp, Inc.’s Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

     Public stockholders will own a minority of the outstanding shares of Investors Bancorp, Inc.’s common stock. As a result, stockholders other than Investors Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Investors Bancorp, MHC will own a majority of Investors Bancorp, Inc.’s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Investors Bancorp, Inc. and Investors Savings Bank also manage Investors Bancorp, MHC. In addition, Investors Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and by Our Mutual Holding Company Structure.

     Federal Regulations Restricting Takeovers. Federal law prohibits any person from acquiring more than 10% of our common stock without the prior written approval of the Federal Reserve Board. See “Restrictions on the Acquisition of Investors Bancorp, Inc. and Investors Savings Bank” on page 149 for a discussion of applicable Federal Reserve Board regulations regarding acquisitions.

     The Mutual Holding Company Structure. Investors Bancorp, MHC, as the majority stockholder of Investors Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Investors Bancorp, Inc. Accordingly, Investors Bancorp, MHC can prevent the sale of control or merger of Investors Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Investors Bancorp, Inc. In addition, regulatory restrictions applicable to Investors Bancorp, MHC may prohibit a sale of Investors Bancorp, Inc. unless the mutual holding company first undertakes a second-step conversion.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary information presented below at each date or for each period presented is derived in part from the consolidated financial statements of Investors Bancorp, Inc. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The operating data for the nine months ended March 31, 2005 and 2004 and the years ended June 30, 2001 and 2000 and the financial condition data at March 31, 2005 and at June 30, 2002, 2001 and 2000 were not audited. However, in the opinion of management of Investors Savings Bank, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the nine months ended March 31, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March	At June 30,
	31, 2005	2004	2003	2002	2001	2000
	(In thousands)
	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data:

Total assets	$4,890,874	$5,318,140	$5,352,404	$5,215,179	$4,870,082	$4,675,561
Loans receivable, net	1,664,101	1,105,881	778,451	992,910	978,659	998,887
Loans held-for-sale	3,872	1,428	10,991	2,601	—	—
Securities held to maturity, net	2,210,366	2,522,811	3,851,921	3,830,055	3,418,304	3,423,460
Securities available for sale, at estimated fair value	780,110	1,421,073	303,525	117,060	210,486	68,356
Bank owned life insurance	76,585	75,543	74,541	37,461	—	—
Deposits	3,273,437	3,266,935	3,172,826	2,834,420	2,282,177	2,100,689
Borrowings	1,194,277	1,604,798	1,744,827	1,969,855	2,226,882	2,238,909
Stockholder’s equity	397,917	401,663	392,537	365,221	324,658	298,357

	Nine Months Ended
	March 31,			Years Ended June 30,
	2005		2004	2004	2003	2002	2001	2000
	(In thousands)
	(Unaudited)		(Unaudited)				(Unaudited)	(Unaudited)
Selected Operating Data:

Interest and dividend income	$170,866		$157,693	$210,574	$241,238	$283,095	$325,412	$301,076
Interest expense	96,514		96,423	127,558	158,121	185,339	250,838	225,446

Net interest income	74,352		61,270	83,016	83,117	97,756	74,574	75,630
Provision for loan losses	400		400	600	600	500	350	425

Net interest income after provision for loan losses	73,952		60,870	82,416	82,517	97,256	74,224	75,205
Other income (loss)	(3,069	)(1)	5,627	3,890	7,138	(302)	21,680	1,391
Operating expenses	88,323	(1)	40,324	54,803	49,153	40,992	33,097	33,895

(Loss) income before income tax (benefit) expense	(17,440)		26,173	31,503	40,502	55,962	62,807	42,701
Income tax (benefit) expense	(7,299)		8,927	11,666	12,232	20,093	21,203	14,042

(Loss) income (loss) before cumulative effect of accounting change	(10,141)		17,246	19,837	28,270	35,869	41,604	28,659
Cumulative effect of accounting change	—		—	—	—	—	(12,259)	—

Net (loss) income	$(10,141	)(1)	$17,246	$19,837	$28,270	$35,869	$29,345	$28,659

(footnotes on following page)

At or For the Nine
Months Ended
March 31,	At or For the Years Ended June 30,
2005	2004	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income or loss to average total assets)(1)(2)	(0.25)%	0.43%	0.37%	0.52%	0.71%	0.61%	0.62%
Return on equity (ratio of net income or loss to average equity)(1)(2)	(3.31)%	5.89%	5.00%	7.56%	10.65%	9.71%	10.19%
Net interest rate spread(2)(3)	1.74%	1.40%	1.42%	1.37%	1.73%	1.26%	1.35%
Net interest margin(2)(4)	1.92%	1.56%	1.58%	1.56%	1.97%	1.59%	1.65%
Efficiency ratio(1)(5)	123.91%	60.28%	63.06%	54.46%	42.06%	34.38%	44.01%
Operating expenses to average total assets(1)(2)	2.22%	1.00%	1.02%	0.90%	0.81%	0.69%	0.73%
Average interest-earning assets to average interest-bearing liabilities	1.07	x	1.06	x	1.06	x	1.06	x	1.07	x	1.06	x	1.06	x

Asset Quality Ratios:
Non-performing assets to total assets	0.18%	0.17%	0.17%	0.20%	0.24%	0.25%	0.28%
Non-performing loans to total loans	0.51%	0.95%	0.82%	1.37%	1.21%	1.22%	1.22%
Allowance for loan losses to non-performing loans	65.44%	52.01%	57.29%	44.40%	35.82%	32.14%	29.48%
Allowance for loan losses to total loans	0.33%	0.49%	0.47%	0.61%	0.43%	0.39%	0.36%

Capital Ratios:
Risk-based capital (to risk-weighted assets)	22.37%	26.92%	26.55%	27.58%	26.88%	22.93%	23.45%
Tier I risk-based capital (to risk-weighted assets)	22.06%	26.60%	26.22%	27.24%	26.56%	22.66%	23.16%
Core capital (to average assets)	7.57%	7.54%	7.69%	7.12%	6.95%	6.75%	6.23%
Equity to total assets	8.14%	7.77%	7.55%	7.33%	7.00%	6.67%	6.38%
Average equity to average assets	7.70%	7.24%	7.36%	6.86%	6.66%	6.32%	6.07%
Tangible capital (to tangible assets)	8.11%	7.75%	7.52%	7.30%	6.97%	6.68%	6.39%

Other Data:
Number of full service offices	46	45	45	45	43	37	33
Full time equivalent employees	410	437	412	437	404	325	315

(1)	Losses in the nine-month period ended March 31, 2005 relate primarily to the March 2005 balance sheet restructuring. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Asset and Liability Restructuring Transactions Executed in March 2005” on page 43.

(2)	Ratios for the nine months ended March 31, 2005 and 2004 are annualized.

(3)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(5)	The efficiency ratio represents operating expenses divided by the sum of net interest income and other income.

FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $326.9 million and $443.3 million, or $510.3 million if the offering is increased by 15%.

     Investors Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
		Percent of		Percent of		Percent of		Percent of
		Net		Net		Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in Thousands)
Offering proceeds	$331,819		$390,375		$448,931		$516,271
Less: offering expenses	(4,890)		(5,293)		(5,677)		(5,986)

Net offering proceeds	326,929	100.00%	385,082	100.00%	443,254	100.00%	510,285	100.00%
Less:
Proceeds contributed to Investors Savings Bank	(163,465)	(50.00)%	(192,541)	(50.00)%	(221,627)	(50.00)%	(255,143)	(50.00)%
Proceeds used for loan to employee stock ownership plan	(27,342)	(8.36)%	(32,167)	(8.35)%	(36,992)	(8.35)%	(42,541)	(8.34)%

Proceeds retained by Investors Bancorp, Inc.	$136,122	41.64%	$160,374	41.65%	$184,635	41.65%	$212,601	41.66%

     The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Investors Savings Bank’s deposits. In all instances, Investors Savings Bank will receive at least 50% of the net proceeds of the offering.

     We are undertaking the offering at this time to increase our capital to expand and diversify our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc.—Business Strategy.” The offering proceeds will increase our capital resources and the amount of funds available for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

Investors Bancorp, Inc. may use the proceeds it retains from the offering:

•	to finance the purchase of common stock in the offering by Investors Savings Bank’s employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in Investors Savings Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to its stockholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time; and

•	for general corporate purposes.

     During the first year following the offering, we may be prohibited from repurchasing shares of our common stock, except to fund benefit plans. The loans that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Investors Savings Bank may use the proceeds it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to repay borrowings;

•	to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no expansion plans or acquisitions are specifically being considered at this time; and

•	for general corporate purposes.

     The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

     Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our Board intends to consider a policy of paying cash dividends on the common stock. However, no decision has been made with respect to the payment of dividends. In determining whether and in what amount to pay a cash dividend, the Board is expected to take into account a number of factors, including capital requirements, Investors Bancorp, Inc.’s and Investors Savings Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions, regulatory restrictions that affect the payment of dividends by Investors Savings Bank to Investors Bancorp, Inc. and the receipt from the Federal Reserve Board of approval for a waiver of dividends to our mutual holding company. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable policy and regulation, may be paid in addition to, or in lieu of, regular cash dividends. Accordingly, it is anticipated that any cash distributions made by Investors Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

     So long as Investors Bancorp, MHC is regulated by the Federal Reserve Board, if Investors Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Investors Bancorp, MHC, unless Investors Bancorp, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is to not permit a bank holding company to waive dividends declared by its subsidiary. See “Supervision and Regulation—Holding Company Regulation—Federal Regulation.”

     In the future, dividends from Investors Bancorp, Inc. may depend, in part, upon the receipt of dividends from Investors Savings Bank, because Investors Bancorp, Inc. initially will have no source of income other than earnings from the investment of net proceeds retained from the sale of shares of common stock and interest earned on Investors Bancorp, Inc.’s loan to the employee stock ownership plan. Under New Jersey law, Investors Savings Bank may not pay a cash dividend unless, after the payment of such dividend, its capital stock will not be impaired and either it will have a statutory surplus of not less than 50% of its capital stock, or the payment of such dividend will not reduce its statutory surplus.

MARKET FOR THE COMMON STOCK

     Investors Bancorp, Inc. has never issued capital stock (except for shares issued to Investors Bancorp, MHC in connection with the mutual holding company reorganization completed in 1997). We anticipate that our common stock will be quoted on the Nasdaq National Market under the symbol “ISBC.” To list our stock on the Nasdaq National Market, we are required to have at least three broker-dealers who will make a market in our common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

     The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

     At March 31, 2005, Investors Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2005, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Investors Savings Bank received 50% of the estimated net proceeds and 50% of the net proceeds are retained by Investors Bancorp, Inc. Accordingly, increases in regulatory capital of Investors Savings Bank have been assumed to equal $118 million, $139 million, $160 million and $185 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. These amounts represent the proceeds assumed to be contributed by Investors Bancorp, Inc. less common stock acquired by the employee stock option plan, the recognition and retention plan and the cash contribution to the charitable foundation. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2005, Based upon the Sale of
									51,627,094 Shares
			33,181,875 Shares		39,037,500 Shares at		44,893,125 Shares at		at Adjusted
	Historical at		at Minimum of		Midpoint of Offering		Maximum of		Maximum of
	March 31, 2005		Offering Range		Range		Offering Range		Offering Range (1)
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)
	(Dollars in Thousands)
GAAP capital	$397,892	8.14%	$516,048	10.30%	$537,129	10.68%	$558,221	11.05%	$582,541	11.48%

Core capital:
Core capital (3)(4)	$403,850	7.57%	$522,006	9.57%	$543,087	9.92%	$564,179	10.26%	$588,499	10.66%
Requirement (5)	213,465	4.00	218,191	4.00	219,034	4.00	219,878	4.00	220,851	4.00

Excess	$190,385	3.57%	$303,815	5.57%	$324,053	5.92%	$344,301	6.26%	$367,648	6.66%

Tier I Risk based(4)	$403,850	22.06%	$522,006	28.15%	$543,087	29.23%	$564,179	30.29%	$588,499	31.51%
Requirement(5)	73,218	4.00	74,163	4.00	74,332	4.00	74,501	4.00	74,695	4.00

Excess	$330,632	18.06%	$447,843	24.15%	$468,755	25.23%	$489,678	26.29%	$513,804	27.51%

Total Risk-based capital:
Risk-based capital (4)(6)	$409,375	22.36%	$527,531	28.45%	$548,612	29.52%	$569,704	30.59%	$594,024	31.81%
Requirement	146,436	8.00	148,326	8.00	148,664	8.00	149,001	8.00	149,390	8.00

Excess	$262,939	14.36%	$379,205	20.45%	$399,948	21.52%	$420,703	22.59%	$444,634	23.81%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.

(2)	Based on pre-offering adjusted total assets of $4.89 billion for the purposes of the tangible and core capital requirements, and risk-weighted assets of $1.83 billion for the purposes of the risk-based capital requirement.

(3)	Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma capital levels assume that Investors Bancorp, Inc. funds the stock-based incentive plan with purchases in the open market of 1.96% of the outstanding shares of common stock following the offering (including shares issued to the Charitable Foundation and to Investors Bancorp, MHC) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the offering and issued to the Charitable Foundation with funds borrowed from Investors Bancorp, Inc. Investors Savings Bank’s pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans and the cash contribution to the Charitable Foundation. See “Management” on page 111 for a discussion of the stock-based incentive plan and employee stock ownership plan.

(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” on page 99.

(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION

     The following table presents the historical consolidated capitalization of Investors Bancorp, Inc. at March 31, 2005, and the pro forma consolidated capitalization of Investors Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of
		Investors Bancorp, Inc.
		Based Upon the Sale for $10.00 Per Share of
					51,627,094
		33,181,875	39,037,500	44,893,125	Shares at
	Investors	Shares at	Shares at	Shares at	Adjusted
	Bancorp, Inc.	Minimum of	Midpoint of	Maximum of	Maximum of
	Historical	Offering	Offering	Offering	Offering
	Capitalization	Range	Range	Range	Range (1)
	(Dollars In Thousands)
Deposits (2)	$3,273,437	$3,273,437	$3,273,437	$3,273,437	$3,273,437
Borrowings(3)	1,194,277	1,194,277	1,194,277	1,194,277	1,194,277

Total Deposits and Borrowings	$4,467,714	$4,467,714	$4,467,714	$4,467,714	$4,467,714

Stockholders’ equity:
Preferred Stock, $0.01 par value per share, 50,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
200,000,000 shares authorized; shares to be issued as reflected	—	747	879	1,011	1,163
Additional paid-in capital (4)	25	336,162	395,939	455,736	524,635
Retained earnings	404,220	404,220	404,220	404,220	404,220
Less:
After-tax expense of contribution to foundation (5)	—	(8,627)	(10,150)	(11,672)	(13,423)
Net unrealized gain/(loss) on available for sale securities	(5,573)	(5,573)	(5,573)	(5,573)	(5,573)
Minimum pension liability, net of tax	(755)	(755)	(755)	(755)	(755)
Common Stock acquired by employee stock ownership plan (6)	—	(27,342)	(32,167)	(36,992)	(42,541)
Common Stock acquired by stock-based incentive plan (7)	—	(14,648)	(17,233)	(19,817)	(22,790)
Total stockholders’ equity (8)	$397,917	$684,184	$735,160	$786,158	$844,936

Pro forma shares outstanding:
Total shares outstanding (9)		74,732,956	87,921,125	101,109,294	116,275,688
Shares issued to Investors Bancorp, MHC (9)		40,555,625	47,712,500	54,869,375	63,099,781
Shares offered for sale		33,181,875	39,037,500	44,893,125	51,627,094
Shares issued to the Charitable Foundation		995,456	1,171,125	1,346,794	1,548,813

Total stockholders’ equity as a percentage of pro forma total assets		13.22%	14.06%	14.89%	15.83%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Substantially all borrowings are securities sold under agreements to repurchase. See “Business of Investors Savings Bank—Sources of Funds—Borrowings.”

(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock-based incentive plan that Investors Bancorp, Inc. expects to adopt. The stock issuance plan permits Investors Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount of up to 25% of the number of shares of common stock held by persons other than Investors Bancorp, MHC. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by the stockholders.

(5)	Represents the tax effect of the contribution to the Charitable Foundation based on a 35% tax rate. The realization of the tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Investors Bancorp, Inc.’s annual consolidated taxable income, subject to our ability to carry forward any unused portion of the deduction for up to five years following the year in which the contribution is made.

(footnotes continued on following page)

(6)	Assumes that 8% of the shares of common stock sold in the offering and issued to the Charitable Foundation will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Investors Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Investors Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”

(7)	Assumes that subsequent to the offering, 1.96% of the outstanding shares of common stock (including shares issued to the Charitable Foundation and to Investors Bancorp, MHC) are purchased (with funds provided by Investors Bancorp, Inc.) by the stock-based incentive plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the stock-based incentive plan is reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits Investors Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Investors Bancorp, MHC. The stock-based incentive plan will not be implemented for at least six months after the offering and until it has been approved by stockholders.

(8)	Total stockholders’ equity equals GAAP capital.

(9)	Investors Bancorp, Inc. issued 50 shares of its common stock to Investors Bancorp, MHC in connection with our mutual holding company reorganization in 1997.

PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $326.9 million and $443.3 million, or $510.3 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription and community offerings;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and issued to the Charitable Foundation with a loan from Investors Bancorp, Inc. The loan will be repaid in substantially equal principal and interest payments over a period of 30 years;

•	expenses of the offering, other than fees and expenses to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $2.1 million;

•	461,500 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering up to $200.0 million, plus 0.75% of the aggregate purchase price in excess of $200.0 million but less than $400.0 million, plus 0.50% of the aggregate purchase price in excess of $400.0 million, excluding any shares purchased by any employee benefit plans, the Charitable Foundation and any of our directors, officers or employees or members of their immediate families.

     We calculated the pro forma consolidated net income (loss) and stockholders’ equity of Investors Bancorp, Inc. for the year ended June 30, 2004 and the nine months ended March 31, 2005 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 3.96% for the nine-month period ended March 31, 2005 and the year ended June 30, 2004, which assumes reinvestment of the net proceeds at a rate equal to the one-year United States Treasury yield for the respective periods. We assumed a tax rate of 35% for both periods. This results in an annualized after-tax yield of 2.57% for the nine-month period ended March 31, 2005 and for the year ended June 30, 2004.

     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income (loss) and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

     The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to the receipt of stockholder approvals, we have assumed that a stock-based incentive plan will grant restricted shares of common stock in an amount equal to 1.96% of our outstanding shares of common stock, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC. In preparing the table below, we assumed that stockholder approval has been obtained and that the stock-based incentive plan purchases in the open market a number of shares equal to 1.96% of the outstanding shares, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC, at the same price for which they were sold in the offering. We assume that shares of common stock granted under the plan vest over a five-year period.

     Subject to receipt of stockholder approval, we also have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Investors Bancorp, MHC and to the Charitable Foundation). In preparing the table below, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.07 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.61% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.50%.

     As discussed under “How We Intend to Use the Proceeds from the Offering,” Investors Bancorp, Inc. intends to retain 50% of the net proceeds from the offering and contribute the remaining net proceeds from the offering to Investors Savings Bank. Investors Bancorp, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

     The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Investors Bancorp, Inc.’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

     The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Investors Bancorp, Inc., computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans, securities and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

	At or For the Nine-Month Period Ended March 31, 2005
	Based Upon the Sale at $10.00 Per Share of
	33,181,875 Shares	39,037,500 Shares of	44,893,125 Shares of	51,627,094 Shares
	Minimum of	Midpoint of	Maximum of	15% Above
	Estimated	Estimated Offering	Estimated Offering	Estimated Offering
	Offering Range	Range	Range	Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of offering	$331,819	$390,375	$448,931	$516,271
Plus: Market value of shares issued to Charitable Foundation	9,955	11,711	13,468	15,488

Market value of offering and Charitable Foundation shares	$341,774	$402,086	$462,399	$531,759

Gross proceeds of offering	$331,819	$390,375	$448,931	$516,271
Less: Expenses	(4,890)	(5,293)	(5,677)	(5,986)

Estimated net proceeds	326,929	385,082	443,254	510,285
Less: Common stock acquired by employee stock ownership plan (2)	(27,342)	(32,167)	(36,992)	(42,541)
Less: Common stock acquired by recognition and retention plan (3).	(14,648)	(17,233)	(19,817)	(22,790)
Less: Cash contribution to Charitable Foundation	(3,318)	(3,904)	(4,489)	(5,163)

Estimated net proceeds after adjustment for stock benefit plans and cash contributions to Charitable Foundation	$281,621	$331,778	$381,956	$439,791

For the Nine Months Ended March 31, 2005:
Net income (loss):
Historical	$(10,141)	$(10,141)	$(10,141)	$(10,141)
Pro forma adjustments:
Income on adjusted net proceeds	5,437	6,405	7,374	8,490
Employee stock ownership plan (2)	(444)	(523)	(601)	(691)
Stock option plan (4)	(1,788)	(2,104)	(2,420)	(2,783)
Recognition and retention plan (3)	(1,143)	(1,344)	(1,546)	(1,778)

Pro forma net loss	$(8,079)	$(7,707)	$(7,334)	$(6,903)

Net loss per share:
Historical	$(0.14)	$(0.12)	$(0.10)	$(0.09)
Pro forma adjustments:
Income on adjusted net proceeds	0.08	0.08	0.08	0.08
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock option plan (4)	(0.02)	(0.02)	(0.02)	(0.02)
Recognition and retention plan (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net loss per share (2)(3)(4)	$(0.11)	$(0.09)	$(0.07)	$(0.06)

Offering price to pro forma net loss per share (5)	N/M	N/M	N/M	N/M
Shares considered outstanding in calculating pro forma net loss per share	72,067,124	84,784,852	97,502,580	112,127,967

At March 31, 2005:
Stockholders’ equity:
Historical	$397,917	$397,917	$397,917	$397,917
Estimated net proceeds	326,929	385,082	443,254	510,285
Market value of shares issued to Charitable Foundation	9,955	11,711	13,468	15,488
Less:
Expense, net of tax, of contribution to Charitable Foundation	(8,627)	(10,150)	(11,672)	(13,423)
Common stock acquired by employee stock ownership plan (2)	(27,342)	(32,167)	(36,992)	(42,541)
Common stock acquired by recognition and retention plan (3)	(14,648)	(17,233)	(19,817)	(22,790)

Pro forma stockholders’ equity (6)	$684,184	$735,160	$786,158	$844,936

Stockholders’ equity per share:
Historical	$5.32	$4.53	$3.94	$3.42
Estimated net proceeds	4.37	4.38	4.38	4.39
Market value of shares issued to Charitable Foundation	0.13	0.13	0.13	0.13
Less:
Expense, net of tax, of contribution to Charitable Foundation	(0.12)	(0.12)	(0.12)	(0.12)
Common stock acquired by employee stock ownership plan (2)	(0.37)	(0.37)	(0.37)	(0.37)
Common stock acquired by recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(6)	$9.13	$8.35	$7.76	$7.25

Offering price as percentage of pro forma stockholders’ equity per share	109.53%	119.76%	128.87%	137.93%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	74,732,956	87,921,125	101,109,294	116,275,688

Foundation ownership	1.33%	1.33%	1.33%	1.33%
Public ownership	44.40%	44.40%	44.40%	44.40%

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 8% of the shares sold in the offering and issued to the Charitable Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Investors Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Investors Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Investors Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (a) Investors Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (b) 68,355 shares, 80,417 shares, 92,480 shares and 106,352 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 30-year loan term), were committed to be released during the nine months ended March 31, 2005, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position (“SOP”) 93-6; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net loss per share calculations.

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC, either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Investors Bancorp, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed by Investors Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 15% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the nine months ended March 31, 2005. For presentation purposes it was assumed that 20% of these benefit plans are not allocated during the nine-month period. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Investors Bancorp, Inc., our net loss per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.93% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net loss per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net loss per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Nine Months				Adjusted
Ended March 31, 2005	Minimum	Midpoint	Maximum	Maximum
Pro forma net loss per share	$(0.11)	$(0.09)	$(0.07)	$(0.06)
Pro forma stockholders’ equity per share	8.98	8.20	7.63	7.13

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Investors Bancorp, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of outstanding shares, including shares issued to Investors Bancorp, MHC and to the Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.07 for each option. The pro forma net income assumes that the options granted under the stock option plan have a value of $4.07 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.61%; and (vi) risk-free interest rate of 4.50%. Because there is currently no market for Investors Bancorp, Inc.’s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. For presentation purposes it was assumed that 20% of these benefit plans are not allocated during the nine-month period. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(5)	Not meaningful, as Investors Bancorp, Inc. had a net loss for the nine months ended March 31, 2005.

(6)	The retained earnings of Investors Savings Bank will continue to be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulation.”

At or For the Year Ended June 30, 2004
Based Upon the Sale at $10.00 Per Share of
33,181,875 Shares	39,037,500 Shares of	44,893,125 Shares of	51,627,094 Shares
Minimum of	Midpoint of	Maximum of	15% Above
Estimated	Estimated Offering	Estimated Offering	Estimated Offering
Offering Range	Range	Range	Range (1)
(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of offering	$331,819	$390,375	$448,931	$516,271
Plus: Market value of shares issued to Charitable Foundation	9,955	11,711	13,468	15,488

Market value of offering and Charitable Foundation shares	$341,774	$402,086	$462,399	$531,759

Gross proceeds of offering	$331,819	$390,375	$448,931	$516,271
Less: Expenses	(4,890)	(5,293)	(5,677)	(5,986)

Estimated net proceeds	326,929	385,082	443,254	510,285
Less: Common stock acquired by employee stock ownership plan (2)	(27,342)	(32,167)	(36,992)	(42,541)
Less: Common stock acquired by recognition and retention plan (3)	(14,648)	(17,233)	(19,817)	(22,790)
Less: Cash contribution to Charitable Foundation	(3,318)	(3,904)	(4,489)	(5,163)

Estimated net proceeds after adjustment for stock benefit plans	$281,621	$331,778	$381,956	$439,791

For the Year Ended June 30, 2004:
Net income:
Historical	$19,837	$19,837	$19,837	$19,837
Pro forma adjustments:
Income on adjusted net proceeds	7,249	8,540	9,832	11,320
Employee stock ownership plan (2)	(592)	(697)	(801)	(922)
Stock option plan (4)	(2,385)	(2,805)	(3,226)	(3,710)
Recognition and retention plan (3)	(1,523)	(1,792)	(2,061)	(2,370)

Pro forma net income	$22,586	$23,083	$23,581	$24,155

Net income per share:
Historical	$0.28	$0.23	$0.20	$0.18
Pro forma adjustments:
Income on adjusted net proceeds	0.10	0.10	0.10	0.10
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock option plan (4)	(0.03)	(0.03)	(0.03)	(0.03)
Recognition and retention plan (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (2)(3)(4)	$0.32	$0.27	$0.24	$0.22

Offering price to pro forma net income per share	31.25	x	37.04	x	41.67	x	45.45	x
Shares considered outstanding in calculating pro forma net income per share	72,089,909	84,811,658	97,533,407	112,163,418

At June 30, 2004:
Stockholders’ equity:
Historical	$401,663	$401,663	$401,663	$401,663
Estimated net proceeds	326,929	385,082	443,254	510,285
Market value of shares issued to Charitable Foundation	9,955	11,711	13,468	15,488
Less:
Shares issued to the Charitable Foundation	(8,627)	(10,150)	(11,672)	(13,423)
Expense, net of tax, of contribution to Charitable Foundation	(3,318)	(3,904)	(4,489)	(5,163)
Common stock acquired by employee stock ownership plan (2)	(27,342)	(32,167)	(36,992)	(42,541)
Common stock acquired by recognition and retention plan (3)	(14,648)	(17,233)	(19,817)	(22,790)

Pro forma stockholders’ equity (5)	$687,930	$738,906	$789,904	$848,682

Stockholders’ equity per share:
Historical	$5.37	$4.57	$3.97	$3.45
Estimated net proceeds	4.37	4.38	4.38	4.39
Market value of shares issued to Charitable Foundation	0.13	0.13	0.13	0.13
Less:
Expense, net of tax, of contribution to Charitable Foundation	(0.12)	(0.12)	(0.12)	(0.12)
Common stock acquired by employee stock ownership plan (2)	(0.37)	(0.37)	(0.37)	(0.37)
Common stock acquired by recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(5)	$9.18	$8.39	$7.79	$7.28

Offering price as percentage of pro forma stockholders’ equity per share	108.93%	119.19%	128.37%	137.36%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	74,732,956	87,921,125	101,109,294	116,275,688

Foundation ownership	1.33%	1.33%	1.33%	1.33%
Public ownership	44.40%	44.40%	44.40%	44.40%

(Footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 8% of the shares sold in the offering and issued to the Charitable Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Investors Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Investors Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Investors Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (a) Investors Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (b) 91,140 shares, 107,223 shares, 123,306 shares and 141,802 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 30-year loan term), were committed to be released during the year ended June 30, 2004, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position (“SOP”) 93-6; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to the Charitable Foundation and to Investors Bancorp, MHC, either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Investors Bancorp, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed by Investors Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended June 30, 2004. For presentation purposes it was assumed that 20% of these benefit plans are not allocated during the twelve-month period. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Investors Bancorp, Inc., our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.93% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year				Adjusted
Ended June 30, 2004	Minimum	Midpoint	Maximum	Maximum
Pro forma net income per share	$0.31	$0.27	$0.24	$0.22
Pro forma stockholders’ equity per share	9.03	8.24	7.66	7.16

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Investors Bancorp, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of outstanding shares, including shares issued to Investors Bancorp, MHC and to the Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.07 for each option. The pro forma net income assumes that the options granted under the stock option plan have a value of $4.07 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 16.61%; and (vi) risk-free interest rate of 4.50%. Because there is currently no market for Investors Bancorp, Inc.’s common stock, the assumed expected volatility is based on the SNL Financial MHC index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. For presentation purposes it was assumed that 20% of these benefit plans are not allocated during the twelve-month period. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(5)	The retained earnings of Investors Savings Bank will continue to be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION

     As reflected in the table below, if the Charitable Foundation is not established and funded as part of the offering, FinPro, Inc. estimates that the pro forma valuation of Investors Bancorp, Inc. would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of Investors Bancorp, Inc. is $737.4 million, $867.5 million, $997.6 million and $1.15 billion with the Charitable Foundation, as compared to $765.9 million, $901.0 million, $1.04 billion and $1.19 billion, respectively, without the Charitable Foundation. There is no assurance that if the Charitable Foundation were not formed, the appraisal prepared at that time would conclude that the pro forma market value of Investors Bancorp, Inc. would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the nine months ended March 31, 2005 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at March 31, 2005, with and without the Charitable Foundation.

	33,181,875 Shares Sold		39,037,500 Shares Sold		44,893,125 Shares Sold		51,627,094 Shares Sold
	With	Without	With	Without	With	Without	With	Without
	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$331,819	$344,633	$390,375	$405,450	$448,931	$466,268	$516,271	$536,208
Pro forma market capitalization of offering and foundation	341,774	344,633	402,086	405,450	462,399	466,268	531,759	536,208
Estimated full value	737,375	765,850	867,500	901,000	997,625	1,036,150	1,147,269	1,191,573
Total assets	5,177,141	5,188,309	5,228,117	5,241,169	5,279,115	5,294,029	5,337,893	5,354,818
Total liabilities	4,467,713	4,467,713	4,467,713	4,467,713	4,467,713	4,467,713	4,467,713	4,467,713
Pro forma stockholders’ equity	684,184	695,352	735,160	748,212	786,158	801,072	844,936	861,861
Pro forma net loss	(8,079)	(7,851)	(7,707)	(7,439)	(7,334)	(7,028)	(6,903)	(6,556)
Pro forma stockholders’ equity per share	9.14	9.08	8.36	8.30	7.77	7.73	7.25	7.23
Pro forma net loss per share	(0.11)	(0.11)	(0.09)	(0.09)	(0.07)	(0.07)	(0.06)	(0.06)
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	109.53%	110.13%	119.76%	120.48%	128.87%	129.37%	137.93%	138.31%
Offering price to pro forma net loss per share	NM	NM	NM	NM	NM	NM	NM	NM
Pro forma financial ratios:
Return on assets	(0.21)%	(0.20)%	(0.20)%	(0.19)%	(0.19)%	(0.18)%	(0.17)%	(0.16)%
Return on equity	(1.57)%	(1.51)%	(1.40)%	(1.33)%	(1.24)	(1.17)	(1.09)%	(1.01)%
Equity to assets	13.22%	13.40%	14.06%	14.28%	14.89	15.13	15.83%	16.10%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF INVESTORS BANCORP, INC.

Executive Summary

     This section is intended to help potential investors understand the financial performance of Investors Bancorp, Inc. and Investors Savings Bank through a discussion of the factors affecting our financial condition at March 31, 2005 and June 30, 2004 and 2003, and our consolidated results of operations for the nine months ended March 31, 2005 and March 31, 2004 and for the years ended June 30, 2004, 2003 and 2002. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. In this section, we sometimes refer to Investors Savings Bank and Investors Bancorp, Inc. together as “Investors Savings” since the financial condition and results of operation of Investors Bancorp, Inc., which engages in no activity other than owning Investors Savings Bank stock, has closely reflected the financial condition and results of operation of its operating subsidiary, Investors Savings Bank.

     Investors Savings traditionally emphasized a wholesale strategy for its assets and liabilities, investing primarily in high quality mortgage-backed securities and funding those securities with high cost, retail certificates of deposit and wholesale borrowings from the Federal Home Loan Bank of New York (“FHLB”) and various brokers. While this strategy was successful for a number of years, management felt in order to increase the franchise value of our bank, a change in strategy was necessary. At June 30, 2003, securities totaled $4.16 billion and represented 77.6% of total assets. In October 2003 our Board of Directors approved management’s recommendation to change the mix of our assets and liabilities to one focused on retail assets and liabilities, namely loans and deposits. The plan called for shifting assets from securities to loans and shifting liabilities from wholesale borrowings to retail deposits, with an emphasis on core deposits. As a result of implementing this strategy, at March 31, 2005, securities totaled $2.99 billion and represented 61.1% of our assets.

     At March 31, 2005, our interest-bearing liabilities consisted of retail deposits and wholesale borrowings, with retail deposits accounting for 73.1% of total interest-bearing liabilities and wholesale borrowings accounting for 26.9%. On June 30, 2003, retail deposits comprised 64.4% of total interest-bearing liabilities with wholesale borrowings comprising 35.6%. While there was a small increase in retail deposits from June 2003 to March 2005, the primary reason for the shift between wholesale borrowings and retail deposits was our decision to prepay $448 million in wholesale borrowings in March 2005.

     Our net interest income increased by $13.1 million, or 21.4%, for the nine months ended March 31, 2005 when compared to the nine months ended March 31, 2004. This reflects our strategy of using cash flows from lower-yielding securities to fund higher yielding loans. In addition, premium amortization on mortgage-backed securities declined by $7.6 million in the nine-month period ended March 31, 2005 when compared to the nine-month period ended March 31, 2004. This had the effect of increasing net interest income in the nine-month period ended March 31, 2005. We also held more short-term securities in the nine-month period ended March 31, 2004 because market rates were low and did not provide an adequate return. As a result, we decided not to invest in securities with longer maturities. We have since moved from these shorter-term securities into higher-yielding loans and securities.

     Currently, our net interest income is under pressure. While we continue to shift our securities cash flows into higher-yielding loans, a number of factors may keep net interest income from continuing to increase at the same pace it did in the nine months ended March 31, 2005. Primarily, the interest rates we pay on our deposits are increasing as competition for deposits from other financial institutions has increased in New Jersey. However, the interest rates we charge on our loans have not increased at the same pace. This is a function of market interest rates. Short-term market interest rates (which we use as a guide to price our deposits) have increased, while longer-term market interest rates (which we use as a guide to price our loans) have not. This “flattening” of the market yield curve has a negative impact on our net interest income. To help alleviate this pressure on net interest income, in March 2005, we executed a balance sheet restructuring, which is more fully described below.

     For the nine-month period ended March 31, 2005, we reported a net loss of $10.1 million compared to net income of $17.2 million for the nine-month period ended March 31, 2004. The net loss for the nine-month period ended March 31, 2005 was a result of the restructuring of our assets and liabilities in March 2005.

Asset and Liability Restructuring Transaction Executed in March 2005

     In 2000, we borrowed $448 million in wholesale funds from the FHLB at a weighted average interest rate of 6.00%. These borrowings, scheduled to mature during various months in 2010, were callable at the option of the FHLB after an initial non-callable period and thereafter at certain contractually agreed upon intervals. The structure of these borrowings gave the FHLB the right to collect interest at a weighted average rate of 6.00% if market rates were below that level or call the borrowings if market rates were higher than 6.00%. With interest rates at historically low levels over the past four years, these borrowings were not callable, and we continued to pay a weighted average interest rate at 6.00%. With our average yield on interest-earning assets for the nine-month period ended March 31, 2005 at 4.41%, these borrowings caused a negative interest rate spread of approximately 1.59% on $448 million of assets.

     We considered two options in conjunction with paying off these higher cost borrowings. The first was to reduce the size of our balance sheet by selling a portion of our securities available-for-sale and using the proceeds to prepay the FHLB borrowings described above. The second was to replace the 6.00% borrowings with lower cost funding while keeping the size of the balance sheet intact. After a careful review of the impact each option would have on net income and capital adequacy, the Board approved management’s recommendation to reduce our balance sheet size because the incremental income from maintaining the larger asset base did not adequately compensate us for the risk of carrying these additional assets. Accordingly, in March 2005, we repaid the $448 million in FHLB borrowings and sold approximately $500 million of securities, with a book yield of 4.0% or less, to fund the repayment of these borrowings. This restructuring resulted in charges to income of $54.0 million before taxes ($35.5 million after taxes) in March 2005, consisting of the losses on prepayment of the borrowings and sale of the securities. The securities sold consisted of approximately $480 million of fixed and floating rate mortgage-backed securities and $21 million of Freddie Mac preferred stock.

     We anticipate this restructuring transaction will have a positive impact on future net income, although there is no assurance this will occur.

     As a consequence of this restructuring, total assets at March 31, 2005 were $4.89 billion, a net decrease of $427.3 million or 8.0% from total assets of $5.32 billion at June 30, 2004. Total liabilities also decreased to $4.49 billion from $4.92 billion, a net decrease of $423.5 million or 8.6%.

     Stockholder’s equity decreased by $3.7 million during the period from June 30, 2004 to March 31, 2005 because we recorded a net loss of $10.1 million for the nine-month period ended March 31, 2005, partially offset by a decrease in accumulated other comprehensive loss of $6.4 million resulting from a decrease in the net unrealized loss on available-for-sale securities, net of tax. The net loss of $10.1 million includes the $35.5 million loss from the balance sheet restructuring and income of $25.4 million from all other operating activities during the nine-month period.

Business Strategy

     Our business strategy is to operate a well-capitalized and profitable full service, community bank dedicated to providing high quality customer service and competitive products to the communities we serve. A fundamental shift took place in October 2003 when our Board of Directors approved a change in our strategic direction from a bank focused on securities, wholesale borrowings and high cost, certificates of deposits to one more focused on originating loans and attracting core deposits. We cannot assure you that we will successfully implement our business strategy.

     We expect to continue to change our asset composition by originating and purchasing residential mortgage loans, building on the significant loan portfolio growth we have experienced since the latter part of 2003. Total loans have grown from $782.2 million at June 2003 to $1.66 billion at March 31, 2005. We also plan to grow and diversify our loan composition by originating more multi-family, commercial real estate and construction loans. In September 2004, we hired a seasoned and experienced commercial lending executive from another New Jersey institution who has since established an experienced team of four commercial lenders with a combined 96 years of experience in the New Jersey commercial markets. Commercial real estate and construction lending generally expose a lender to more credit risk than residential mortgage loans. The repayment of commercial real estate and construction loans depends upon the business and financial condition of the borrower and on the economic viability of projects financed. Consequently, we, like other financial institutions, generally charge higher rates of interest for these types of loans compared to residential mortgage loans. We are approaching this type of lending cautiously and have established a target of $100 million of originations for commercial real estate lending through December 2005. Our expansion into commercial real estate lending may be a good opportunity to increase our net interest income, diversify our loan portfolio and improve our interest rate risk position, although there is no assurance we can achieve these goals.

     We are also focusing on changing our mix of deposits as we de-emphasize high cost certificates of deposits in favor of lower cost core deposits. In November 2004, we hired an experienced retail branch and sales executive to help achieve this goal and promote a sales culture among our branch staff. We have implemented training programs designed to teach our branch staff about cross selling and customer retention techniques. Our objective is to increase the number of products used by our existing customers and attract new customers. These initiatives, along with a more effective marketing and community relations effort, will be accompanied by offering attractive and competitively priced deposit and loan products. Plans are currently underway to create a highly personalized banking and cash management program targeted to our commercial real estate clientele as both an adjunct to existing relationships and as a driver for new business development.

     Our plans are to grow our retail banking franchise by building or acquiring new branch locations. We have established financial, geographic and other criteria to evaluate potential new branch offices both inside and outside our current market area. We anticipate being able to use part of the net proceeds of the offering to finance the expansion of our branch network. There can be no assurance, however, we will be successful with our plans to grow. In fact, finding suitable new branch sites has become increasingly difficult and expensive in New Jersey. We will also consider acquiring other financial institutions, but we do not have any current understandings, agreements or arrangements to do so.

Critical Accounting Policies

     We consider accounting policies that require management to exercise significant judgment or discretion or to make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

     Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and therefore have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

     The allowance for loan losses has been determined in accordance with U.S. generally accepted accounting principles, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

     Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

     On a quarterly basis, the Allowance for Loan Loss Committee (comprised of the Senior Vice Presidents of Lending Administration, Residential Lending and Commercial Real Estate Lending and the First Vice President of Lending Administration) reviews the current status of various loan assets in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

     The results of this quarterly process are summarized along with recommendations and presented to Executive and Senior Management for their review. Based on these recommendations, loan loss allowances are approved by Executive and Senior Management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained by the Lending Administration Department. A summary of loan loss allowances is presented to the Board of Directors on a quarterly basis.

     Through March 2005, our primary lending emphasis has been the origination and purchase of residential mortgage loans and, to a lesser extent, commercial mortgages (specifically, participation interests in community housing). We also originate home equity loans and home equity lines of credit. These activities resulted in a loan concentration in residential mortgages at March 31, 2005. We also have a concentration of loans secured by real property located in New Jersey. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the economy, generally, and a decline in real estate market values in New Jersey. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio.

     Our provision for loan losses in recent years reflects probable losses resulting from the actual growth in our loan portfolio. We believe the ratio of the allowance for loan losses to total loans at March 31, 2005 accurately reflects our portfolio credit risk, given our primary residential lending emphasis and the current market conditions. Furthermore, the increase in the allowance for loan losses during fiscal 2004 and the nine months ended March 31, 2005 reflected the growth of the loan portfolio, partially offset by the low level of loan charge-offs, the stability in the real estate market and the resulting stability in our overall loan quality.

     Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of their examination.

     Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry back declines, or if we project lower levels of future taxable income. Such a valuation allowance would be established through a charge to income tax expense that would adversely affect our operating results.

     Asset Impairment Judgments. Certain of our assets are carried on our consolidated balance sheets at cost, fair value or at the lower of cost or fair value. Valuation allowances or write-downs are established when necessary to recognize impairment of such assets. We periodically perform analyses to test for impairment of such assets. In addition to the impairment analyses related to our loans discussed above, another significant impairment analysis is the determination of whether there has been an other-than-temporary decline in the value of one or more of our securities.

     Our available-for-sale portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholder’s equity. Our held-to-maturity portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a periodic review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates. When significant changes in interest rates occur, we evaluate our intent and ability to hold the security to maturity or for a sufficient time to recover our recorded investment balance.

Comparison of Financial Condition at March 31, 2005 and June 30, 2004

     Total Assets. Total assets decreased by $427.3 million, or 8.0%, to $4.89 billion at March 31, 2005 from $5.32 billion at June 30, 2004. This decrease was largely the result of decreases in securities available-for-sale and securities held-to-maturity, which were partially offset by growth in loans. The decrease in securities available-for-sale was a result of the sale of securities to repay long-term borrowings as part of the asset and liability restructuring transaction executed in March 2005.

     Cash and Cash Equivalents. Cash and cash equivalents declined by $8.4 million, or 22.3%, to $29.2 million at March 31, 2005 from $37.7 million at June 30, 2004, as we used a portion of these assets to fund loans and purchase securities.

     Securities. Securities, both available-for-sale and held-to-maturity, decreased by $953.4 million, or 24.2%, to $2.99 billion at March 31, 2005, from $3.94 billion at June 30, 2004. This decrease is consistent with our strategy to change our mix of assets by reducing the size of our securities portfolio and increasing the size of our loan portfolio. The cash flows from our securities portfolio and the above noted sale of securities were used to fund our loan growth and to reduce higher cost, longer-term wholesale borrowings.

     Net Loans. Net loans, including loans held for sale, increased by $560.7 million, or 50.6%, to $1.67 billion at March 31, 2005 from $1.11 billion at June 30, 2004. Almost all of our loan growth was in residential mortgage loans since our commercial real estate group started originating loans in March 2005. This increase in residential mortgage loans was primarily due to the expansion of our correspondent relationships and increased bulk purchases of loans. We are committed to increasing our lending activities and diversifying the mix of our loan portfolio by originating more commercial mortgages and construction loans. See “Business of Investors Savings Bank—Lending Activities—Loan Originations, Purchases, Participations and Servicing of Loans.”

     Stock in the Federal Home Loan Bank of New York and Other Assets. The amount of stock we own in the FHLB decreased by $27.3 million from $82.0 million at June 30, 2004 to

$54.7 million at March 31, 2005. This decrease was due to a decrease in our level of borrowings from the FHLB which resulted from the asset and liability restructuring transaction we executed in March 2005. In addition, office properties and equipment increased by $3.7 million due to the purchase of a branch property previously leased and the purchase of property being used for a new branch site. These increases were offset by a decrease in accrued interest receivable of $4.0 million resulting from a decrease in interest-earning assets and the timing of certain cash flows resulting from the change in the mix of our assets.

     Deposits. Deposits increased by $6.5 million in the nine-month period, to $3.27 billion at March 31, 2005. We have experienced strong deposit growth in recent years, as deposits grew from $2.28 billion at June 30, 2001 to $3.27 billion at March 31, 2005. During that period, Investors Savings Bank opened 11 new branches and expanded its geographic market within the New Jersey counties of Somerset, Hunterdon and Morris. Our plan is to continue to grow deposits in these markets by continuing to offer innovative and competitive deposit products. We recently began offering a new high yield checking account intended to attract high net worth customers. See “Business of Investors Savings Bank—Sources of Funds—Deposits.”

     Borrowed Funds. Borrowed funds decreased $410.5 million or 25.6% to $1.19 billion at March 31, 2005 from $1.60 billion at June 30, 2004. This decrease was a result of the asset and liability restructuring transaction completed in March 2005.

     Other Liabilities. Other liabilities decreased $21.5 million, or 57.1%, to $16.2 million at March 31, 2005, from $37.7 million at June 30, 2004. This decrease was due mainly to a $19.0 million decrease in income taxes payable as a result of the operating loss for the nine-month period ended March 31, 2005.

     Stockholder’s Equity. Stockholder’s equity decreased $3.7 million, or 0.9%, to $397.9 million at March 31, 2005 from $401.7 million at June 30, 2004 due to the net loss of $10.1 million for the nine-month period ended March 31, 2005, partially offset by a decrease of $6.4 million in the accumulated other comprehensive loss for the same period.

Comparison of Operating Results for the Nine-Month Period Ended March 31, 2005 and March 31, 2004

     Net Income (Loss). Operating results decreased by $27.4 million, to a net loss of $10.1 million for the nine-month period ended March 31, 2005 from net income of $17.2 million for the nine-month period ended March 31, 2004. The primary reason for this change was the pre-tax loss of $54.0 million ($35.5 million after-tax) recorded as a result of the asset and liability restructuring transaction executed in March 2005, which was partially offset by a $13.1 million increase in net interest income. During the nine-month period ended March 31, 2004, there were securities gains, net, of $2.8 million versus $602,000 in the nine-month period ended March 31, 2005 excluding the $10.1 million loss on securities sold in the March 2005 restructuring transaction. In addition, Investors Savings Bank recorded a death benefit relating to the bank owned life insurance of $2.7 million in the nine months ended March 31, 2005. A loss of $43.6 million on the early extinguishment of debt was recorded in the nine-month period ended March 31, 2005 as part of the March 2005 restructuring transaction.

     Net Interest Income. The tables on pages 60 and 61 set forth the components of our net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income from changes in the volume and rates of these assets and liabilities. Net interest income increased by $13.1 million, or 21.4%, to $74.4 million for the nine-month period ended March 31, 2005 from $61.3 million for the nine-month period ended March 31, 2004. The increase was caused primarily by a 34 basis point improvement in our net interest rate spread to 1.74% for the nine-month period ended March 31, 2005 from 1.40% for the nine-month period ended March 31, 2004, primarily as a result of a decrease in the premium amortization of securities.

     Interest and Dividend Income. Interest and dividend income increased by $13.2 million, or 8.4%, to $170.9 million for the nine-month period ended March 31, 2005 from $157.7 million for the nine-month period ended March 31, 2004. This increase was due to a 55.3% increase in interest income on loans, partially offset by a 5.1% decrease in interest income on securities.

     Interest income on loans increased by $19.1 million, or 55.3%, to $53.5 million for the nine-month period ended March 31, 2005 from $34.5 million for the nine-month period ended March 31, 2004, reflecting a $546.4 million, or 63.9%, increase in the average balance of loans to $1.40 billion for the nine-month period ended March 31, 2005 from $854.8 million for the nine-month period ended March 31, 2004. This increase in average volume of loans was partially offset by a 29 basis points decrease in the average yield on loans to 5.09% for the nine-month period ended March 31, 2005 from 5.38% for the nine-month period ended March 31, 2004.

     Interest income on all other interest-earning assets, excluding loans, decreased by $5.9 million, or 4.8%, to $117.3 million for the nine-month period ended March 31, 2005 from $123.2 million for the nine-month period ended March 31, 2004. This decrease reflected a $627.7 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 41 basis point increase in the average yield on investment securities and other interest-earning assets to 4.15% for the nine-month period ended March 31, 2005 from 3.74% for the nine-month period ended March 31, 2004. The yield on our securities was negatively affected in 2004 by the accelerated write-off of premiums on our mortgage-backed securities caused by faster prepayments on the underlying mortgages when compared to 2005.

     Interest Expense. Interest expense increased $91,000 or 0.09%, to $96.5 million for the nine-month period ended March 31, 2005 from $96.4 million for the nine-month period ended March 31, 2004. This marginal increase in interest expense reflected a seven basis point increase in the cost of interest-bearing liabilities to 2.67% for the nine-month period ended March 31, 2005 from 2.60% for the nine-month period ended March 31, 2004, which was offset by a $107.8 million, or 2.2%, decrease in the average balance of interest-bearing liabilities to $4.83 billion for the nine-month period ended March 31, 2005 from $4.94 billion for the nine-month period ended March 31, 2004. Consistent with our strategic plan, we reduced the average balance of wholesale borrowings during the nine-month period ended March 31, 2005 by $175.3 million which was partially offset by an increase of $67.5 million to $3.25 billion in the average balance of interest-bearing deposits for the nine-month period ended March 31, 2005.

     The average balance of interest-bearing core deposits (which consist of savings, money market and checking accounts) grew by $41.3 million to $889.7 million for the nine-month period ended March 31, 2005 from $848.5 million for the nine-month period ended March 31, 2004. Interest expense on savings accounts decreased by $203,000 or 10.3% to $1.8 million for the nine-month period ended March 31, 2005 from $2.0 million for the nine-month period ended March 31, 2004. The average cost of savings accounts decreased by 12 basis points to 0.84% for the nine-month period ended March 31, 2005 from 0.96% for the nine-month period ended March 31, 2004. This decrease was partially offset by an $8.3 million increase in the average balance of savings accounts to $281.4 million for the nine-month period ended March 31, 2005 from $273.1 million for the nine-month period ended March 31, 2004, as consumers chose to leave funds in core deposits anticipating higher rates in the future. Interest expense on interest-bearing checking and money market accounts increased $256,000 and $70,000, respectively, to $1.8 million and $3.9 million, respectively, for the nine-month period ended March 31, 2005. While we were able to maintain a stable rate structure, the increase in interest expense for interest-bearing checking and money market accounts was mainly attributable to growth in the average balances for these product types of $24.3 million and $8.6 million, to $213.8 million and $394.5 million, respectively, for the nine-month period ended March 31, 2005. Interest expense on certificates of deposit increased $1.0 million to $43.3 million for the nine-month period ended March 31, 2005 from $42.3 million for the nine-month period ended March 31, 2004. The average cost of certificates of deposit increased slightly to 2.45% for the nine-month period ended March 31, 2005 from 2.41% for the nine-month period ended March 31, 2004. In addition, the average balance of certificates of deposit increased by $26.2 million to $2.36 billion for the period ended March 31, 2005.

     With the recent increase in market interest rates and strong competition from banks offering short-term high yield deposit products, we have experienced some shift from core deposits to higher cost, certificates of deposit. At March 31, 2005, core deposits were $872.7 million compared to $933.5 million at June 30, 2004. Although we expect this shift from core deposits to certificates of deposit to continue if interest rates continue to rise, we will continue to invest in branch staff training that helps to increase core deposits and to aggressively advertise and market our core deposit products. In April 2005, we introduced our own Investors High Yield Checking product to compete with products offered by other financial institutions and as an attractive alternative to cash management accounts offered by non-bank financial institutions. We do not expect potential core deposit run-off to have a material effect on our liquidity.

     Interest expense on secured borrowings decreased by $1.1 million, or 2.3%, to $45.7 million for the nine-month period ended March 31, 2005 from $46.8 million for the nine-month period ended March 31, 2004. The average balance of secured borrowings decreased by $175.3 million or 10.0% to $1.58 billion for the nine-month period ended March 31, 2005 from $1.75 billion for the nine-month period ended March 31, 2004. This was partially offset by an increase in the average cost to 3.85% for the nine-month period ended March 31, 2005 from 3.55% for the nine-month period ended March 31, 2004. The decrease in the average balance of our borrowings was offset by an increase in retail deposits, excess cash flow from the securities portfolio and to a lesser extent, the restructuring of our assets and liabilities in March 2005.

     Provision for Loan Losses. Our provision for loan losses was $400,000 for the nine-month periods ended March 31, 2005 and 2004. Net-charge-offs for the nine-month period ended March 31, 2005 were $68,000 compared to net charge-offs of $291,000 for the nine-month period ended March 31, 2004. The allowance for loan losses increased by $332,000 to $5.5 million at March 31, 2005 from $5.2 million at June 30, 2004. The increase in the allowance for loan losses reflects the overall growth of our loan portfolio, partially offset by the level of our non-performing loans and the low level of charge-offs.

     Non-performing loans, defined as non-accruing loans, decreased by $622,000 to $8.4 million at March 31, 2005 from $9.1 million at June 30, 2004. The ratio of non-performing loans to total loans was 0.51% at March 31, 2005 compared with 0.82% at June 30, 2004. The ratio of the allowance for loan losses to non-performing loans was 65.4% at March 31, 2005 compared with 57.3% at June 30, 2004. Our provision for loan losses for the nine-month period ended March 31, 2005 reflects probable losses resulting from the growth in our loan portfolio. At March 31, 2005, our allowance for loan losses, as a percentage of total loans, was 0.33%, which we believe is adequate based on our primary emphasis on residential mortgage lending, as well as current favorable market conditions. Furthermore, the increase in the allowance for loan losses for the nine-month period ended March 31, 2005, reflects the overall growth in our loan portfolio, the current level of loan charge-offs, the stability of the New Jersey real estate market and the performance and stability of our loan portfolio.

     Although we believe we have established and maintained an adequate level of allowance for loan losses, additions may be necessary if future economic conditions differ substantially from the current operating environment. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. See “—Critical Accounting Policies.”

     Other Income (Loss). Other income decreased by $8.7 million to a net loss of $3.1 million for the nine-month period ended March 31, 2005 from other income of $5.6 million for the nine-month period ended March 31, 2004. This decrease was largely the result of the loss of $10.4 million on the sale of securities in March 2005 as part of the balance sheet restructuring which was partially offset by securities gains of $602,000 recorded on sales earlier in the nine-month period ended March 31, 2005. During the nine-month period ended March 31, 2004, net gains on the sale of securities were $2.8 million. In addition, income associated with our bank owned life insurance contracts increased by $3.9 million to $4.3 million for the nine-month period ended March 31, 2005 from $440,000 for the nine-month period ended March 31, 2004. During the nine-month period ended March 31, 2005, Investors Savings Bank received a death benefit from its bank owned life insurance contracts of $2.7 million.

     Operating Expenses. Operating expenses increased by $48.0 million, or 119%, to $88.3 million for the nine-month period ended March 31, 2005 from $40.3 million for the period ended March 31, 2004. The most significant cause of the increase was the balance sheet restructuring in which a loss of $43.6 million on the early extinguishment of debt was realized. Compensation, payroll taxes and fringe benefits also increased by $3.1 million or 13.4% to $26.7 million for the nine-month period ended March 31, 2005. This increase primarily reflects staff additions in our commercial real estate retail banking areas. Normal merit increases and increases in employee benefits costs also contributed to this increase in expense. Advertising and promotional expenses increased by $803,000 or 59.1% to $2.2 million for the nine-month period ended March 31, 2005 from $1.4 million due to increased advertising and promotional activities for our lending and retail branch operations. Office occupancy and equipment also increased by $818,000 to $7.3 million for the nine-month period ended March 31, 2005 from $6.5 million for the nine-month period ended March 31, 2004. The principal causes of this increase were the relocation of our Corporate Headquarters to Short Hills, New Jersey, where we lease 55,000 square feet of office space, and normal increases in the cost of operating our branch network.

     Income Taxes. Income tax benefit was $7.3 million for the nine-month period ended March 31, 2005 which was a direct result of the pre-tax loss for the period, as compared to income tax expense of $8.9 million for the nine-month period ended March 31, 2004. Our effective tax benefit rate was 41.9% for the nine-month period ended March 31, 2005, which was primarily due to the pre-tax loss and the higher level of tax-exempt income during the period for death benefits from the bank owned life insurance contracts. Our effective tax rate was 34.1% for the nine-month period ended March 31, 2004.

Comparison of Financial Condition at June 30, 2004 and June 30, 2003

     Total Assets. Total assets decreased by $34.3 million, or 0.64%, to $5.32 billion at June 30, 2004 from $5.35 billion at June 30, 2003. This decrease was largely the result of a decrease in total securities, partially offset by an increase in loans.

     Cash and Cash Equivalents. Cash and cash equivalents declined by $144.2 million, or 79.3%, to $37.7 million at June 30, 2004 from $181.8 million at June 30, 2003, as these assets were used to fund loan originations and repay wholesale borrowings.

     Securities. Securities investments decreased $211.6 million, or 5.1%, to $3.94 billion at June 30, 2004, from $4.16 billion at June 30, 2003. This decrease was due, in part, to our business strategy of using cash flows from the securities portfolio to fund new loan growth and reduce wholesale borrowings.

     Net Loans. Net loans, including loans held for sale, increased $317.9 million, or 40.3%, to $1.11 billion at June 30, 2004 from $789.4 million at June 30, 2003. This loan growth is consistent with our strategic plan to change the mix of our assets from one focused on investment securities to one more focused on loans.

     Deposits. Deposits increased by $94.1 million, or 3.0%, to $3.27 billion at June 30, 2004, from $3.17 billion at June 30, 2003. There were increases in all of our core deposit categories with a decline in certificates of deposits. This is consistent with our strategic plan to de-emphasize certificates of deposit and emphasize core deposits. The deposit growth was the result of Investors Savings Bank’s continued marketing and promotional efforts in its market area, including efforts to remain competitive in all of its deposit offerings.

     Borrowed Funds. Borrowed funds decreased by $140.0 million, or 8.0%, to $1.60 billion at June 30, 2004, from $1.74 billion at June 30, 2003. This decrease in borrowings is consistent with our business strategy of decreasing reliance on wholesale funding.

     Stockholder’s Equity. Stockholder’s equity increased by $9.1 million, or 2.3%, to $401.7 million at June 30, 2004 from $392.5 million at June 30, 2003. This increase was primarily due to an increase in retained earnings of $19.8 million, or 5.0% to $414.4 million at June 30, 2004, from $394.5 million at June 30, 2003, partially offset by an increase of $10.7 million in the accumulated other comprehensive loss for the same period.

Comparison of Operating Results for the Years Ended June 30, 2004 and June 30, 2003

     Net Income. Net income decreased $8.4 million, or 29.8%, to $19.8 million for the year ended June 30, 2004 from $28.3 million for the year ended June 30, 2003. The decrease was primarily the result of an increase in operating expenses and a decrease in other income, offset in part by a decrease in income tax expense.

     Net Interest Income. The tables on pages 60 and 61 set forth the components of our net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income from changes in the volumes and rates of these assets and liabilities. Net interest income remained substantially unchanged at $83.0 million for the year ended June 30, 2004 compared to $83.1 million for the year ended June 30, 2003. Although our net interest rate spread increased by five basis points for the year ended June 30, 2004, the balance of average interest earning assets was lower for the year ended June 30, 2004 than for the year ended June 30, 2003.

     Interest and Dividend Income. Interest and dividend income decreased by $30.7 million or 12.7% to $210.6 million for the year ended June 30, 2004 from $241.2 million for the year ended June 30, 2003. The decrease in interest income resulted primarily from a 52 basis point decline in the average yield on interest-earning assets to 4.01% for the year ended June 30, 2004 from 4.53% for the year ended June 30, 2003, due in part to our replacing assets that prepaid in 2004 with lower yielding assets, reflecting lower market interest rates.

     Interest income on loans decreased by $6.7 million or 12.3% to $47.7 million for the year ended June 30, 2004 from $54.4 million for the year ended June 30, 2003. The decrease in interest income on loans was due to a decrease in the average yield on loans to 5.31% for the year ended June 30, 2004 from 6.10% for the year ended June 30, 2003, reflecting lower market interest rates. This decrease in average yield was partially offset by an increase of $6.5 million or 0.7% in the average balance of net loans.

     Interest income on securities decreased by 11.0% or $19.9 million to $160.9 million for the year ended June 30, 2004 from $180.8 million for the year ended June 30, 2003. The decrease in interest income on securities resulted from a 41 basis point decline in the average yield on these assets to 3.87% from 4.28% for the year ended June 30, 2003. The yield on our securities portfolio in 2004 was negatively impacted by the faster write-off of premiums on our mortgage-backed security investments due to faster prepayments on the securities’ underlying mortgages during the year ended June 30, 2004 compared to the year ended June 30, 2003. The decline in yield also resulted from reinvesting these security cash flows at lower market interest rates.

     Dividend income on FHLB stock fell by $3.5 million or 75.6% to $1.1 million for the year ended June 30, 2004 from $4.7 million for the year ended June 30, 2003. This decline in dividend income resulted from a 338 basis point decline in the average yield on this asset. At September 30, 2003, the FHLB suspended its quarterly dividend payment to stockholders because of losses they incurred in their investment portfolio and lower market interest rates. FHLB has since resumed the payment of a quarterly dividend. The average balance of FHLB stock declined by $12.6 million or 12.6% to $87.3 million for the year ended June 30, 2004 from $99.9 million for the year ended June 30, 2003.

     Interest Expense. Interest expense declined by $30.6 million, or 19.3%, to $127.6 million for the year ended June 30, 2004 from $158.1 million for the year ended June 30, 2003. This decrease was due to lower interest expense on our deposits and borrowings. Interest expense on deposits fell by $18.4 million, or 21.9%, to $65.4 million for the year ended June 30, 2004 from $83.8 million for the year ended June 30, 2003. The decrease in interest expense reflected a 70 basis point decline in the average cost of interest-bearing deposits to 2.05% for the year ended June 30, 2004 from an average cost of 2.75% for the year ended June 30, 2003. The decrease in interest expense on deposits reflected lower market interest rates for the year ended June 30, 2004 when compared to the year ended June 30, 2003. The decline in interest expense was partially offset by a $146.7 million, or 4.8%, increase in the average balance of interest-bearing deposits to $3.20 billion for the year ended June 30, 2004 from $3.05 billion for the year ended June 30, 2003. The average balances of savings accounts, checking accounts and money market accounts were $276.5 million, $194.4 million and $390.9 million, respectively, for the year ended June 30, 2004 compared to $242.5 million, $153.3 million and $314.8 million, respectively, for the year ended June 30, 2003. The average balance of certificates of deposit remained relatively constant at $2.33 billion and $2.34 billion for the years ended June 30, 2004 and 2003. The average cost of savings accounts, checking accounts, and money market accounts declined to 0.93%, 1.07% and 1.34%, respectively, for the year ended June 30, 2004 from 1.61%, 1.64% and 1.82%, respectively, for the year ended June 30, 2003. The average cost for certificates of deposit declined by 68 basis points to 2.38% for the year ended June 30, 2004 from an average cost of 3.06% for the year ended June 30, 2003.

     Interest expense on borrowings decreased by $12.2 million, or 16.4%, to $62.1 million for the year ended June 30, 2004 from $74.3 million for the year ended June 30, 2003. The decrease was due to a 21 basis point decline in the average cost of borrowings to 3.59% for the year ended June 30, 2004 from 3.80% for the year ended June 30, 2003. In addition, the average balance of borrowings declined by $222.9 million to $1.73 billion for the year ended June 30, 2004 from $1.95 billion for the year ended June 30, 2003.

     Provision for Loan Losses. Our provision for loan losses was $600,000 for the years ended June 30, 2004 and 2003. Net charge-offs for the year ended June 30, 2004 were $157,000 compared to net charge-offs of $170,000 for the year ended June 30, 2003. The allowance for loan losses increased by $443,000 to $5.2 million at June 30, 2004 from $4.8 million at June 30, 2003. The increase in our allowance for loan losses reflects the overall growth of our loan portfolio, partially offset by the level of our non-performing loans and the low level of charge-offs.

     Non-performing loans, defined as non-accruing, decreased by $1.6 million to $9.1 million at June 30, 2004 from $10.7 million at June 30, 2003. The ratio of non-performing loans to total loans was 0.82% at June 30, 2004 compared with 1.37% at June 30, 2003. The ratio of the allowance for loan losses to non-performing loans was 57.3% at June 30, 2004 compared with 44.4% at June 30, 2003. Our provision for loan losses for the year ended June 30, 2004 reflects probable losses resulting from the growth in our loan portfolio. At June 30, 2004, our allowance for loan losses, as a percentage of total loans was 0.47%, down from 0.61% at June 30, 2003. We believe our allowance for loan losses is adequate based on the substantial growth in our loan portfolio, the low levels of loan charge-offs, the stability of the New Jersey real estate market in general, and the performance and stability of our loan portfolio.

     Although we believe we have established and maintained an adequate level of allowance for loan losses, in the future we may have to make additions once we gain more experience with our commercial real estate loan portfolio and if future economic conditions differ substantially from the current operating environment. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. See “—Critical Accounting Policies.”

     Other Income. Other income decreased by $3.2 million, or 45.5%, to $3.9 million for the year ended June 30, 2004 from $7.1 million for the year ended June 30, 2003. This decrease was primarily the result of a $6.2 million death benefit received in fiscal 2003 relating to the bank owned life insurance contracts. No such death benefits were received in fiscal 2004. In addition, during fiscal 2004, there was a $3.1 million pre-tax impairment loss for certain Freddie Mac floating rate perpetual preferred stocks that we deemed to be other-than-temporarily impaired. These decreases in other income for fiscal 2004 were offset in part by an increase in the income recorded due to a $1.0 million increase in the cash surrender value of bank owned life insurance in fiscal 2004 versus a $2.3 million decrease in cash surrender value in fiscal 2003. Due to the death benefits received in fiscal 2003, a portion of the increase in cash surrender value was used to replenish the insurance contract’s claims stabilization reserve that has not been recognized as an asset. For additional information, see Note 2, “Bank Owned Life Insurance Contracts” to our Consolidated Financial Statements. In addition, Investors Savings Bank recorded $2.8 million in gains on securities transactions in fiscal 2004 and had no such gains in fiscal 2003.

     Operating Expenses. Operating expenses increased by $5.7 million, or 11.5%, to $54.8 million for the year ended June 30, 2004 from $49.2 million for the year ended June 30, 2003. This was due in part to a $2.7 million, or 9.3%, increase in compensation and fringe benefits, a $417,000 or 27.9% increase in advertising and promotional expenses, and a $1.0 million charge for leased facilities we vacated when we relocated our corporate facility. Additional operating expenses we incur include fees for data processing, audit and legal services, telephone services, office supplies and equipment maintenance, supervisory examinations and a variety of other miscellaneous items.

     Income Taxes. Our income tax expense for the year ended June 30, 2004 was $11.7 million, a decrease of $566,000, or 4.6%, from our income tax expense of $12.2 million for the year ended June 30, 2003. Our effective tax rate was 37.0% for the year ended June 30, 2004 versus 30.2% for the year ended June 30, 2003, which was primarily due to the higher level of tax-exempt income in fiscal 2003 for death benefits from the bank owned life insurance contracts.

Comparison of Operating Results for the Years Ended June 30, 2003 and June 30, 2002

     Net Income. Net income decreased by $7.6 million, or 21.2%, to $28.3 million for the year ended June 30, 2003 from $35.9 million for the year ended June 30, 2002. The primary reasons for the decrease in net income were a $41.9 million decrease in interest income and an $8.2 million increase in operating expenses, offset in part by a $7.4 million increase in other income and a $27.2 million decrease in interest expense. Primarily as a result of the reduction in pre-tax income, income tax expense decreased $7.9 million to $12.2 million in fiscal 2003 from $20.1 million in fiscal 2002.

     Net Interest Income. The tables on pages 60 and 61 set forth the components of our net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income from changes in the volumes and rates of these assets and liabilities.

     Net interest income decreased by $14.6 million, or 15.0%, to $83.1 million for the year ended June 30, 2003 from $97.8 million for the year ended June 30, 2002. The decrease was caused primarily by a 117 basis points decline in the yield on interest-earning assets to 4.53% in fiscal 2003 from 5.70% in fiscal 2002, which was partially offset by a $352.8 million increase in average interest-earning assets to $5.32 billion in fiscal 2003 from $4.97 billion in fiscal 2002. The decrease in interest income was partially offset by a decrease in interest expense of $27.2 million, or 14.7%, to $158.1 million in fiscal 2003 from $185.3 million in fiscal 2002. The average interest rate spread fell from 1.73% in fiscal 2002 to 1.37% in fiscal 2003.

     Interest Income. Interest income decreased by $41.9 million, or 14.8%, to $241.2 million for fiscal year 2003 from $283.1 million for the prior fiscal year. The decline was caused primarily by a 117 basis point reduction in the yield on interest-earning assets, which averaged 4.53% for fiscal year 2003 compared to 5.70% for fiscal year 2002. The yield on securities held-to-maturity and securities available-for-sale declined 126 basis points and 94 basis points, respectively, to 4.29% and 3.87% in 2003 from 5.55% and 4.81%, respectively, in 2002. The yield on securities held-to-maturity and securities available-for-sale in fiscal year 2003 decreased due to significantly increased prepayments on mortgage-backed securities which caused accelerated write-offs of premiums on securities when compared to fiscal year 2002. The average yield on loans decreased 64 basis points to 6.10% in fiscal 2003 from 6.74% in fiscal 2002. In addition, the average balance of net loans decreased $81.7 million to $892.7 million in fiscal 2003 from $974.3 million due to the higher level of prepayments of mortgages during the year. The declines in yield were offset in part by a $352.8 million increase in total average interest-earning assets. Average balances of securities held-to-maturity increased by $444.1 million to $4.10 billion for fiscal year 2003 from $3.65 billion in fiscal year 2002.

     Interest Expense. Interest expense declined $27.2 million, or 14.7%, to $158.1 million for the year ended June 30, 2003 from $185.3 million for the year ended June 30, 2002. The decrease in interest expense reflected an 81 basis points decrease in the cost of interest-bearing liabilities to 3.16% for fiscal year 2003 from 3.97% for fiscal year 2002. This was partially offset by an increase of $339.5 million, or 7.3%, in the average balance of interest-bearing liabilities to $5.00 billion in fiscal year 2003 from $4.66 billion in fiscal year 2002. The decrease in interest expense reflected lower market interest rates during fiscal year 2003 compared to fiscal year 2002.

     Interest expense on savings accounts decreased by $178,000, or 4.4% to $3.9 million, for the year ended June 30, 2003 from $4.1 million for the year ended June 30, 2002, as the average yield on savings accounts decreased by 32 basis points to 1.61% in fiscal year 2003 from 1.93% in fiscal year 2002. This decrease was only partially offset by a $31.8 million, or 15.1%, increase in the average balance of savings accounts to $242.5 million for the year ended June 30, 2003 from $210.8 million for the year ended June 30, 2002. Interest expense on interest-bearing checking accounts increased $148,000 or 6.3% to $2.5 million in the year ended June 30, 2003 from $2.4 million in the year ended June 30, 2002. This increase in interest expense was due to the $28.7 million increase in the average balance of interest-bearing checking accounts to $153.3 million in fiscal 2003 from $124.6 million in the year ended June 30, 2002. The increase was partially offset by a 26 basis point reduction in the average cost of interest-bearing checking accounts in the year ended June 30, 2003. Interest expense on our money markets accounts decreased by $277,000 or 4.6%, to $5.7 million for the year ended June 30, 2003 from $6.0 million for the year ended June 30, 2002, as our average cost decreased by 48 basis points to 1.82% for the year ended June 30, 2003 from 2.30% for the year ended June 30, 2002. This decrease was only partially offset by a $52.8 million, or 20.2%, increase in the average balance of such accounts to $314.8 million for the year ended June 30, 2003 from $261.9 million for the year ended June 30, 2002. The interest expense on certificates of deposit decreased by $15.7 million, or 18.0%, to $71.7 million for the year ended June 30, 2003 from $87.4 million for the year ended June 30, 2002, as the average yield on certificates of deposit decreased by 134 basis points to 3.06% for the year ended June 30, 2003 from 4.40% for the year ended June 30, 2002. This decrease was only partially offset by a $352.2 million, or 17.7%, increase in the average balance of certificates of deposit to $2.34 billion for the year ended June 30, 2003 from $1.99 billion for the year ended June 30, 2002.

     Interest expense on FHLB borrowings decreased by $11.2 million, or 13.1%, to $74.3 million for the year ended June 30, 2003 from $85.5 million for the year ended June 30, 2002, as average FHLB borrowings decreased by $126.0 million, or 6.1%, to $1.95 billion for the year ended June 30, 2003 from $2.08 billion for the year ended June 30, 2002 and the average cost of borrowings decreased by 31 basis points to 3.80% for the year ended June 30, 2003 from 4.11% for the year ended June 30, 2002.

     Provision for Loan Losses. Our provision for loan losses was $600,000 for fiscal year 2003 and $500,000 for fiscal year 2002. Net charge-offs for fiscal year 2003 were $170,000 compared to $27,000 for fiscal year 2002. The allowance for loan losses increased by $430,000 to $4.8 million at June 30, 2003 from $4.3 million at June 30, 2002. Despite a decrease of $81.7 million in the average balance of net loans during the year ended June 30, 2003, a higher provision for loan losses was necessary due, in part, to the increase in net charge-offs for the year ended June 30, 2003. Non-performing loans decreased by $1.4 million to $10.7 million at June 30, 2003 from $12.1 million at June 30, 2002. The ratio of non-performing loans to total loans was 1.37% at June 30, 2003 compared to 1.21% at June 30, 2002. The ratio of the allowance for loan losses to non-performing loans was 44.4% at June 30, 2003 compared to 35.8% at June 30, 2002. At June 30, 2003, the allowance for loan losses as a percentage of total loans was 0.61%. See “Business of Investors Savings Bank—Allowance for Loan Losses.”

     Other Income. Our other income increased by $7.4 million to $7.1 million for fiscal year 2003 from a net loss of $302,000 for fiscal year 2002. This increase was primarily the result of $6.2 million in death benefit claims we received in the year ended June 30, 2003 which were recorded as income, partially offset by a write-off of $1.7 million of deferred acquisition costs (“DAC”) attributed to our purchase of an additional $40 million of bank owned life insurance in fiscal 2003. In the year ended June 30, 2003, we also recorded a charge of $605,000 because the cash surrender value of our bank owned life insurance contracts decreased, reflecting transfers to fund the claims stabilization reserve (“CSR”). During the year ended June 30, 2002, we purchased $40 million of bank owned life insurance for the purpose of funding our obligations for certain employee benefits costs. Certain components of the policy values, namely DAC and CSR, were not guaranteed by the insurance carrier at that time and we charged $1.7 million against other income related to the DAC in the year ended June 30, 2002 and also recorded a charge of $819,000 during the year ended June 30, 2002 for the decrease in cash surrender value of the contracts, reflecting transfers to fund the CSR. Fees and service charges increased $294,000, or 15.7%, to $2.2 million from $1.9 million mainly due to additional deposit activity in the branch system. Gain on sale of mortgage loans increased $951,000 as we sold, through our mortgage subsidiary, $75.4 million of mortgage loans in the year ended June 30, 2003 compared to $6.9 million in the year ended June 30, 2002. Gains from securities sales decreased $219,000 in the year ended June 30, 2003, as we had no gains on sales during that period.

     Operating Expenses. Operating expenses increased by $8.2 million, or 19.9%, to $49.2 million in the year ended June 30, 2003 compared to $41.0 million in the year ended June 30, 2002. The largest element of increase was compensation and benefits, which increased $4.6 million, or 19.0%, to $28.9 million for the year ended June 30, 2003 from $24.3 million in the year ended June 30, 2002. This increase was primarily due to our branch expansion during the period between September 2001 and October 2003, when we opened seven new branches and expanded the operations of our mortgage company subsidiary, in addition to normal merit increases and increased costs of employee benefits. Due primarily to our aggressive branch expansion, occupancy, advertising and promotional and data processing expenses also increased in the year ended June 30, 2003. Occupancy increased $1.9 million to $8.0 million in the year ended June 30, 2003 from $6.1 million in the year ended June 30, 2002. Advertising and promotional expenses increased $537,000 to $1.5 million in the year ended June 30, 2003 from $960,000 in the year ended June 30, 2002, and data processing expense increased $724,000 to $3.1 million in the year ended June 30, 2003 from $2.4 million in the year ended June 30, 2002.

     Income Taxes. Income tax expense was $12.2 million for the year ended June 30, 2003, a decrease of $7.9 million, when compared to $20.1 million for the year ended June 30, 2002. The effective tax rate decreased to 30.2% in the year ended June 30, 2003, as compared to 35.9%

in the year ended June 30, 2002, principally due to the tax-exempt income in fiscal 2003 for death benefits received on bank owned life insurance contracts.

     Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31,
	2005		For the Nine Months Ended March 31,
			2005			2004
			Average	Interest	Average	Average	Interest	Average
	Outstanding	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Rate(1)	Balance	Paid	Rate(1)	Balance	Paid	Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$19,597	2.64%	$20,916	$342	2.18%	$109,962	$684	0.83%
Securities available-for-sale (2)	789,386	4.25	1,326,722	39,161	3.94	1,099,745	36,142	4.38
Securities held-to-maturity	2,210,366	4.34	2,344,685	76,376	4.34	3,098,945	85,605	3.68
Net loans	1,667,973	5.27	1,401,132	53,524	5.09	854,752	34,460	5.38
Stock in FHLB	54,714	4.70	77,057	1,463	2.53	88,407	802	1.21

Total interest-earning assets	4,742,036	4.65	5,170,512	170,866	4.41	5,251,811	157,693	4.00

Non-interest-earning assets	148,838		142,084			143,512

Total assets	$4,890,874		$5,312,596			$5,395,323

Interest-bearing liabilities:
Savings deposits	$278,937	0.84%	$281,437	1,773	0.84	$273,118	1,976	0.96
Interest-bearing checking	208,960	1.02	213,820	1,799	1.12	189,495	1,543	1.08
Money market accounts	359,879	1.34	394,484	3,949	1.34	385,848	3,879	1.34
Certificates of deposit	2,400,794	2.69	2,358,996	43,310	2.45	2,332,760	42,274	2.41
Borrowed funds	1,194,277	3.45	1,579,222	45,683	3.85	1,754,551	46,751	3.55

Total interest-bearing liabilities	4,442,847	2.68	4,827,959	96,514	2.67	4,935,772	96,423	2.60

Non-interest-bearing liabilities	50,110		75,674			68,965

Total liabilities	4,492,957		4,903,633			5,004,737
Equity	397,917		408,963			390,586

Total liabilities and equity	$4,890,874		$5,312,596			$5,395,323

Net interest income				$74,352			$61,270

Net interest rate spread (3)		1.97%			1.74%			1.40%

Net interest-earning assets (4)	$299,189		$342,553			$316,039

Net interest margin (5)					1.92%			1.56%

Ratio of interest-earning assets to total interest-bearing liabilities	1.07x		1.07x			1.06x

(footnotes on following page)

	For the Years Ended June 30,
	2004				2003				2002
	Average		Interest	Average	Average		Interest	Average	Average		Interest	Average
	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/	Outstanding		Earned/	Yield/
	Balance		Paid	Rate	Balance		Paid	Rate	Balance		Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$106,909		$866	0.81%	$109,719		$1,385	1.26%	$71,829		$1,600	2.23%
Securities available-for-sale(2)	1,186,174		49,912	4.21	123,045		4,767	3.87	162,554		7,814	4.81
Securities held-to-maturity	2,966,858		110,945	3.74	4,097,801		175,984	4.29	3,653,730		202,929	5.55
Net loans	899,219		47,709	5.31	892,670		54,421	6.10	974,323		65,706	6.74
Stock in FHLB	87,269		1,142	1.31	99,882		4,681	4.69	107,872		5,046	4.68

Total interest-earning assets	5,246,429		210,574	4.01	5,323,117		241,238	4.53	4,970,308		283,095	5.70

Non-interest-earning assets	145,780				125,796				87,418

Total assets	$5,392,209				$5,448,913				$5,057,726

Interest-bearing liabilities:
Savings deposits	$276,466		2,576	0.93	$242,548		3,896	1.61	$210,792		4,074	1.93
Interest-bearing checking	194,374		2,087	1.07	153,297		2,515	1.64	124,606		2,367	1.90
Money market accounts	390,927		5,231	1.34	314,759		5,739	1.82	261,928		6,016	2.30
Certificates of deposit	2,334,815		55,551	2.38	2,339,294		71,656	3.06	1,987,075		87,350	4.40
Borrowed funds	1,730,630		62,113	3.59	1,953,505		74,315	3.80	2,079,547		85,532	4.11

Total interest-bearing liabilities	4,927,212		127,558	2.59	5,003,403		158,121	3.16	4,663,948		185,339	3.97

Non-interest-bearing liabilities	68,213				71,627				56,923

Total liabilities	4,995,425				5,075,030				4,720,871
Equity	396,784				373,883				336,855

Total liabilities and equity	$5,392,209				$5,448,913				$5,057,726

Net interest income			$83,016				$83,117				$97,756

Net interest rate spread (3)				1.42%				1.37%				1.73%

Net interest-earning assets (4)	$319,217				$319,714				$306,360

Net interest margin (5)				1.58%				1.56%				1.97%

Ratio of interest-earning assets to total interest-bearing liabilities	1.06	x			1.06	x			1.07	x

(1)	Yields and rates for the nine months ended March 31, 2005 and 2004 are annualized.

(2)	Securities available-for-sale stated at amortized cost, adjusted for unamortized purchased premiums and discounts.

(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

     The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Nine Months Ended March 31,			Years Ended June 30,			Years Ended June 30,
	2005 vs. 2004			2004 vs. 2003			2003 vs. 2002
	Increase (Decrease)		Total	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
					(In thousands)
Interest-earning assets:
Interest-bearing deposits	$(1,102)	$760	$(342)	$(35)	$(484)	$(519)	$644	$(859)	$(215)
Securities available-for-sale	8,239	(5,220)	3,019	44,772	373	45,145	(1,693)	(1,354)	(3,047)
Securities held-to-maturity	(28,682)	19,453	(9,229)	(41,927)	(23,112)	(65,039)	22,362	(49,307)	(26,945)
Net loans	22,084	(3,020)	19,064	340	(7,052)	(6,712)	(5,207)	(6,078)	(11,285)
Stock in FHLB	(175)	836	661	(528)	(3,011)	(3,539)	(374)	9	(365)

Total interest-earning assets	364	12,809	13,173	2,622	(33,286)	(30,664)	15,732	(57,589)	(41,857)

Interest-bearing liabilities:
Savings deposits	(160)	(43)	(203)	488	(1,808)	(1,320)	565	(743)	(178)
Interest-bearing checking	253	3	256	572	(1,000)	(428)	499	(351)	148
Money market accounts	31	39	70	1,213	(1,721)	(508)	1,090	(1,367)	(277)
Certificates of deposit	908	128	1,036	(137)	(15,968)	(16,105)	13,751	(29,445)	(15,694)

	1,032	127	1,159	2,136	(20,497)	(18,361)	15,905	(31,906)	(16,001)

Borrowed funds	(6,833)	5,765	(1,068)	(8,159)	(4,043)	(12,202)	(5,011)	(6,206)	(11,217)

Total interest-bearing liabilities	(5,801)	5,892	91	(6,023)	(24,540)	(30,563)	10,894	(38,112)	(27,218)

Increase (decrease) in net interest income	$6,165	$6,917	$13,082	$8,645	$(8,746)	$(101)	$4,838	$(19,477)	$(14,639)

Management of Market Risk

     Qualitative Analysis. We believe our most significant form of market risk is interest rate risk. Interest rate risk results from timing differences in the maturity or re-pricing of our assets, liabilities and off-balance sheet contracts (i.e., forward loan commitments), the effect of loan prepayments, deposits and withdrawals; the difference in the behavior of lending and funding rates arising from the uses of different indices; and “yield curve risk” arising from changing interest rate relationships across the spectrum of maturities for constant or variable credit risk investments. Besides directly affecting our net interest income, changes in market interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of securities classified as available for sale and the mix and flow of deposits.

     The general objective of our interest rate risk management is to determine the appropriate level of risk given our business model and then manage that risk in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates. Our Interest Rate Risk Committee, which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment and capital and liquidity requirements and modifies our lending, investing and deposit gathering strategies accordingly. On a quarterly basis, our Board of Directors reviews the Interest Rate Risk Committee report, the aforementioned activities and strategies, the estimated effect of those strategies on our net interest margin and the estimated effect that changes in market interest rates may have on the economic value of our loan and securities portfolios, as well as the intrinsic value of our deposits and borrowings.

     We actively evaluate interest rate risk in connection with our lending, investing and deposit activities. To better manage our interest rate risk, we have increased our focus on the origination of adjustable-rate mortgages, as well as the more recent origination of commercial real estate mortgage loans and adjustable-rate construction loans. In addition, we primarily invest in shorter-to-medium duration securities, which generally have shorter average lives and lower yields compared to longer term securities. Shortening the average lives of our securities, along with originating more adjustable-rate mortgages and commercial real estate mortgages, will help to reduce interest rate risk.

     We retain two independent, nationally recognized consulting firms who specialize in asset and liability management to complete our quarterly interest rate risk reports. They use a combination of analyses to monitor our exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of immediately changed interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

     The net interest income analysis uses data derived from a dynamic asset and liability analysis, described below, and applies several additional elements, including actual interest rate indices and margins, contractual limitations such as interest rate floors and caps, and the U.S. Treasury yield curve as of the balance sheet date. In addition we apply consistent parallel yield curve shifts (in both directions) to determine possible changes in net interest income if the theoretical yield curve shifts occurred instantaneously. Net interest income analysis also adjusts the dynamic asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

     Our dynamic asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This dynamic asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability repricing but does not necessarily provide an accurate indicator of interest rate risk because it omits the factors incorporated into the net interest income analysis.

     Quantitative Analysis. The table below sets forth, as of March 31, 2005, the estimated changes in our NPV and our net interest income that would result from the designated changes in the U.S. Treasury yield curve. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Given the current level of market interest rates, we did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points.

	Net Portfolio Value (2)			Net Interest Income
					Increase (Decrease) in Estimated
		Estimated Increase (Decrease)			Net Interest Income

Change in Interest Rates				Estimated Net
(basis points) (1)	Estimated NPV	Amount	Percent	Interest Income	Amount	Percent
	(Dollars in thousands)
+300bp	$191,930	$(373,911)	(66.1)%	$93,223	$(10,883)	(10.5)%
+200bp	326,002	(239,839)	(42.4)%	97,715	(6,391)	(6.1)%
+100bp	455,356	(110,485)	(19.5)%	101,351	(2,755)	(2.6)%
0bp	565,841	—	—	104,106	—	—
-100bp	642,753	76,912	13.6%	107,097	2,991	2.9%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

     The table set forth above indicates at March 31, 2005, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 42.4% decrease in NPV and a $6.4 million decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 13.6% increase in NPV and a $3.0 million increase in net interest income. This data does not reflect any future actions we may take in response to changes in interest rates, such as changing the mix of our assets and liabilities, which could change the results of the NPV and net interest income calculations.

     As mentioned above, Investors Savings Bank retains two nationally recognized firms to compute its quarterly interest rate risk reports. Although management is confident in the accuracy of their results, certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions we may undertake in response to changes in interest rates. The table also assumes a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provide an indication of our sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on our NPV and net interest income.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities, sales of securities and borrowings from the FHLB and others. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 10% or greater. For the year ended June 30, 2004, our liquidity ratio averaged 65.3% and at March 31, 2005 was 46.4%.

     We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2005, cash and cash equivalents totaled $29.2 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $780.1 million at March 31, 2005. In addition, at March 31, 2005, we had the ability to borrow a total of approximately $1.20 billion from the FHLB. On that date, we had $19.3 million in advances outstanding.

     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our consolidated statements of cash flows included in our consolidated financial statements.

     At March 31, 2005, we had $267.4 million in loan commitments outstanding. In addition to commitments to originate and purchase loans, we had $65.8 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2005 totaled $1.64 billion, or 29.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

     Our primary investing activities are the origination and purchasing of loans and the purchase of securities. During the nine months ended March 31, 2005 and in fiscal year 2004, we originated $198.5 million and $286.0 million of loans, purchased $539.1 million and $331.6 million of loans and purchased $340.0 million and $2.30 billion of securities, respectively. In fiscal year 2003, we originated $233.8 million of loans, purchased $52.4 million of loans, and purchased $3.30 billion of securities.

     Financing activities consist primarily of activity in deposit accounts and funds borrowed from the FHLB and others. We experienced a net increase in total deposits of $6.5 million, $94.1 million and $338.4 million for the nine months ended March 31, 2005, and the years ended June 30, 2004 and 2003, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us, our local competitors and other factors.

     Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB and others, who provide an additional source of funds.

     Investors Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2005, Investors Savings Bank exceeded all regulatory capital requirements. Investors Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

     The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, resulting in increased net interest-earning assets and net income. However, due to the increase in equity resulting from the net proceeds raised in the offering, return on equity will be adversely impacted following the offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

     Off-Balance Sheet Arrangements. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. We consider commitments to extend credit in determining our allowance for loan losses. For additional information, see Note 7, “Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk,” to our Consolidated Financial Statements.

     Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

     The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at June 30, 2004. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
	Less than	One to Three	Three to Five	More than
Contractual Obligations	One Year	Years	Years	Five Years	Total
	(In thousands)
Federal Home Loan Bank advances (1)	$—	$—	$798	$—	$798
Repurchase agreements (2)	536,000	525,000	95,000	448,000	1,604,000
Operating leases	3,567	7,168	6,642	22,094	39,471

Total	$539,567	$532,168	$102,440	$470,094	$1,644,269

Commitments to extend credit	$250,000	$—	$—	$—	$250,000

(1)	Reflects all debt with a maturity of longer than one year.

(2)	All repurchase agreements due in more than five years were prepaid in March 2005 in connection with our asset and liability restructuring transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Restructuring Transaction Executed in March 2005”.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related notes of Investors Bancorp, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF INVESTORS BANCORP, INC.

     Since our formation in 1997, we have not engaged in any business other than holding the common stock of Investors Savings Bank. Upon completion of the offering, we will continue to own all of the issued and outstanding common stock of Investors Savings Bank. We will retain 50% of the net proceeds from the offering. A portion of the net proceeds will be used for the purpose of making a loan to fund the purchase of shares of our common stock by the Investors Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Investors Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

     In the future, Investors Bancorp, Inc., as the holding company of Investors Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Investors Bancorp, Inc. at the present time.

     Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Investors Savings Bank. Investors Bancorp, Inc. neither owns nor leases any property, but instead uses the premises, equipment and furniture of Investors Savings Bank. At the present time, we employ as officers only certain persons who are also officers of Investors Savings Bank. However, we use the support staff of Investors Savings Bank from time to time. These persons are not separately compensated by Investors Bancorp, Inc. Investors Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF INVESTORS SAVINGS BANK

General

     Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office in Short Hills, New Jersey and our 46 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey, and investing those deposits, together with funds generated from operations and wholesale funding, into residential mortgage loans, home equity loans, home equity lines of credit, commercial real estate loans, multi-family loans, construction loans and securities. We originate loans primarily for our loan portfolio but from time-to-time have sold some fixed-rate long-term residential mortgage loans into the secondary market. Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

     Our website address is www.isbnj.com. Information on our website should not be considered a part of this prospectus.

Market Area

     We are headquartered in Short Hills, New Jersey, and our primary deposit gathering area is concentrated in the communities surrounding our headquarters and our 46 branch offices located in the communities of Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. Our primary lending area is broader than our deposit-gathering area and includes all of New Jersey. At March 31, 2005, 76% of our mortgage loan portfolio consisted of loans secured by real estate located in the above referenced counties of New Jersey.

     The economy in our primary market area has benefited from being varied and diverse. In 2004, the median household income for the State of New Jersey was $61,779, ranking first among the states and above the national median of $46,475. The March 2005 unemployment rate for New Jersey of 4.3% was lower than the United States rate of 5.2%.

Competition

     We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2004, our market share of deposits represented 1.55% of deposits in the State of New Jersey. See “Risk Factors—Strong Competition Within Our Market Area May Limit Our Growth and Profitability.”

     Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

     Our principal lending activity is the origination of residential mortgage loans for the purchase or refinancing of residential real property. Residential mortgage loans represented $1.57 billion, or 94.9% of our total loans at March 31, 2005. We also offer a variety of consumer loans which consist primarily of home equity loans and home equity lines of credit. At March 31, 2005, consumer loans totaled $74.1 million or 4.5% of our total loan portfolio. At March 31, 2005, home equity loans and home equity lines of credit totaled $72.8 million, or 98.2% of consumer loans and 4.4% of our total loan portfolio. We recently began offering commercial real estate, multi-family and construction loans. At March 31, 2005, commercial real estate, multi-family and construction loans totaled $10.2 million, or less than 1.0% of our total loan portfolio.

     Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan, at the dates indicated.

	At March 31,		At June 30,
	2005		2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
						(Dollars in thousands)
Residential mortgage loans:
One- to four-family	$1,541,777	92.95%	$987,958	89.26%	$652,532	83.41%	$831,326	83.62%	$809,304	82.62%	$829,505	82.99%
FHA	32,674	1.97	43,923	3.97	67,633	8.65	101,013	10.16	107,251	10.95	106,671	10.67

Total residential mortgage loans	1,574,451	94.92	1,031,881	93.23	720,165	92.06	932,339	93.78	916,555	93.57	936,176	93.66

Multi-family and commercial	8,683	0.52	6,147	0.56	7,011	0.90	7,878	0.79	4,902	0.50	7,319	0.73

Construction loans	1,505	0.09	845	0.08	145	0.02	380	0.04	2,829	0.29	1,729	0.17

Consumer and other loans:
Home equity loans	37,594	2.27	29,731	2.69	21,948	2.81	28,288	2.85	33,246	3.39	30,958	3.10
Home equity credit lines	35,166	2.12	36,513	3.30	31,321	4.00	23,599	2.37	20,561	2.10	21,756	2.18
Other	1,331	0.08	1,588	0.14	1,620	0.21	1,718	0.17	1,421	0.15	1,617	0.16

Total consumer and other loans	74,091	4.47	67,832	6.13	54,889	7.02	53,605	5.39	55,228	5.64	54,331	5.44

Total loans	$1,658,730	100.00%	$1,106,705	100.00%	$782,210	100.00%	$994,202	100.00%	$979,514	100.00%	$999,555	100.00%

Premium on purchased loans	11,736		5,274		1,694		3,160		3,046		2,976
Deferred loan fees, net	(840)		(905)		(703)		(132)		(54)		(62)
Allowance for loan losses	(5,525)		(5,193)		(4,750)		(4,320)		(3,847)		(3,582)

Net loans	$1,664,101		$1,105,881		$778,451		$992,910		$978,659		$998,887

     Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	At June 30, 2004
		Multi-Family		Consumer
	Residential	and	Construction	and Other
	Mortgage	Commercial	Loans	Loans	Total
	(In thousands)
Amounts Due:
One year or less	$32,804	$856	$546	$1,714	$35,920
After one year:
One to three years	858	101	299	1,871	3,129
Three to five years	5,471	499	—	4,735	10,705
Five to ten years	28,572	1,919	—	15,120	45,611
Ten to twenty years	363,704	1,023	—	44,378	409,105
Over twenty years	600,472	1,749	—	14	602,235

Total due after one year	999,077	5,291	299	66,118	1,070,785

Total loans	$1,031,881	$6,147	$845	$67,832	$1,106,705

Premium on purchased loans					5,274
Deferred loan fees, net					(905)
Allowance for loan losses					(5,193)

Net loans					$1,105,881

     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at June 30, 2004 that are contractually due after June 30, 2005.

	Due After June 30, 2005
	Fixed	Adjustable	Total
	(In thousands)
Residential mortgage loans:
One- to four-family	$613,858	$341,517	$955,375
FHA	43,702	—	43,702

Total residential mortgage loans	657,560	341,517	999,077

Multi-family and commercial	5,208	83	5,291

Construction loans	299	—	299

Consumer and other loans
Home equity loans	29,667	—	29,667
Home equity credit lines	—	36,437	36,437
Other	14	—	14

Total consumer and other loans	29,681	36,437	66,118

Total loans	$692,748	$378,037	$1,070,785

     Residential Mortgage Loans. Currently our primary lending activity is originating and purchasing residential mortgage loans, most of which are secured by properties located in our primary market area and most of which we hold in portfolio. At March 31, 2005, $1.57 billion, or 94.9% of our loan portfolio, consisted of residential mortgage loans. Residential mortgage loans are originated by our mortgage subsidiary, ISB Mortgage Co., LLC for our loan portfolio or for sale to third parties. Generally, residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan-to-value ratio in excess of 95%. Fixed-rate mortgage loans are originated for terms of up to 30 years. Generally, all fixed-rate residential mortgage loans are underwritten according to Fannie Mae guidelines, policies and procedures. At March 31, 2005, we held $944.1 million in fixed-rate residential mortgage loans which represented 60% of our residential mortgage loan portfolio.

     We also offer adjustable-rate residential mortgage loans with an interest rate based on the weekly average yield on U.S. Treasuries adjusted to a constant maturity of one year, which adjusts either annually from the outset of the loan or which adjusts annually after a three, five, seven or ten year initial fixed-rate period. Our adjustable-rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 5%, regardless of the initial rate. Our adjustable-rate mortgage loans amortize over terms of up to 30 years.

     Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, which increases the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. The maximum periodic and lifetime interest rate adjustments may limit the effectiveness of adjustable-rate mortgages during periods of rapidly rising interest rates. At March 31, 2005, we held $630.4 million of adjustable-rate residential mortgage loans representing 40% of our residential mortgage loan portfolio.

     To provide financing for low-and moderate-income home buyers, we also offer a special Affordable Mortgage Program for home purchases. Through this program, qualified individuals receive a reduced rate of interest on all of our loan programs, have their application fee refunded at closing and have us pay for private mortgage insurance, if required. If the borrower has a 20% down payment for the purchase, which eliminates the need for private mortgage insurance, we will provide up to $500 toward their closing costs.

     All residential mortgage loans we originate include “due-on-sale” clauses, which gives us the right to declare a loan immediately due and payable if the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance, fire and casualty insurance and, if warranted, flood insurance on properties securing real estate loans.

     Consumer Loans. We offer a variety of consumer loans, most of which consist of home equity loans and home equity lines of credit. Home equity loans and home equity lines of credit are secured by residences located in our market area. At March 31, 2005, consumer loans totaled $74.1 million or 4.5% of our total loan portfolio. Home equity loans and home equity lines of credit comprised $72.8 million or 98.2% of total consumer loans and 4.4% of our total loan portfolio. The underwriting standards we use for home equity loans and home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations, the payment on the proposed loan and the value of the collateral securing the loan. The combined (first and second mortgage liens) loan-to-value ratio for home equity loans and home equity lines of credit is generally limited to 80%. Home equity loans are offered with fixed and adjustable-rates of interest with the loan amount not to exceed $250,000 and with terms of up to 30 years while home equity lines of credit have adjustable-

rates of interest, indexed to the prime rate, as reported in The Wall Street Journal, with terms up to 15 years.

     Commercial and Multi-family Real Estate Loans. As part of our strategy to add to and diversify our loan portfolio, we recently began offering mortgages on commercial and multi-family real estate properties. At March 31, 2005, $8.7 million, or less than 1.0%, of our total loan portfolio consisted of these types of loans. Commercial real estate and multi-family loans are secured by office buildings, apartment buildings, mixed-use properties and other commercial properties. We generally originate adjustable-rate commercial real estate loans and multi-family loans with a maximum amortization term of 25 years. The maximum loan-to-value ratio for our commercial real estate loans is 75% and 80% for multi-family loans. At March 31, 2005, our largest commercial real estate loan was $2.3 million. At March 31, 2005, all of our loans secured by commercial real estate were performing in accordance with their terms.

     We consider a number of factors when we originate commercial real estate loans. During the underwriting process we evaluate the business qualifications and financial condition of the borrower, including credit history, profitability of the property being financed, as well as the value and condition of the mortgaged property securing the loan. When evaluating the business qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, we consider the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service) to ensure it is at least 120% of the monthly debt service for apartment buildings and 130% for commercial income-producing properties. All commercial real estate loans are appraised by outside independent appraisers approved by our Board of Directors. Personal guarantees are obtained from commercial real estate borrowers although we will consider waiving this requirement based upon the loan-to-value ratio of the proposed loan and other factors. All borrowers are required to obtain title, fire and casualty insurance and, if warranted, flood insurance.

     Loans secured by commercial real estate generally are larger than residential mortgage loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate. To help mitigate this risk, management plans to evaluate the performance of all loans in excess of $1.0 million annually.

     Construction Loans. Before April 2005, we held a small number of construction loans in our portfolio. These loans were originated by other financial institutions with whom we participate. In April 2005, we began to offer loans directly to builders and developers on income properties and residential for-sale housing units. At March 31, 2005, we held $1.5 million in construction loans representing less than 1% of our total loan portfolio. Construction loans will be originated through our commercial lenders or by mortgage brokers who make the initial contact with the potential borrower and forward us a completed loan application that we will review to determine whether the applicant satisfies our underwriting criteria. If the loan application meets our criteria, we will issue a letter of intent listing the terms and conditions of any potential loan. If the potential borrower agrees to these terms and conditions, we will continue our standard underwriting practice. Primarily we offer adjustable-rate residential construction loans which can be structured with an option for permanent mortgage financing once the construction is completed. Generally, construction loans will be structured to be repaid over a three-year period and will generally be made in amounts of up to 75% of the appraised value of the completed property, or the actual cost of the improvements. Funds are disbursed based on inspections in accordance with a schedule reflecting the completion of portions of the project. Construction financing for sold units requires an executed sales contract.

     Construction loans generally involve a greater degree of credit risk than residential mortgage loans. The risk of loss on a construction loan depends on the accuracy of the initial estimate of the property’s value when the construction is completed compared to the estimated cost of construction. For all loans, we use outside independent appraisers approved by our Board of Directors. We require all borrowers to obtain title insurance, fire and casualty insurance and, if warranted, flood insurance. A detailed plan and cost review by an outside engineering firm is required on loans in excess of $2.5 million.

     Loan Originations, Purchases, Participations and Servicing of Loans. We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co., LLC. As part of our strategic plan to increase our loan portfolio, we retain most of the loans we and ISB Mortgage originate, although ISB Mortgage also sell loans without recourse into the secondary market when its loans do not meet our lending policies. If we are successful in increasing the size of our loan portfolio, we may consider selling more of our residential loan originations in the future. We originate both adjustable-rate and fixed-rate loans and our ability to originate and purchase fixed or adjustable-rate loans depends on customer demand for such loans, which is affected by, among other factors, the current and expected future levels of market interest rates.

     We also purchase mortgage loans from other banks, mortgage bankers and mortgage brokers. Our agreement calls for these correspondent entities to originate loans that adhere to our underwriting standards. In most cases we acquire the loans with servicing, but we have some arrangements in which the correspondent entity will sell us the loan without servicing. During the nine months ended March 31, 2005 and the year ended June 30, 2004, we purchased $359.2 million and $301.3 million, respectively, in loans from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. While some of these financial institutions retain the servicing for loans they sell to us, when presented with the opportunity to purchase the servicing as part of the loan, we may decide to purchase the servicing, based on the price and other relevant factors. During the nine months ended March 31, 2005 and the year ended June 30, 2004, we purchased $179.9 million and $30.3 million, respectively, in loans on a bulk purchase basis.

     The following table shows our loan originations, loan purchases and repayment activities for the periods indicated.

	For the Nine Months Ended
	March 31,		For the Years Ended June 30,
	2005	2004	2004	2003	2002
			(In thousands)
Loan originations and purchases:
Loan originations
Residential mortgage loans:
One- to four-family	$179,336	$177,999	$255,525	$212,159	$156,529
FHA	153	2,755	2,978	1,112	—

Total residential mortgage loans	179,489	180,754	258,503	213,271	156,529
Multi-family and commercial	2,530	—	—	249	—
Construction loans	—	700	700	115	100

Consumer and other loans:
Home equity loans	10,413	13,470	16,011	8,818	10,353
Home equity credit lines	5,479	6,721	10,048	10,138	7,270
Other	560	658	734	1,199	1,437

Total consumer and other loans	16,452	20,849	26,793	20,155	19,060

Total loan originations	198,471	202,303	285,996	233,790	175,689

Loan purchases:
Residential mortgage loans:
One- to four-family	538,502	232,807	329,637	51,500	101,365
FHA	557	1,941	1,941	907	12,623

Total residential mortgage loans	539,059	234,748	331,578	52,407	113,988
Multi-family and commercial	—	—	—	—	—
Construction loans	—	—	—	—	—

Consumer and other loans:
Home equity loans	—	—	—	—	—
Home equity credit lines	—	—	—	—	—
Other	—	—	—	—	—

Total loan purchases	539,059	234,748	331,578	52,407	113,988

Loan principal repayments	(185,505)	(232,232)	(293,079)	(498,189)	(274,989)

Net increase (decrease) in loan portfolio	$552,025	$204,819	$324,495	$(211,992)	$14,688

     Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. In the approval process for residential loans we assess the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, we review income and expenses and employment and credit history. In the case of commercial real estate loans we also review projected income, expenses and the viability of the project being financed. We generally require appraisals of all real property securing loans, except for home equity loans and equity lines of credit, in which case we may use the tax assessed value of the property securing such loan. Appraisals are performed by independent licensed appraisers who are approved annually by our Board of Directors. We require borrowers to obtain title insurance, fire and casualty insurance and, if warranted, flood insurance in amounts at least equal to the principal amount of the loan. For construction loans, we also require a detailed plan and cost review by an outside engineering firm on loans in excess of $2.5 million.

     Our loan approval policies and limits are also established by our Board of Directors. All residential mortgage loans including home equity loans and home equity lines of credit up to $100,000 may be approved by loan underwriters, provided the loan meets all of our underwriting guidelines. If the loan does not meet all of our underwriting guidelines, but can be considered for approval because of other compensating factors, such loan requires approval from a Senior Vice President or an authorized Vice President. Residential mortgage loans of $101,000 to $750,000 must be approved by a Senior Vice President or an authorized Vice President. Residential mortgage loans in excess of $750,000 and up to $1.25 million may be approved by any two authorized individuals, one of whom must be a Senior Vice President. Residential mortgage loans in excess of $1.25 million must be approved by three authorized individuals, one of whom must be the President or an Executive Vice President and one of whom must be a Senior Vice President.

     All commercial real estate, multi-family and construction loans in an amount up to $750,000 may be approved by the Senior Vice President of Commercial Real Estate Lending except for loans for which he is the originating loan officer. These loans will require approval of the President, Chief Operating Officer, Chief Financial Officer or the Senior Vice President of Residential Lending. All commercial real estate loan requests in excess of $750,000 must be approved by the Commercial Real Estate Loan Committee, consisting of the President, Chief Operating Officer, Chief Financial Officer, Senior Vice President – Lending Operations and Senior Vice President – Commercial Real Estate Lending.

Non-performing and Problem Assets

     We send system-generated reminder notices to start collection efforts when a loan becomes fifteen days past due. Subsequent late charge and delinquent notices are sent and the account is monitored on a regular basis thereafter. Direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. We provide the Board of Directors with a summary report of loans 30 days or more past due on a monthly basis. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. Loans are placed on non-accrual status when they are more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and additional income is recognized only to the extent received. If our efforts to cure the delinquency fail and a repayment plan is not in place, the file is referred to counsel for commencement of foreclosure or other collection efforts.

     We also own loans serviced by other entities and monitor those delinquencies using reports those servicers send to us. When we receive these past due reports, we review the data and contact the servicer to discuss the specific loans and the status of the collection process. We add the information from the servicer’s delinquent loan reports to our own delinquent reports and provide a full summary report monthly to our Board of Directors.

     Our collection procedure for consumer and other loans includes sending periodic late notices to a borrower once a loan is past due. We attempt to make direct contact with the borrower once a loan becomes 30 days past due. The Collection Manager reviews loans 60 days or more delinquent on a regular basis. If collection activity is unsuccessful after 90 days, we may refer the matter to our legal counsel for further collection efforts or charge-off the loan.

Consumer loans deemed not-collectible are proposed for charge-off by the Collection Manager on a monthly basis.

     Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At March 31,		At June 30,
	2005	2004	2003	2002	2001	2000
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage loans:
One- to four-family	$2,937	$3,021	$3,786	$5,098	$5,587	$7,498
FHA	4,891	5,559	6,324	6,003	5,610	4,361

Total residential mortgage loans	7,828	8,580	10,110	11,101	11,197	11,859

Multi-family and commercial	547	437	451	857	420	—

Construction loans	—	—	—	—	—	—

Consumer and other loans:
Home equity loans	38	18	24	38	140	210
Home equity credit lines	30	30	110	66	209	79
Other	1	1	2	1	3	2

Total consumer and other loans	69	49	136	105	352	291

Total	8,444	9,066	10,697	12,063	11,969	12,150

Total non-performing loans	8,444	9,066	10,697	12,063	11,969	12,150
Real estate owned	123	154	110	202	290	1,000

Total non-performing assets	$8,567	$9,220	$10,807	$12,265	$12,259	$13,150

Total non-performing loans to total loans	0.51%	0.82%	1.37%	1.21%	1.22%	1.22%

Total non-performing loans to total assets	0.17%	0.17%	0.20%	0.23%	0.25%	0.26%

Total non-performing assets to total assets	0.18%	0.17%	0.20%	0.24%	0.25%	0.28%

     For the nine-month period ended March 31, 2005 and the year ended June 30, 2004, interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $442,000 and $671,000, respectively. The interest income on these loans included in net income for these periods was not significant.

     Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
			(Dollars in thousands)
At March 31, 2005
Residential mortgage loans:
One- to four-family	3	$251	22	$2,937	25	$3,188
FHA	3	256	45	4,891	48	5,147

Total residential mortgage loans	6	507	67	7,828	73	8,335

Multi-family and commercial	—	—	4	547	4	547

Construction loans	—	—	—	—	—	—

Consumer and other loans
Home equity loans	1	17	2	38	3	55
Home equity credit lines	—	—	1	30	1	30
Other	—	—	1	1	1	1

Total consumer and other loans	1	17	4	69	5	86

Total	7	$524	75	$8,444	82	$8,968

At June 30, 2004
Residential mortgage loans:
One- to four-family	12	$2,269	26	$3,021	38	$5,289
FHA	3	276	52	5,559	55	5,835

Total residential mortgage loans	15	2,545	78	8,580	93	11,124

Multi-family and commercial	—	—	3	437	3	437

Construction loans	—	—	—	—	—	—

Consumer and other loans
Home equity loans	—	—	2	18	2	18
Home equity credit lines	—	—	1	30	1	31
Other	—	—	1	1	1	1

Total consumer and other loans	—	—	4	49	4	50

Total	15	$2,545	85	$9,066	100	$11,611

At June 30, 2003
Residential mortgage loans:
One- to four-family	13	$2,273	30	$3,786	43	$6,059
FHA	5	410	59	6,324	64	6,734

Total residential mortgage loans	18	2,683	89	10,110	107	12,793

Multi-family and commercial	—	—	2	451	2	451

Construction loans	—	—	—	—	—	—

Consumer and other loans
Home equity loans	—	—	2	24	2	24
Home equity credit lines	—	—	2	110	2	110
Other	—	—	3	2	3	2

Total consumer and other loans	—	—	7	136	7	136

Total	18	$2,683	98	$10,697	116	$13,380

     Real Estate Owned. Real estate we acquire as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value result in charges to expense after acquisition. At March 31, 2005, we held $123,000 of real estate owned.

     Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “un-collectible” and of such little value their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

     We are required to establish an allowance for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation which can order the establishment of additional general or specific loss allowances.

     The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

     Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc.—Critical Accounting Policies—Allowance for Loan Losses.” The allowance for loan losses as of March 31, 2005 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

     In addition, as an integral part of their examination process, the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation will periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the
	Nine Months Ended
	March 31,		At or For the Years Ended June 30,
	2005	2004	2004	2003	2002	2001	2000
			(Dollars in thousands)
Allowance balance (beginning of period)	$5,193	$4,750	$4,750	$4,320	$3,847	$3,582	$3,409

Provision for loan losses	400	400	600	600	500	350	425

Charge-offs:
Residential mortgage loans
One- to four-family	3	16	18	56	20	80	229
FHA	54	276	276	—	—	—	—

Total residential mortgage loans	57	292	294	56	20	80	229

Multi-family and commercial loans	—	—	—	384	—	—	—

Construction loans	—	—	—	—	—	—	—

Consumer and other loans	12	11	12	8	9	20	23

Total charge-offs	69	303	306	448	29	100	252

Recoveries:
Residential mortgage loans
One- to four-family	—	—	28	—	—	11	—
FHA	—	—	—	—	—	—	—

Total residential mortgage loans	—	—	28	—	—	11	—

Multi-family and commercial loans	—	—	109	275	—	—	—

Construction loans	—	—	—	—	—	—	—

Consumer and other loans	1	12	12	3	2	4	—

Total recoveries	1	12	149	278	2	15	—

Net (charge-offs) recoveries	(68)	(291)	(157)	(170)	(27)	(85)	(252)

Allowance balance (end of period)	$5,525	$4,859	$5,193	$4,750	$4,320	$3,847	$3,582

Total loans outstanding	$1,658,730	$987,029	$1,106,705	$782,210	$994,202	$979,514	$999,555
Average loans outstanding	1,387,226	852,134	895,759	889,599	973,110	986,098	959,910
Allowance for loan losses as a percent of total loans outstanding	0.33%	0.49%	0.47%	0.61%	0.43%	0.39%	0.36%
Net loans charged off as a percent of average loans outstanding	0.00%	(0.03)%	(0.02)%	(0.02)%	0.00%	(0.01)%	(0.03)%
Allowance for loan losses to non-performing loans	65.44%	52.01%	57.29%	44.41%	35.82%	32.14%	29.48%

     Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,		At June 30,
	2005		2004		2003
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
			(Dollars in thousands)
End of period allocated to:
Residential mortgage loans:
One- to four-family	$3,854	92.95%	$2,979	89.27%	$1,983	83.42%
FHA	128	1.97	429	3.97	597	8.65

Total residential mortgage loans	3,982	94.92%	3,408	93.24%	2,580	92.07%

Multi-family and commercial	670	0.52%	878	0.57%	1,059	0.90%
Construction loans	6	0.09%	4	0.07%	1	0.02%

Consumer and other loans:
Home equity loans	94	2.27%	89	2.69%	66	2.81%
Home equity credit lines	88	2.12	110	3.30	94	4.00
Other	3	0.08	4	0.14	5	0.21

Total consumer and other loans	185	4.47%	203	6.13%	165	7.02%

Unallocated	682		700		945

Total allowance	$5,525	100.00%	$5,193	100.00%	$4,750	100.00%

	At June 30,
	2002		2001		2000
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
			(Dollars in thousands)
End of period allocated to:
Residential mortgage loans:
One- to four-family	$2,540	83.62%	$2,464	82.62%	$2,586	82.99%
FHA	415	10.16	321	10.95	320	10.67

Total residential mortgage loans	2,955	93.78%	2,785	93.57%	2,906	93.66%

Multi-family and commercial	1,162	0.79%	360	0.50%	376	0.73%
Construction loans	2	0.04%	14	0.29%	10	0.17%

Consumer and other loans:
Home equity loans	85	2.85%	100	3.39%	93	3.10%
Home equity credit lines	71	2.37	62	2.11	65	2.18
Other	5	0.17	4	0.14	5	0.16

Total consumer and other loans	161	5.39%	166	5.64%	163	5.44%

Unallocated	40		522		127

Total allowance	$4,320	100.00%	$3,847	100.00%	$3,582	100.00%

Security Investments

     Our Board of Directors has adopted our Investment Policy. This policy determines the types of securities in which we may invest. The Investment Policy is reviewed annually by management and changes to the policy are recommended to and subject to approval by our Board of Directors. The Board of Directors delegates operational responsibility for the implementation of the Investment Policy to the Interest Rate Risk Committee, which is comprised of senior officers. While general investment strategies are developed by the Interest Rate Risk Committee, the execution of specific actions rests primarily with our Chief Financial Officer. He is responsible for ensuring the guidelines and requirements included in the Investment Policy are followed and all securities are considered prudent for investment. He or his designee is authorized to execute transactions that fall within the scope of the established Investment Policy. Investment transactions are reviewed and ratified by the Board of Directors at their regularly scheduled meetings.

     Our Investment Policy requires investment transactions conform to Federal and New Jersey State investment regulations. Such investment transactions include U.S. Treasury obligations, securities issued by various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, investment grade corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. In addition, Investors Bancorp may invest in equity securities subject to certain limitations.

     The Investment Policy requires that securities transactions be conducted in a safe and sound manner and purchase and sale decisions be based upon a thorough analysis of each security to determine its quality and inherent risks and fit within our overall asset/liability management objectives. The analysis must consider its effect on its risk-based capital measurement and prospects for yield and/or appreciation.

     While we continue to de-emphasize securities and emphasize loans as assets, currently, securities represent the largest asset class on our balance sheet. At March 31, 2005, our securities portfolio totaled $2.99 billion representing 61.1% of our total assets.

     U.S. Government and Federal Agency Obligations. At March 31, 2005, our U.S. Government and Federal Agency securities portfolio totaled $120.7 million representing 4.0% of our total securities portfolio. While these securities generally provide lower yields than other securities in our securities portfolio, we hold these securities, to the extent appropriate, for liquidity purposes and as collateral for certain borrowings. We invest in these securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by these issuers.

     Mortgage-Backed Securities. We purchase mortgage-backed pass through and collateralized mortgage obligation (“CMO”) securities insured or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae and to a lesser extent, a variety of federal and state housing authorities. At March 31, 2005, agency-issued mortgage-backed securities including CMOs, totaled $2.38 billion or 79.4% of our total securities portfolio. Securities issued by municipalities totaled $18.2 million, which is less than 1% of our total securities portfolio at

March 31, 2005. We also invest in securities issued by non-agency or private mortgage originators, provided those securities are rated AAA by nationally recognized rating agencies. Securities issued by private mortgage originators totaled $444.5 million or 14.9% of our total securities portfolio at March 31, 2005.

     Mortgage-backed pass through securities are created by pooling mortgages and issuing a security with an interest rate less than the interest rate on the underlying mortgages. Mortgage-backed pass through securities represent a participation interest in a pool of single-family or multi-family mortgages. As loan payments are made by the borrowers, the principal and interest portion of the payment is passed through to the investor as received. CMOs are also backed by mortgages; however they differ from mortgage-backed pass through securities because the principal and interest payments of the underlying mortgages are financially engineered to be paid to the security holders of pre-determined classes or tranches of these securities at a faster or slower pace. The receipt of these principal and interest payments which depends on the proposed average life for each class is contingent on a prepayment speed assumption assigned to the underlying mortgages. Variances between the assumed payment speed and actual payments can significantly alter the average lives of such securities. To quantify and mitigate this risk, we undertake a high level of payment analysis before purchasing these securities. We invest in CMO classes or tranches in which the payments on the underlying mortgages are passed along at a pace fast enough to provide an average life of two to four years with no change in market interest rates. The issuers of such securities, as noted above, pool and sell participation interests in security form to investors such as us and guarantee the payment of principal and interest. Mortgage-backed securities and CMOs generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize borrowings and other liabilities.

     Mortgage-backed securities present a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments that can change the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     Securities are classified as held-to-maturity or available-for-sale when purchased. At March 31, 2005, $2.21 billion of our securities were classified as held-to-maturity and reported at amortized cost and $780.1 million were classified as available-for-sale and reported at fair value. Our mortgage-backed securities portfolio had a weighted average yield of 4.32% at March 31, 2005. The estimated fair value of our mortgage-backed securities at March 31, 2005 was $2.79 billion, which is $33.7 million less than the amortized cost of $2.82 billion.

     Marketable Equity Securities. At March 31, 2005, our equity securities totaled $35.0 million, or 1.2% of our total securities portfolio, all of which were classified as available-for-sale. The portfolio consists of Freddie Mac preferred stock. Equity securities are not insured or guaranteed investments and are affected by market interest rates and stock market fluctuations. Such investments are carried at their fair value and fluctuation in the fair value of such investments, including temporary declines in value, directly affect our net capital position. In

June 2004, we recorded an impairment charge of $3.1 million on two issues of Freddie Mac preferred stock after we concluded the loss in the stock’s value constituted an other-than-temporary impairment. In March 2005, we sold these two issues of the Freddie Mac preferred stock as part of our balance sheet restructuring transaction and recorded an additional loss of $1.1 million.

     Securities Portfolios. The following table sets forth the composition of our investment securities portfolios at the dates indicated.

Securities Held-to-Maturity

			At June 30,
	At March 31, 2005		2004		2003		2002
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In thousands)
Securities Held to Maturity:
United States Government and agency obligations	$120,656	$117,400	$130,986	$126,638	$126,542	$127,293	$2,562	$2,623
Municipal bonds	18,234	18,632	18,326	18,806	25,252	26,950	25,721	26,914
Other debt	2,000	1,998	—	—	—	—	—	—

	140,890	138,030	149,312	145,444	151,794	154,243	28,283	29,537

Mortgage-backed securities:
Freddie Mac	1,172,464	1,156,432	1,339,589	1,326,743	1,869,333	1,888,813	1,539,861	1,556,436
Ginnie Mae	23,060	23,707	73,769	75,620	200,910	208,672	337,324	346,722
Fannie Mae	662,334	655,857	694,302	693,223	940,145	961,250	840,670	854,623
Federal housing authorities	3,371	3,740	1,525	1,525	6,444	6,444	12,632	12,632
Non-agency securities	208,247	205,294	264,314	261,963	683,295	687,310	1,071,285	1,081,969

Total mortgage-backed securities held-to-maturity	2,069,476	2,045,030	2,373,499	2,359,074	3,700,127	3,752,489	3,801,772	3,852,382

Total securities held-to-maturity	$2,210,366	$2,183,060	$2,522,811	$2,504,518	$3,851,921	$3,906,732	$3,830,055	$3,881,919

Securities Available-for-Sale

			At June 30,
	At March 31, 2005		2004		2003		2002
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In thousands)
Securities Available for Sale:
Equity securities	$35,000	$35,010	$56,875	$56,931	$59,969	$58,377	$24,969	$24,250
Other debt	—	—	—	—	10,000	10,104	10,000	10,160

	35,000	35,010	56,875	56,931	69,969	68,481	34,969	34,410

Mortgage-backed securities:
Freddie Mac	199,754	197,566	422,859	416,902	60,542	61,017	—	—
Fannie Mae	318,388	315,071	699,542	689,686	130,904	130,639	35,367	35,111
Non-agency securities	236,234	232,463	261,129	257,554	44,024	43,388	47,772	47,539

Total mortgage-backed securities available for sale	754,376	745,100	1,383,530	1,364,142	235,470	235,044	83,139	82,650

Total securities available-for-sale	$789,376	$780,110	$1,440,405	$1,421,073	$305,439	$303,525	$118,108	$117,060

     At March 31, 2005, we had no investments that had an aggregate book value in excess of 10% of our equity.

     Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at March 31, 2005 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years		More than Ten Years		Total Securities
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
					(Dollars in thousands)
Held to Maturity:
United States Government and agency obligations	$—	—%	$15,000	3.32%	$104,120	4.61%	$1,536	3.25%	$120,656	$117,400	4.43%
Municipal bonds	—	—%	1,850	6.45%	6,847	6.91%	9,537	8.04%	18,234	18,632	7.45%
Other debt	—	—%	—	—%	—	—%	2,000	4.38%	2,000	1,998	4.38%

	—	—	16,850	3.66%	110,967	4.75%	13,073	6.91%	140,890	138,030	4.82%

Mortgage-backed securities:
Freddie Mac	—	—%	1,558	6.00%	41,613	2.67%	1,129,293	4.20%	1,172,464	1,156,432	4.15%
Ginnie Mae	—	—%	—	—%	6,235	5.92%	16,825	6.60%	23,060	23,707	6.42%
Fannie Mae	—	—%	—	—%	31,662	3.21%	630,672	4.55%	662,334	655,857	4.48%
Federal and state housing authorities	—	—%	—	—%	1,905	8.88%	1,466	8.90%	3,371	3,740	8.89%
Non-agency securities	—	—%	—	—%	—	—%	208,247	4.63%	208,247	205,294	4.63%

Total mortgage-backed securities	—	—%	1,558	6.00%	81,415	3.28%	1,986,503	4.38%	2,069,476	2,045,030	4.34%

Total securities held-to-maturity	$—	—%	$18,408	3.86%	$192,382	4.13%	$1,999,576	4.39%	$2,210,366	$2,183,060	4.37%

Available for Sale:
Equity securities	$—	—%	$—	—%	$—	—%	$35,000	3.49%	$35,000	$35,010	3.49%

Mortgage-backed securities:
Freddie Mac	—	—%	—	—%	33,077	4.10%	166,677	4.24%	199,754	197,566	4.21%
Fannie Mae	—		—	—%	70,438	4.33%	244,950	4.02%	318,388	315,071	4.09%
Non-agency securities	—	—%	—	—%	—	—%	236,234	4.62%	236,234	232,463	4.62%

Total mortgage-backed securities	—	—%	—	—%	106,515	4.26%	647,861	4.29%	754,376	745,100	4.29%

Total securities available-for-sale	$—	—%	$—	—%	$106,515	4.26%	$682,861	4.25%	$789,376	$780,110	4.25%

Sources of Funds

     General. Deposits, primarily certificates of deposit, have traditionally been the primary source of funds used for our lending and investment activities. We also use a significant amount of borrowings, primarily, reverse repurchase agreements from the FHLB and various brokers to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management and to manage our cost of funds. Additional sources of funds include principal and interest payments from loans and securities, loan and security prepayments and maturities, income on other earning assets and retained earnings. While cash flows from loans and securities payments can be relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

     Deposits. At March 31, 2005, we held $3.27 billion in total deposits representing 72.9% of our total liabilities. We traditionally emphasized a more wholesale strategy for our total liabilities and deposits, in particular, by attracting high cost retail certificates of deposit with aggressive pricing and using wholesale borrowings from the Federal Home Loan Bank and various brokers. At March 31, 2005, $2.40 billion, or 73.3% of our total deposit accounts were certificates of deposit. While this strategy was successful for a number of years, management felt a change in strategy was necessary to increase our franchise value. In October 2003, our Board of Directors approved management’s recommendation to change the mix of both our assets and liabilities to one focused on retail assets and liabilities, namely loans and deposits. Specifically as it relates to deposits, the plan called for changing the mix of our deposits from one focused on attracting certificates of deposit to one focused on core deposits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Investors Bancorp, Inc.” At March 31, 2005, we held $872.6 million in core deposits representing 26.7% of total deposits. While this is an increase of $57.7 million, or 7.1%, when compared to June 30, 2003, when our core deposits were $815.0 million, it represents a decline of $60.8 million or 6.5% when compared to June 30, 2004 when our core deposits totaled $933.4 million. We attribute this decline in core deposits to higher market interest rates and intense market competition from banks offering short-term high-yield deposit products. Despite this, we are committed to our plan of attracting more core deposits because core deposits represent a more stable source of low cost funding, are less sensitive to changes in market interest rates and we can sell more of our other deposit and loan products to core deposit account holders. While we expect this shift from core deposits to certificates of deposit to continue if interest rates continue to rise, we will continue to invest in branch staff training and will aggressively market and advertise our core deposit products to help increase core deposits. In April 2005, we introduced our own Investors High Yield Checking product to compete with products offered by other financial institutions. We attempt to generate our deposits from households within our primary market area and offer a selection of deposit accounts, including demand, NOW, money market, savings retirement and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

     The interest rates we pay, our maturity terms, service fees and withdrawal penalties are all established on a periodic basis. Deposit rates and terms are based primarily on our current operating strategies, market rates, liquidity requirements, rates paid by competitors and growth goals. We also rely on personalized customer service, long-standing relationships with customers and an active marketing program to attract and retain deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts we offer allows us to respond to changes in consumer demands and be competitive in obtaining deposit funds. Our ability to attract and maintain deposits and the rates we pay on deposits will continue to be significantly affected by market conditions.

     The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At March 31,			At June 30,
	2005			2004
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in thousands)
Deposit type:
Savings	$278,937	8.52%	0.84%	$289,682	8.87%	0.84%
NOW and Super NOW deposits	233,827	7.14	1.02	232,900	7.13	0.96
Money market deposits	359,879	11.00	1.34	410,855	12.58	1.34

Total transaction accounts	872,643	26.66	1.09	933,437	28.58	1.10

Certificates of deposit	2,400,794	73.34	2.69	2,333,498	71.42	2.29

Total deposits	$3,273,437	100.00%	2.26%	$3,266,935	100.00%	1.95%

	At June 30,
	2003			2002
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
			(Dollars in thousands)
Deposit type:
Savings	$266,568	8.40%	1.20%	$228,924	8.08%	1.74%
NOW and Super NOW deposits	188,084	5.93	1.10	156,237	5.51	1.55
Money market deposits	360,310	11.36	1.49	275,931	9.73	1.98

Total transaction accounts	814,962	25.69	1.29	661,092	23.32	1.79

Certificates of deposit	2,357,864	74.31	2.67	2,173,328	76.68	3.52

Total deposits	$3,172,826	100.00%	2.32%	$2,834,420	100.00%	3.12%

     The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March	At June 30,
	31, 2005	2004	2003	2002
	(In thousands)
Interest Rate:
Less than 2%	$750,332	$1,423,260	$588,367	$259
2.01% -3.00%	772,051	510,932	1,206,187	725,234
3.01% -4.00%	699,778	307,800	452,566	960,788
4.01% -5.00%	158,612	71,393	85,650	428,169
5.01% -6.00%	20,021	20,104	25,082	50,565
Over 6.01%	—	9	12	8,313

Total	$2,400,794	$2,333,498	$2,357,864	$2,173,328

     The following table sets forth the amount and maturities of certificates of deposit at March 31, 2005.

		Over One	Over Two	Over Three
	Less than	Year to Two	Years to	Years to	Over Four
	One Year	Years	Three Years	Four Years	Years	Total
	(Dollars in thousands)
Interest Rate:
Less than 2%	$750,000	$330	$2	$—	$—	$750,332
2.01% -3.00%	608,296	156,147	7,591	2	15	772,051
3.01% -4.00%	273,983	213,917	67,846	116,206	27,826	699,778
4.01% -5.00%	8,666	8,021	9,844	21,269	110,812	158,612
Over 5.01%	1,587	1,807	381	239	16,007	20,021

Total	$1,642,532	$380,222	$85,664	$137,716	$154,660	$2,400,794

     As of March 31, 2005, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $443.0 million. The following table sets forth the maturity of those certificates as of March 31, 2005.

At
March 31, 2005
(In thousands)
Three months or less	$121,921
Over three months through six months	57,231
Over six months through one year	106,280
Over one year to three years	91,641
Over three years	65,919

Total	$442,992

     Borrowings. We have funds borrowed under repurchase agreements with the FHLB and various brokers. These agreements are recorded as financing transactions as we maintain effective control over the transferred or pledged securities. The dollar amount of the securities underlying the agreements continues to be carried in our securities portfolio while the obligations to repurchase the securities are reported as liabilities in our consolidated balance sheets. The securities underlying the agreements are delivered to the party with whom each transaction is executed. Those parties agree to resell to us the identical securities we delivered to them at the maturity or call period of the agreement.

     We have also obtained borrowings or advances from the FHLB, which are collateralized by a blanket lien against our residential mortgage portfolio. Borrowings with the FHLB are limited to twenty times the amount of FHLB stock owned.

     The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

	At or For the Nine Months
	Ended March 31,		At or For the Years Ended June 30,
	2005	2004	2004	2003	2002
	(Dollars in thousands)
Balance at end of period	$19,277	$806	$798	$827	$855
Average balance during period	29,188	815	812	841	868
Maximum outstanding at any month end	60,782	824	824	852	880
Weighted average interest rate at end of period	2.95%	1.98%	1.98%	1.98%	1.97%
Average interest rate during period	2.39%	1.98%	1.98%	1.98%	1.97%

     The following table sets forth information concerning balances and interest rates on our securities sold under agreements to repurchase at the dates and for the periods indicated:

	At or For the Nine Months
	Ended March 31,		At or For the Years Ended June 30,
	2005	2004	2004	2003	2002
	(Dollars in thousands)
Balance at end of period	$1,175,000	$1,719,000	$1,604,000	$1,744,000	$1,969,000
Average balance during period	1,550,034	1,753,736	1,729,818	1,952,665	2,078,679
Maximum outstanding at any month end	1,673,000	1,859,000	1,859,000	1,984,000	2,216,000
Weighted average interest rate at end of period	3.46%	3.63%	3.80%	3.58%	3.69%
Average interest rate during period	3.84%	3.55%	3.59%	3.80%	4.11%

Properties

     The following table provides certain information as of March 31, 2005 with respect to our main office located in Short Hills, New Jersey and our 46 other full service branch offices.

Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration
Essex County

Corporate Office	Leased	6/1/2004	10/31/2019
101 JFK Parkway
Short Hills, New Jersey 07078

East Orange Office	Leased	8/1/1995	7/31/2008
27 Prospect Street
East Orange, New Jersey 07017

Irvington Office	Owned	7/24/1973	NA
34 Union Avenue
Irvington, New Jersey 07111

Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration
Irvington Office	Owned	2/14/1994	NA
1331 Springfield Avenue
Irvington, New Jersey 07111

Irvington Office	Owned	9/13/1973	NA
1065 Stuyvesant Avenue
Irvington, New Jersey 07111

Livingston Office	Leased	8/1/1997	1/31/2009
493 South Livingston Avenue
Livingston, New Jersey 07039

Livingston Office	Owned	7/27/1995	NA
371 East Northfield Road
Livingston, New Jersey 07039

Millburn Office	Leased	9/1/1995	8/31/2005 (1)
243 Millburn Avenue
Millburn, New Jersey 07041

Hunterdon County

Whitehouse Office	Leased	8/1/2000	7/31/2010
3563 Route 22 East
Whitehouse, New Jersey 08888

Middlesex County

Edison Office	Leased	4/8/1997	1/31/2007
1655-65 Oak Tree Road
Edison, New Jersey 08820

Old Bridge Office	Leased	10/1/2002	9/30/2012
345-A Matawan Road
Matawan, New Jersey 07747

Piscataway Office	Leased	8/4/1999	8/3/2009
597 Stelton Road
Piscataway, New Jersey 08854

Monmouth County

Colts Neck Office	Owned	2/23/1995	NA
Highway 34, P.O. Box 127
Colts Neck, New Jersey 07722

Deal Office	Owned	5/25/1995	NA
88 Norwood Avenue
P.O. Box 227
Deal, New Jersey 07723

Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration
Freehold Office	Leased	7/1/1974	6/30/2007
Hwy 9 & Adelphia Road
Freehold, New Jersey 07728

Long Branch Office	Owned	3/23/1995	NA
169 Broadway
Long Branch, New Jersey 07740

Marlboro Office	Leased	8/1/2001	7/31/2006
450 Union Hill Road
Morganville, New Jersey 07751

Middletown Office	Leased	10/13/2001	9/30/2011
Route 35 & Harmony Road
Middletown, New Jersey 07748

Navesink Office	Leased	3/4/1993	2/28/2008
Highway 36 and Valley Drive
Navesink, New Jersey 07752

Spring Lake Heights Office	Owned	7/1/1974	NA
Highway 71 and Warren Avenue
Spring Lake Heights, New Jersey 07762

Wall Office	Owned	9/19/2000	NA
2426 Highway 34 North
Manasquan, New Jersey 08736

Morris County

Chatham Office	Leased	2/20/1996	2/19/2011
169 Main Street
Chatham, New Jersey 07928

Denville Commons Office	Leased	6/24/2002	5/31/2007
3130 Route 10 West
Denville, New Jersey 07834

Denville Station Office	Leased	5/21/2002	5/31/2007
276 Route 53 Suite 3
Denville, New Jersey 07834

Madison Office	Leased	9/1/1988	8/31/2008
16 Waverly Place
Madison, New Jersey 07940

Morris Plains Office	Leased	4/1/2003	3/31/2008
736 Speedwell Avenue
Morris Plains, New Jersey 07950

Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration
Roxbury Township Office	Leased	10/5/1997	9/30/2012
275 State Route 10 East
Succasunna, New Jersey 07876

Stirling Office	Leased	9/4/1999	9/3/2009
1153 Valley Road
Stirling, New Jersey 07980

Ocean County

Brick Office	Owned	7/1/1999	NA
273 Brick Boulevard
Brick, New Jersey 08723

Jackson Office	Owned	6/1/2004	NA
130 North County Line Road
Jackson, New Jersey 08527

Lakewood Office	Owned	8/1/2000	NA
425 Route 70
Lakewood, New Jersey 08701

Toms River Office	Leased	6/23/1995	6/30/2015
874 Fischer Blvd., Bay Plaza
Toms River, New Jersey 08753

Toms River Office	Leased	11/1/1998	12/31/2029
864 Route 37 West
Toms River, New Jersey 08755

Whiting Office	Owned	8/26/1997	NA
77 Lacey Road
Whiting, New Jersey 08759

Somerset County

Pluckemin Office	Leased	5/1/2002	04/31/2012
315 Route 202/206
Bedminster, New Jersey 07978

Somerset Office	Leased	11/1/2000	10/31/2015
225 Demott Lane
Somerset, New Jersey 08873

Union County

Clark Office	Owned	5/24/1995	NA
56 Westfield Avenue
Clark, New Jersey 07066

Clark Office	Leased	2/1/1995	1/31/2010
77 Central Avenue
Clark, New Jersey 07066

Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration
Garwood Office	Leased	8/1/2001	7/31/2011
300 South Avenue
Garwood, New Jersey 07027

Hillside Office	Leased	2/1/1975	1/31/2010
1128 Liberty Avenue
Hillside, New Jersey 07205

New Providence Office	Leased	7/1/1998	2/28/2009
1260 Springfield Avenue
New Providence, New Jersey 07974

Plainfield Office	Owned	10/7/1992	NA
130 Watchung Avenue
Plainfield, New Jersey 07060

Scotch Plains Office	Leased	9/1/1997	8/31/2007
437 Park Avenue
Scotch Plains, New Jersey 07076

Springfield Office	Owned	4/1/1980	NA
173 Mountain Avenue
Springfield, New Jersey 07081

Springfield Office	Leased	4/1/1996	3/31/2007
207 Morris Avenue (and Mountain Avenue)
Springfield, New Jersey 07081

Union Office	Owned	9/22/1978	NA
977 Stuyvesant Avenue
Union, New Jersey 07083

Union Office	Leased	5/1/2000	4/30/2013
2441 A Route 22 West
Union, New Jersey 07083

(1)	Effective August 31, 2005, the lease on this branch facility will expire and be replaced with a lease for a branch facility at 249 Millburn Avenue, Millburn, New Jersey.

Subsidiary Activities

     ISB Mortgage Company LLC. ISB Mortgage Company LLC is a New Jersey limited liability company that was formed in 2001 for the purpose of originating loans for sale to both Investors Savings Bank and third parties. In recent years, as Investors Savings Bank has increased its emphasis on the origination of loans, ISB Mortgage Company LLC has served as Investors Savings Bank’s retail lending production arm throughout the branch network.

     ISB Mortgage Company LLC sells all loans that it originates either to Investors Savings Bank or third parties.

     ISB Asset Corporation. ISB Asset Corporation is a real estate investment trust (“REIT”) which was formed in 1997 as a New Jersey corporation for the sole purpose of acquiring mortgage loans and mortgage-backed securities from Investors Savings Bank. ISB Asset Corporation’s primary objective is to maximize long-term return on equity. At March 31, 2005, ISB Asset Corporation had $1.23 billion in assets.

     ISB Asset Corporation is taxed, and operates in a manner enabling it to qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). As a result of this election, ISB Asset Corporation is not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met.

     ISB Holdings, Inc. ISB Holdings, Inc. is a New Jersey corporation, which is the 100% owner of ISB Asset Corporation.

     Investors Savings Bank has two additional subsidiaries which are inactive.

Legal Proceedings

     At March 31, 2005, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

     Investors Savings Bank has entered into an agreement with Investors Bancorp, Inc. and Investors Bancorp, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Investors Savings Bank and Investors Bancorp, Inc. have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

     As of March 31, 2005, we had 380 full-time employees and 50 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

     General. Investors Bancorp, Inc. and Investors Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Investors Bancorp, Inc.’s nor Investors Savings Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Investors Bancorp, Inc. or Investors Savings Bank.

     Method of Accounting. For federal income tax purposes, Investors Bancorp, Inc. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

     Bad Debt Reserves. Historically, Investors Savings Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1988. Investors Savings Bank has fully recaptured its reserve balance.

     Currently, the Investors Savings Bank consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

     Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 (pre-base year reserves) were subject to recapture into taxable income should Investors Savings Bank fail to meet certain thrift asset and definitional tests.

     At March 31, 2005, our total federal pre-base year reserve was approximately $36.5 million. However, under current law, pre-base year reserves remain subject to recapture should Investors Savings Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

     Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Investors Bancorp, Inc. and Investors Savings Bank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2005, Investors Savings Bank had no net operating loss carryforwards for federal income tax purposes.

     Corporate Dividends-Received Deduction. Investors Bancorp, Inc. may exclude from its federal taxable income 100% of dividends received from Investors Savings Bank as a wholly- owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation. A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

State Taxation

     New Jersey State Taxation. Investors Savings Bank files New Jersey Savings Institution income tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. Investors Savings Bank is not currently under audit with respect to its New Jersey income tax returns and Investors Savings Bank’ state tax returns have not been audited for the past five years. On June 30, 2004, Investors Savings Bank had state net operating losses of approximately $31.0 million, which are scheduled to expire in 2010.

     On July 2, 2002, the State of New Jersey enacted income tax law changes which were retroactive to tax years beginning January 1, 2002. The more relevant changes include an increase in the tax rate for savings banks from three percent to nine percent and the establishment of an Alternative Minimum Assessment (“AMA”) tax. Under the legislation, a taxpayer, including Investors Savings Bank, will pay the greater of the corporate business tax (“CBT”) (at 9% of taxable income) or the AMA tax. There are two methods for calculating the AMA tax, the gross receipts method or the gross profits method. Under the gross receipts method, the tax is calculated by multiplying the gross receipts by the applicable factor, which ranges from 0.125% to 0.4%. Under the gross profits method, the tax is calculated by multiplying the gross profits by the applicable factor, which ranges from 0.25% to 0.8%. The taxpayer has the option of choosing either the gross receipts or gross profits method, but once an election is made, the taxpayer must use the same method for the next four tax years. The AMA tax is creditable against the CBT in a year in which the CBT is higher, limited to the AMA for that year, and limited to an amount such that the tax is not reduced by more than 50% of the tax otherwise due and other statutory minimums. The AMA tax for each taxpayer may not exceed $5.0 million per year and the sum of the AMA for each member of an affiliated group may not exceed $20.0 million per year for members of an affiliated group with five or more taxpayers. The AMA for tax years beginning after June 30, 2006 shall be zero.

     New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under recent tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director’s discretion, require the taxpayer to file a consolidated return of the entire operations of the affiliated group or controlled group, including its own operations and income.

     Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Investors Bancorp, Inc. is exempted from Delaware corporate income tax but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.

SUPERVISION AND REGULATION

General

     Investors Savings Bank is a New Jersey-chartered savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) under the Bank Insurance Fund (“BIF”) and, to a lesser extent, the Savings Association Insurance Fund (“SAIF”). Investors Savings Bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance (the “Commissioner”) as the issuer of its charter, and by the FDIC as the deposit insurer and its primary federal regulator. Investors Savings Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess Investors Savings Bank’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Investors Bancorp, Inc., as a bank holding company controlling Investors Savings Bank, is subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Federal Reserve Board under the BHCA and to the provisions of the New Jersey Banking Act of 1948 (the “New Jersey Banking Act”) and the regulations of the Commissioner under the New Jersey Banking Act applicable to bank holding companies. Investors Savings Bank and Investors Bancorp, Inc. will be required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the Commissioner. Following completion of the offering, Investors Bancorp, Inc. will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the Commissioner, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on Investors Savings Bank and Investors Bancorp, Inc. and their operations and stockholders.

     Certain of the laws and regulations applicable to Investors Savings Bank and Investors Bancorp, Inc. are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

New Jersey Banking Regulation

     Activity Powers. Investors Savings Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Investors Savings Bank, generally may invest in:

(1)	real estate mortgages;

(2)	consumer and commercial loans;

(3)	specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

(4)	certain types of corporate equity securities; and

(5)	certain other assets.

     A savings bank may also invest pursuant to a “leeway” power that permits investments not otherwise permitted by the New Jersey Banking Act. “Leeway” investments must comply with a number of limitations on the individual and aggregate amounts of “leeway” investments. A savings bank may also exercise trust powers upon approval of the Commissioner. New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the Commissioner by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See “—Federal Banking Regulation—Activity Restrictions on State-Chartered Banks” below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey-chartered savings bank may not make loans or extend credit to a single borrower or to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A savings bank may lend an additional 10% of the bank’s capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. Investors Savings Bank currently complies with applicable loans-to-one-borrower limitations.

     Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Investors Savings Bank. See “—Federal Banking Regulation—Prompt Corrective Action” below.

     Minimum Capital Requirements. Regulations of the Commissioner impose on New Jersey-chartered depository institutions, including Investors Savings Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements.”

     Examination and Enforcement. The New Jersey Department of Banking and Insurance may examine Investors Savings Bank whenever it deems an examination advisable. The Department examines Investors Savings Bank at least every two years. The Commissioner may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Commissioner has ordered the activity to be terminated, to show cause at a hearing before the Commissioner why such person should not be removed.

Federal Banking Regulation

     Capital Requirements. FDIC regulations require banks to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

     Tier 1 capital is comprised of the sum of:

•	common stockholders’ equity, excluding the unrealized appreciation or depreciation, net of tax, from available for sale securities;

•	non-cumulative perpetual preferred stock, including any related retained earnings; and

•	minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include:

•	cumulative perpetual preferred stock;

•	certain perpetual preferred stock for which the dividend rate may be reset periodically;

•	hybrid capital instruments, including mandatory convertible securities;

•	term subordinated debt;

•	intermediate term preferred stock;

•	allowance for loan losses; and

•	up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

     The allowance for loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets (as discussed below). Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution’s exposure to declines in the economic value of a bank’s capital due to changes in interest rates when assessing the bank’s capital adequacy. Under such a risk assessment, examiners evaluate a bank’s capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

•	the quality of the bank’s interest rate risk management process;

•	the overall financial condition of the bank; and

•	the level of other risks at the bank for which capital is needed.

     Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies’ evaluation of interest rate risk in connection with capital adequacy.

     The following table shows Investors Savings Bank’s Core capital, Tier 1 risk-based capital, and Total risk-based capital ratios on a historical and pro forma basis at March 31, 2005:

	As of March 31, 2005
					Pro Forma	Percent
	Historical	Percent of	Pro Forma	Percent of	Capital	of
	Capital	Assets(1)	Capital(2)	Assets(1)	Requirements	Assets(1)
	(Dollars in thousands)
Core capital	$403,850	7.57%	$543,087	9.92%	$219,034	4.00%
Tier 1 risk-based capital	403,850	22.06	543,087	29.23	74,332	4.00
Total risk-based capital	409,375	22.36	548,612	29.52	148,664	8.00

(1)	For purposes of calculating Core capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.

(2)	Assumes the sale of 39,037,500 shares of common stock in the stock offering.

     As the table shows, as of March 31, 2005, Investors Savings Bank was considered “well capitalized” under FDIC guidelines.

     Activity Restrictions on State-Chartered Banks. Federal law and FDIC regulation generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or consented to by the FDIC.

     Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

     Federal law permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank’s total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under federal law. Although Investors Savings Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

     Federal Home Loan Bank System. Investors Savings Bank is a member of the Federal Home Loan Bank system, which consists of twelve regional federal home loan banks, each subject to supervision and regulation by the Federal Housing Finance Board (“FHFB”). The federal home loan banks provide a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the federal home loan banks. The federal home loan banks make loans to members (i.e., advances) in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the federal home loan banks. These policies and procedures are subject to the regulation and oversight of the FHFB. All long-term advances are required to provide funds for residential home financing. The FHFB has also established standards of community or investment service that members must meet to maintain access to such long-term advances. Investors Savings Bank, as a member of the Federal Home Loan Bank of New York, is required to purchase and hold shares of capital stock in the Federal Home Loan Bank of New York in an amount at least equal to the greater of (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or (iii) 5% (or such greater fraction as established by the Federal Home Loan Bank of New York) of its advances from the Federal Home Loan Bank of New York. Investors Savings Bank is in compliance with these requirements.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Investors Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     Prompt Corrective Action. The FDIC Improvement Act also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The FDIC’s regulations define the five capital categories as follows:

     An institution will be treated as “well capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 10%;

•	its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

•	its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

     An institution will be treated as “adequately capitalized” if:

•	its ratio of total capital to risk-weighted assets is at least 8%; or

•	its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

•	its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

     An institution will be treated as “undercapitalized” if:

•	its total risk-based capital is less than 8%; or

•	its Tier 1 risk-based-capital is less than 4%; and

•	its leverage ratio is less than 4% (or less than 3% if the institution receives the highest rating under the Uniform Financial Institutions Rating System).

     An institution will be treated as “significantly undercapitalized” if:

•	its total risk-based capital is less than 6%;

•	its Tier 1 capital is less than 3%; or

•	its leverage ratio is less than 3%.

     An institution that has a tangible capital to total assets ratio equal to or less than 2% would be deemed to be “critically undercapitalized.”

     The FDIC is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is “critically undercapitalized.” For this purpose, “critically undercapitalized” means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution’s financial condition or upon the occurrence of certain events, including:

•	insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

•	substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

•	existence of an unsafe or unsound condition to transact business;

•	likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

•	insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

     Investors Savings Bank is in compliance with the Prompt Corrective Action rules.

     Deposit Insurance. The FDIC has established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution’s financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed above. The FDIC also assigns an institution to supervisory subgroups based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds, which may include information provided by the institution’s state supervisor.

     An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications, or combinations of capital groups and supervisory subgroups, to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank’s rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Investors Savings Bank.

     Since January 1, 1997, the premium schedule for insured institutions in the Bank Insurance Fund and the Savings Association Insurance Fund has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund and Bank Insurance Fund insured institutions are required to pay a Financing Corporation or “FICO” assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. For the quarter ended March 31, 2005, the FICO assessment for both Savings Association Insurance Fund and Bank Insurance Fund insured institutions was equal to 1.44 basis points for each $100 in domestic deposits maintained at the institution. These assessments, which will be revised based upon the level of Savings Association Insurance Fund and Bank Insurance Fund deposits, will continue until the bonds mature in the years 2017 through 2019.

     The FDIC may terminate the insurance of an institution’s deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Investors Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of Investors Savings Bank. Transactions between an insured bank, such as Investors Savings Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

     Section 23A:

•	limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and retained earnings, and limits all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

•	requires that all such transactions be on terms that are consistent with safe and sound banking practices.

     The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited,

subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

     Privacy Standards. FDIC regulations require Investors Savings Bank to disclose their privacy policy, including identifying with whom they share “non-public personal information” to customers at the time of establishing the customer relationship and annually thereafter.

     The regulations also require Investors Savings Bank to provide their customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, Investors Savings Bank is required to provide its customers with the ability to “opt-out” of having Investors Savings Bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions.

     The FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer.

     On March 29, 2005, the federal banking regulators jointly issued guidance stating that financial institutions, such as Investors Savings Bank, should develop and implement a response program to address security breaches involving customer information, including customer notification procedures.

     Community Reinvestment Act and Fair Lending Laws. All FDIC insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered savings bank, the FDIC is required to assess the institution’s record of compliance with the Community Reinvestment Act. Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its service areas;

•	an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

•	a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices.

     An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. We received an outstanding Community Reinvestment Act rating in our most recently completed federal examination, which was conducted by the FDIC in 2002.

     In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Loans to a Bank’s Insiders

     Federal Regulation. A bank’s loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Investors Savings Bank’s loans. See “—New Jersey Banking Regulation—Loans-to-One Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

     In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with federal law is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Federal Reserve System

     The Federal Reserve Board regulations require all depository institutions to maintain noninterest-earning reserves at specified levels against their transaction accounts (primarily NOW and regular checking accounts). At March 31, 2005, Investors Savings Bank was in compliance with the Federal Reserve Board’s reserve requirements. Savings associations, such as Investors Savings Bank, are authorized to borrow from the Federal Reserve Bank “discount window.” Investors Savings Bank is deemed by the Federal Reserve Board to be generally sound and thus is eligible to obtain primary credit from its Federal Reserve Bank. Generally, primary credit is extended on a very short-term basis to meet the liquidity needs of the institution. Loans must be secured by acceptable collateral and carry a rate of interest of 100 basis points above the Federal Open Market Committee’s federal funds target rate.

The USA Patriot Act

     The USA Patriot Act was signed into law on October 26, 2001. The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA Patriot Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.

Sarbanes-Oxley Act of 2002

     The Sarbanes-Oxley Act of 2002 was signed into law on July 30, 2002. The Sarbanes-Oxley Act of 2002 is a law that addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by Section 302(a) of Sarbanes-Oxley Act of 2002, Investors Bancorp, Inc.’s Chief Executive Officer and Chief Financial Officer each will be required to certify that its quarterly and annual reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Investors Bancorp,

Inc. will be subject to further reporting and audit requirements beginning with the year ending June 30, 2006 under the requirements of the Sarbanes-Oxley Act. Investors Bancorp, Inc. has existing policies, procedures and systems designed to comply with these regulations, and is further enhancing and documenting such policies, procedures and systems to ensure continued compliance with these regulations.

Holding Company Regulation

     Federal Regulation. After the conversion, Investors Bancorp, Inc. will be regulated as a bank holding company. Bank holding companies are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Investors Savings Bank. As of March 31, 2005, Investors Bancorp, Inc.’s total capital and Tier 1 capital ratios for Investors Bancorp, Inc. would, on a pro forma basis, exceed these minimum capital requirements. See “Regulatory Capital Compliance.”

     Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See “—Federal Banking Regulation—Prompt Corrective Action.” If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board.

     As a bank holding company, Investors Bancorp, Inc. will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Investors Bancorp, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating, as well as a “satisfactory” rating for management, at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

     In addition, a bank holding company that does not elect to be a financial holding company under federal regulation, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be permissible are:

•	making or servicing loans;

•	performing certain data processing services;

•	providing discount brokerage services; or acting as fiduciary, investment or financial advisor;

•	leasing personal or real property;

•	making investments in corporations or projects designed primarily to promote community welfare; and

•	acquiring a savings and loan association.

     Bank holding companies that elect to be a financial holding company may engage in activities that are financial in nature or incident to activities which are financial in nature. Investors Bancorp, Inc. has not elected to be a financial holding company, although it may seek to do so in the future. Bank holding companies may elect to become a financial holding company if:

•	each of its depository institution subsidiaries is “well capitalized”;

•	each of its depository institution subsidiaries is “well managed”;

•	each of its depository institution subsidiaries has at least a “satisfactory” Community Reinvestment Act rating at its most recent examination; and

•	the bank holding company has filed a certification with the Federal Reserve Board stating that it elects to become a financial holding company.

     Under federal law, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to Investors Bancorp, Inc. if it ever acquired as a separate subsidiary a depository institution in addition to Investors Savings Bank.

     It has been the policy of many mutual holding companies to waive the receipt of dividends declared by its subsidiary. In connection with its approval of the reorganization, however, the Federal Reserve Board will impose certain conditions on the waiver by Investors Bancorp, MHC of dividends paid on the common stock. In particular, Investors Bancorp, MHC will be required to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date hereof, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval. Additionally, in accordance with conditions imposed by the FDIC in connection with initial reorganizations in 1997, the cumulative amount of waived dividends, if any, must be for distribution to public stockholders. See “Supervision and Regulation-Holding Company Regulation.” It is not currently intended that Investors Bancorp, MHC will waive dividends declared by Investors Bancorp, Inc.

     Conversion of Investors Bancorp, MHC to Stock Form. The stock issuance plan permits Investors Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new stock holding company would be formed as the successor to Investors Bancorp, Inc. (the “New Holding Company”), Investors Bancorp, MHC’s corporate existence would end, and certain depositors of Investors Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Investors Bancorp, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Investors Bancorp, Inc. immediately before the Conversion Transaction, subject to any adjustment required by regulation or regulatory policy. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the offering conducted as part of the Conversion Transaction.

     Any Conversion Transaction would require the approval of a majority of the outstanding shares of Investors Bancorp, Inc. common stock held by Minority Stockholders and approval of a majority of the votes held by depositors of Investors Savings Bank.

     New Jersey Regulation. Under the New Jersey Banking Act, a company owning or controlling a savings bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms “company” and “bank holding company” as such terms are defined under the BHCA. Each bank holding company controlling a New Jersey-chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.

     Acquisition of Investors Bancorp, Inc. Under federal law and under the New Jersey Banking Act, no person may acquire control of Investors Bancorp, Inc. or Investors Savings Bank without first obtaining approval of such acquisition of control by the Federal Reserve Board and the Commissioner. See “Restrictions on Acquisition of Investors Bancorp, Inc. and Investors Savings Bank.”

     Federal Securities Laws. Upon completion of the offering, Investors Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Investors Bancorp, Inc. will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Investors Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Investors Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Investors Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Investors Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three month period, the greater of 1% of the outstanding shares of Investors Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Investors Bancorp, Inc. to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

     The directors of Investors Bancorp, Inc. are those same persons who are the directors of Investors Savings Bank and Investors Bancorp, MHC. In addition, each executive officer of Investors Bancorp, Inc. is also an executive officer of Investors Savings Bank. Although there are no present plans to do so, both Investors Bancorp, Inc. and Investors Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future.

     We expect that Investors Bancorp, Inc. and Investors Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Investors Savings Bank. These individuals may receive additional compensation for their services to Investors Bancorp, Inc.

Directors of Investors Bancorp, Inc.

     The Board of Directors of Investors Bancorp, Inc. currently consists of nine members. Directors serve three-year staggered terms so that one class of directors is elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the offering are Directors Grant (Chairman), Kirkpatrick and Shepard. The class of directors whose term expires at the second annual meeting of stockholders following completion of the offering are Directors Cashill, Dittenhafer and Manahan. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the offering are Directors Byrnes, Sigler and Szabatin.

Executive Officers of Investors Bancorp, Inc.

     The following individuals are the executive officers of Investors Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
Robert M. Cashill	62	President and Chief Executive Officer
Kevin Cummings	50	Executive Vice President, Chief Operating Officer
Doreen R. Byrnes	55	Executive Vice President – Human Resources
Domenick A. Cama	48	Senior Vice President and Chief Financial Officer

(1)	As of March 31, 2005.

     The executive officers of Investors Bancorp, Inc. are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Investors Savings Bank

     Composition of our Board. Investors Savings Bank has nine directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Investors Savings Bank are elected by Investors Bancorp, Inc. as its sole stockholder.

     The following table states our directors’ names, their ages as of March 31, 2005, and the years when they began serving as directors of Investors Savings Bank and when their current term expires:

Directors	Age (1)	Position	Director Since	Term Expires
Doreen R. Byrnes	55	Executive Vice President – Human Resources	2002	2008
Robert M. Cashill	62	President and Chief Executive Officer	1998	2007
Brian D. Dittenhafer	62	Director	1997	2007
Patrick J. Grant	70	Chairman of the Board	1988	2006
John A. Kirkpatrick	71	Director	1992	2006
Vincent D. Manahan, III, Esq.	67	Director	2002	2007
Joseph H. Shepard III	70	Director	1988	2006
Rose Sigler	70	Director	1999	2008
Stephen J. Szabatin	68	Director	1994	2008

(1)	As of March 31, 2005.

     The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

     Doreen R. Byrnes has been employed by Investors Savings Bank since August 1979 and has served as Executive Vice President-Human Resources since December 2001. Ms. Byrnes previously was Senior Vice President-Human Resources since 1980. She was elected to the Board of Directors of Investors Savings Bank in January 2002. Ms. Byrnes also serves on the Executive Board of The Patriot’s Path Council, Boy Scouts of America from 2004.

     Robert M. Cashill has been President and Chief Executive Officer of Investors Savings Bank since December 2002. Prior to assuming such position, Mr. Cashill had served as Executive Vice President from January 2000. He was elected to the Board of Directors of Investors Savings Bank in February 1998. Prior to joining Investors Savings Bank, Mr. Cashill was employed as Vice President Institutional Sales by Salomon Smith Barney from 1977 to 1998, and at Hornblower Weeks, Hemphill, Noyes from 1966 to 1977.

     Brian D. Dittenhafer served as President and Chief Executive Officer of the Federal Home Loan Bank of New York from 1985 to 1992. Mr. Dittenhafer joined the Federal Home Loan Bank of New York in 1976 where he also served as Vice President and Chief Economist, Chief Financial Officer and Executive Vice President. Previously, he was employed as a Business Economist at the Federal Reserve Bank of Atlanta from 1971 to 1976. From 1992 to 1995, Mr. Dittenhafer served as President and Chief Financial Officer of Collective Federal Savings Bank. From 1995 to the present Mr. Dittenhafer has been Chairman of MBD Management Company.

     Patrick J. Grant was elected to the Board of Directors of Investors Savings Bank in 1988 and has served as Chairman since July 1997. Mr. Grant served as Chairman/President of Investors Savings Bank from July 1997 until he retired from the position of President in April 2000. Previously, he served as President from April 1990 to June 1997 and as Executive Vice President and Chief Operating Officer from September 1988 to April 1990. Prior to joining Investors Savings Bank, Mr. Grant had a thirty-year career with the independent accounting firm of KPMG LLP where he had been a partner in charge of the firm’s thrift practice in New Jersey for eight years. Mr. Grant is Trustee Emeritus of the Independent College Fund of New Jersey.

     John A. Kirkpatrick is a retired Managing Partner of KPMG LLP, a position he held from 1977 to 1990 in the New Jersey practice and previously in South Bend, Indiana from 1973 to 1977. Mr. Kirkpatrick joined KPMG LLP in 1959 and served as a Member of the Board of Directors from 1984 to 1990, a member of the SEC Reviewing Partners Committee from 1969 to 1977, Chairman of the Pension Committee from 1987 to 1991 and a Member of the Management Committee from 1990 until he retired in 1992.

     Vincent D. Manahan III has been a partner in the law firm of Herrigel Bolan & Manahan LLP since 1969. He is a member of the New Jersey Bar Association, The Banking Law Section of the New Jersey Bar Association and the Essex County Bar Association. Mr. Manahan was a special counsel to the U.S. Department of Justice 9/11 Victims Compensation Fund. He is a graduate of Georgetown University, Cornell Law School and received a Master of Laws degree from New York University.

     Joseph H. Shepard III is retired, having served as Senior Vice President of Bollinger Insurance, Short Hills, New Jersey from July 1995 to June 1997. Previously, Mr. Shepard was President of Shepard, Caulfield & McCue Insurance Agency from 1965 to 1995. Mr. Shepard also actively invests in commercial real estate.

     Rose Sigler is retired, having served as Senior Vice President of CRA Compliance and Community Relations of Investors Savings Bank from 1996 until her retirement in 1999. In November 1999, she was elected to the Board of Directors of Investors Savings Bank. Previously, she served in various positions from the time she joined Investors Savings Bank in 1971. She served as a member of the Advisory Board of The Salvation Army of Greater Essex County from 1996 to 2004 and as a member of the Board of Directors of the American Institute of Banking/New Jersey Chapter from 1998 to 2003.

     Stephen J. Szabatin is retired, having been employed by The New Jersey Department of Banking as the Deputy Commissioner-Division of Regulatory Affairs from 1993 to 1994, Deputy Commissioner-Division of Supervision from 1989 to 1993, and in various other capacities from 1966 to 1994.

Executive Officers of the Bank Who Are Not Also Directors

     Domenick A. Cama, age 49, has served as Senior Vice President and Chief Financial Officer of Investors Savings Bank since April 2003. Prior to joining Investors Savings Bank, Mr. Cama was employed for thirteen years by the Federal Home Loan Bank of New York where he served as Vice President and Director of Sales.

     Kevin Cummings, age 50, has served as Executive Vice President and Chief Operating Officer of Investors Savings Bank since July 2003. Prior to joining Investors Savings Bank, Mr. Cummings had a twenty-six year career with the independent accounting firm of KPMG LLP, where he had been partner for fourteen years. Immediately prior to joining Investors Savings Bank, Mr. Cummings was an audit partner in the Financial Services practice in the New York office, and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey Community Bank practice for over twenty years.

     Nancy Graves, age 52, has served as Senior Vice President-Retail Banking of Investors Savings Bank since November 2004. Ms. Graves is responsible for retail banking. Prior to joining Investors Savings Bank, Ms. Graves was employed by First Savings Bank, Woodbridge, New Jersey as Executive Vice President and Chief Operating Officer from March 2003 to November 2004.

     Diane C. Kraemer, age 47, has served as Senior Vice President-Retail Administration of Investors Savings Bank since January 2005. She served as First Vice President from 1989 to 2004. Ms. Kraemer joined Investors Savings Bank in 1977 and served as Second Vice President from 1985 to 1988. Ms. Kraemer is responsible for retail branch administration.

     Susan B. Olson, age 51, has served as Senior Vice President-Accounting of Investors Savings Bank since December 2001 and Treasurer of Investors Savings Bank since 1994. She served as First Vice President/Treasurer from 1998 to 2001. Ms. Olson is responsible for accounting operations. Ms. Olson joined Investors Savings Bank in July 1991 when East Jersey Savings Bank was acquired by Investors Savings Bank, and was employed by East Jersey from 1988 until completion of the merger.

     Charles L. Lynch, age 59, has served as Senior Vice President-Lending Origination since 2001 and Chief Lending Officer of Investors Savings Bank since 1999. Mr. Lynch joined Investors Savings Bank in 1972 and served as First Vice President of Lending Origination from 1977 to 2001. Mr. Lynch is responsible for the origination and underwriting of our residential loan portfolio, and acts as liaison to ISB Mortgage Company and correspondent lenders. Mr. Lynch serves on the Board of Directors of Thrift Institutions Community Investment Corp of New Jersey (TICIC).

     Debra A. Richardson, age 48, has served as Senior Vice President-Lending Administration of Investors Savings Bank since December 2001. She previously served as First Vice President of Mortgage Servicing of Investors Savings Bank from April 1996 to 2001 and as Second Vice President from 1992 to 1996. Ms. Richardson is responsible for the administration of our mortgage portfolio, serviced loans, collections and foreclosures. Ms. Richardson joined Investors Savings Bank in July 1991 when East Jersey Savings Bank was acquired by Investors Savings Bank, and was employed by East Jersey from 1976 until the completion of the merger.

     Richard S. Spengler, age 43, has served as Senior Vice President-Commercial Lending of Investors Savings Bank since September 2004. He is responsible for the administration of that department as well as the development, origination, underwriting, and closings of commercial loans. Mr. Spengler is also responsible for the administration of the commercial real estate construction loan portfolio. Prior to joining Investors Savings Bank, Mr. Spengler had a twenty-one year career with First Savings Bank, Woodbridge, New Jersey where he had last been Executive Vice President and Chief Lending Officer from 1999 to 2004.

Meetings and Committees of the Board of Directors of Investors Bancorp, Inc.

     We conduct business through meetings of our Board of Directors and its committees. During the year ended June 30, 2004, the Board of Directors of Investors Bancorp, Inc. met two times and the Board of Directors of Investors Savings Bank met 14 times. Investors Savings Bank’s Board of Directors has standing Audit, Compensation and Benefits, Nominating and Pension Committees.

     The Audit Committee, currently consisting of Directors Dittenhafer, Kirkpatrick, who serves as Chairman, Sigler, Shepard and Szabatin, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and also under the applicable securities rules. The Board of Directors has designated John A. Kirkpatrick as the audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee met five times in fiscal 2004.

     The Compensation and Benefits Committee, currently consisting of Directors Kirkpatrick, Shepard and Sigler, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee met one time in fiscal 2004.

     Historically, members of the board of directors who are not up for reelection in a given year have served as the Nominating Committee for Investors Savings Bank. In fiscal 2004, the Nominating Committee was comprised of Directors Dittenhafer, Kirkpatrick and Shepard.

     Following completion of the stock offering, the Board of Directors will appoint a Nominating Committee, each of whom will be independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating Committee will be responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures.

     The Pension Committee consists of directors Dittenhafer, Shepard and Szabatin. The Pension Committee reviews the investment philosophy of Investors Savings Bank’s pension plan. This committee met one time in fiscal 2004.

     Each of the committees listed above operates under a written charter that governs its composition, responsibilities and operations, except for the Pension Committee.

Corporate Governance Policies and Procedures

     In addition to having established committees of the Board of Directors, Investors Bancorp, Inc. has also adopted several policies to govern the activities of both Investors Bancorp, Inc. and Investors Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

     The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

     Director Fees. Each of the individuals who serve as a director of Investors Bancorp, Inc. currently serves as a director of Investors Savings Bank and earns director fees in that capacity. Each non-employee director of Investors Bancorp, Inc. will be paid a monthly retainer of $2,000 ($4,000 per month for the Chairman), and $1,500 for each committee meeting attended ($2,500 for the Audit Committee). The Chairman of the Audit Committee will receive an annual retainer of $8,500. Each non-employee director of Investors Savings Bank is paid a monthly retainer of $4,000 ($8,000 per month for the Chairman), $2,100 for each Board meeting attended ($4,200 per meeting for the Chairman) and $1,500 for each committee meeting attended.

Executive Officer Compensation

     Summary Compensation Table. The following table sets forth for the year ended June 30, 2004, certain information as to the total remuneration paid by Investors Savings Bank to its Chief Executive Officer as well as to the four most highly compensated executive officers of Investors Savings Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as Named Executive Officers.

		Annual Compensation(1)
	Fiscal			Other Annual	All Other
Name and Principal Position	Year	Salary($)(2)	Bonus($)	Compensation ($)(3)	Compensation ($)(4)
Robert M. Cashill	2004	800,000	120,000	—	12,000
President and Chief Executive Officer

Kevin Cummings	2004	500,000	75,000	—	1,500
Executive Vice President and Chief Operating Officer

Doreen R. Byrnes	2004	400,000	61,000	—	5,300
Executive Vice President – Human Resources

Domenick A. Cama	2004	240,000	36,000	—	1,000
Senior Vice President and Chief Financial Officer

Michael Holmes (5)	2004	182,000	27,000	—	2,400
Senior Vice President-Branch Administration

(1)	Summary compensation information is excluded for prior years, as Investors Bancorp, Inc. was not a public company during those periods.

(2)	Current base salaries for Messrs. Cashill, Cummings, Ms. Byrnes and Mr. Cama are $920,000, $575,000, $445,000 and $300,000, respectively.

(3)	Investors Savings Bank provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for 2004 did not, in the case of the named executive officers, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for them in the Summary Compensation Table.

(4)	Represents payments associated with Investors Savings Bank’s life insurance plan.

(5)	Mr. Holmes retired in January 2005.

Benefit Plans

     Employment Agreements. Investors Bancorp, Inc. intends to enter into employment agreements with each of Messrs. Cashill, Cummings, Ms. Byrnes, and Mr. Cama. Each of these agreements will have an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. Under the agreements, the initial base salaries for Messrs. Cashill, Cummings, Ms. Byrnes and Mr. Cama are $920,000, $575,000, $445,000 and $300,000, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile. The executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

     Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint the executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope, (3) the liquidation or dissolution of Investors Bancorp, Inc. or Investors Savings Bank, (4) a change in control of Investors Bancorp, or (5) a breach of the employment agreement by Investors Bancorp, Inc., the executive would be entitled to a severance payment equal to three times the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years, payable in a lump sum. In addition, the executive would be entitled, at Investors Bancorp, Inc.’s sole expense, to the continuation of life, medical, dental and disability coverage for 36 months after termination of the agreement. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the Investors Bancorp, Inc. or Investors Savings Bank’s defined benefit pension plan if he had continued working for Investors Bancorp, Inc. for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination. The executive would be entitled to no additional benefits under the employment agreement upon retirement at age 65.

     Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Investors Bancorp, Inc. for one year following termination of employment within 25 miles of any existing branch of Investors Savings Bank or 25 miles of any office for which Investors Savings Bank or a subsidiary has filed an application for regulatory approval. Should the executive become disabled, Investors Bancorp, Inc. would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Investors Bancorp, Inc., the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death.

     The employment agreements also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equals the amount of such payments and the value of such benefits the executive would have received in the absence of such excise tax, including any federal, state and local taxes on Investors Bancorp, Inc.’s payment to the executive attributable to such taxes.

     Investors Bancorp, Inc. also intends to enter into employment agreements with six other senior officers, each of which agreement will have a two-year term. Unless notice of non-renewal is provided, the agreements renew annually. Base salaries will be reviewed at least annually, and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to officers. The officer’s employment may be terminated for just cause at any time, in which event the officer would have no right to receive compensation or other benefits for any period after termination. In the event the officer’s employment is terminated for reasons other than for just cause, disability or retirement, or in the event the officer resigns during the term of the agreement for any of the same reasons as specified under the three-year employment agreements referenced above, then the officer would be entitled to a severance payment equal to 1.5 times his highest rate of base salary and the highest rate of bonus awarded to the officer during the prior two years, payable in a lump sum. In addition, the officer would be entitled, at Investors Bancorp, Inc.’s sole expense, to the continuation of life, medical, dental and disability coverage for 18 months after termination of the agreement. The officer would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the Investors Bancorp, Inc. or Investors Savings Bank’s defined benefit pension plan if he or she had continued working for Investors Bancorp, Inc. for 18 months over the present value of the benefits to which he or she is actually entitled as of the date of termination. The officer would be entitled to no additional benefits under the employment agreement upon retirement at age 65. The two-year employment agreements also contain non-compete provisions which are applicable following termination of employment, other than termination following a change in control, and contain substantially the same provisions regarding termination of employment due to retirement, disability or death as are contained in the three-year employment agreements discussed above. In the event payments to the officer include an “excess parachute payment” as defined in the Internal Revenue Code, payments under the employment agreement would be reduced in order to avoid this result.

     In 2002, ISB Mortgage Company, LLC restated the employment agreements with its two executive officers. These agreements provide for one-year terms and are renewable automatically unless terminated pursuant to the terms of the agreements. Under the agreements, the initial base salary for each of the executives is $70,000 per year. In addition to the base salary, the agreements provide for, among other things, participation in incentive compensation, bonus, and fringe benefit programs, including a $1,000 monthly automobile allowance, and reimbursement of reasonable expenses. In the event of termination of the employment agreement by ISB Mortgage Company, LLC, the employee will be entitled to all accrued but unpaid salary, incentive compensation and bonus. In the event the employee is terminated for good cause or in the event of voluntary termination by the employee, the employee will receive his accrued but unpaid salary.

     Change-in-Control Agreements. Investors Bancorp, Inc. intends to enter into change in control agreements with its officers at the level of first vice president or higher who are not entering into employment agreements, which would provide certain benefits in the event of a termination of employment following a change in control of Investors Bancorp, Inc. or Investors Savings Bank. Each of the change-in-control agreements provides for a term of two years. Commencing on each anniversary date, the agreements will be renewed for an additional year so that the remaining term will be two years, subject to termination by the board of directors on notice of non-renewal. The change-in-control agreements enable Investors Bancorp, Inc. to offer to designated officers certain protections against termination without just cause in the event of a change in control (as defined in the agreements). Such protections are frequently offered by other financial institutions, and Investors Bancorp, Inc. may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

     Following a change in control of Investors Bancorp, Inc. or Investors Savings Bank, an officer is entitled under the agreement to a payment if the officer’s employment is terminated during the term of such agreement, other than for just cause, or if the officer voluntarily terminates employment during the term of such agreement as a result of a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either Investors Savings Bank or Investors Bancorp, Inc. is merged into another entity in connection with a change in control and will not operate as a stand-alone, independent entity), reduction in his annual compensation or benefits, or relocation of his or her principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event an officer who is a party to a change-in-control agreement is entitled to receive payments pursuant to the change-in-control agreement, he will receive a cash payment equal to 1.5 times his or her highest rate of base salary and the highest rate of bonus awarded to the executive during the prior two years, payable in a lump sum. In addition to the cash payment, each covered officer is entitled to receive life, medical, and dental coverage for a period of 18 months from the date of termination. Notwithstanding any provision to the contrary in the change-in-control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

     Director Retirement Plan. Investors Savings Bank maintains a director retirement plan. Any director who is not an active employee of Investors Savings Bank upon retirement from board service, has provided at least ten years of “cumulative service” (service on the board and, if applicable, as an employee or counsel), retires at age 65 or later, or as a result of disability, is eligible to participate in the plan. An eligible director with at least 15 years of cumulative service will be entitled to an annual retirement benefit equal to the sum of 60% of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. A director with at least ten years of cumulative service but less than 15 years will be entitled to 40% of the sum of the annual retainer and 13 times the regular meeting fee in effect for the calendar year preceding the director’s year of retirement, plus a pro-rated percentage of 20% of the sum of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. In connection with the offering, the retirement plan will be amended to include the annual retainer and board fees, if any, paid at the holding company level in determining a director’s retirement benefit. Directors who retired on or prior to March 1, 1997 are entitled to different retirement benefits.

     In the event of a change in control, directors who have not yet attained ten years of service will be deemed to have ten years of service in order to qualify for a benefit under the director retirement plan. In the event a director dies prior to retirement, the director’s beneficiary will be entitled to benefit payments in the form of a joint and survivor benefit payable at 100% of the amount paid to the director. Retirement benefits may be paid, at the director’s election, either in monthly payments until the eligible director’s death, or as a joint and survivor form of benefit payable for the lifetime of the eligible director and, upon the eligible director’s death, at 50% of the benefit amount, to the director’s beneficiary, or a joint and survivor form of benefit payable for the lifetime of the director and, upon the director’s death, at 100% of the amount, to the director’s beneficiary during the beneficiary’s lifetime. In order to receive retirement benefits under the plan, the director must remain a director emeritus in good standing after retirement and must not engage in any business enterprise which competes with Investors Savings Bank nor disclose any confidential information relative to the business of Investors Savings Bank.

     Defined Benefit Pension Plan. Investors Savings Bank participates in the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan (the “Retirement Plan”). All employees age 21 or older who have completed one year of employment with Investors Savings Bank are eligible for membership in the Retirement Plan; however, only employees who have been credited with 1,000 or more hours of service with Investors Savings Bank are eligible to accrue benefits under the Retirement Plan. Investors Savings Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     The regular form of retirement benefit is a straight life annuity (if single) and a joint and survivor annuity (if married), however, various alternative forms of joint and survivor annuities may be selected instead. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment at or after age 65 with at least 120 months of employment, a participant is entitled to a normal retirement annual benefit equal to 60% of the participant’s high 5-year average salary. If the participant retires at or after age 65 but before completion of 120 months of employment, his annual retirement benefit will be equal to the normal retirement annual benefit multiplied by the ratio that the participant’s actual months of employment bears to 120 months. If the participant terminates employment on or after attaining age 55 with 25 years of vesting service, his accrued benefit will be unreduced. Upon termination of employment on or after attaining age 55 with 10 years of service, the participant’s accrued benefit payable at age 65 will be reduced by 2% for each year prior to age 65. A reduced benefit may be payable to participants who terminate employment prior to attaining age 55, or after attaining age 55 with less than 10 years of vesting service. A participant may defer payment of his benefits, in which case his annual retirement benefit payable at age 65 will be increased by 0.8% for each month of deferment after age 65. If a participant dies while in active service and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 in calendar year 2004, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below:

Final Average Annual Compensation	Years of Benefit Service and Benefit Payable at Retirement
	5	10	20	30	40
$ 10,000	$3,000	$6,000	$6,000	$6,000	$6,000
$ 30,000	$9,000	$18,000	$18,000	$18,000	$18,000
$ 60,000	$18,000	$36,000	$36,000	$36,000	$36,000
$ 90,000	$27,000	$54,000	$54,000	$54,000	$54,000
$120,000	$36,000	$72,000	$72,000	$72,000	$72,000
$150,000	$45,000	$90,000	$90,000	$90,000	$90,000
$160,000	$48,000	$96,000	$96,000	$96,000	$96,000
$170,000	$51,000	$102,000	$102,000	$102,000	$102,000
$200,000	$60,000	$120,000	$120,000	$120,000	$120,000
$230,000	$69,000	$138,000	$138,000	$138,000	$138,000

     At December 31, 2004, Messrs. Cashill, Cummings and Cama, and Ms. Byrnes had 5, 1, 14, and 26 years of credited service, respectively, under the plan.

     Supplemental Retirement Plan I. Investors Savings Bank maintains a Supplemental Retirement Plan to compensate executives participating in Investors Savings Bank’s Retirement Plan whose benefits are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code (“Supplemental Retirement Plan I”). As of March 31, 2005, there were four executives participating in the Supplemental Retirement Plan I. The Supplemental Retirement Plan I provides the designated executive with retirement benefits equal to the excess, if any, of the vested accrued benefit to which the executive would be entitled under the Retirement Plan, determined without regard to the compensation limitation of Sections 415 or 401(a)(17) of the Internal Revenue Code, over the vested accrued benefit to which the executive is entitled under the Retirement Plan. A participant’s accrued benefit under the Supplemental Retirement Plan I will vest in accordance with the vesting schedule of the Retirement Plan and will be payable at the time and in the form provided under the Retirement Plan. In connection with the offering, the Supplemental Retirement Plan I will be amended to provide an additional benefit equal to the difference between the allocation an executive would receive under the employee stock ownership plan without regard to the tax law limitations, and what is actually received as a result of the tax law limits. The additional benefit will be credited in shares of stock. In addition, income equal to the dividends paid on such shares will also be credited to the participants accounts. An executive’s vested interest in the employee stock ownership component of the Supplemental Retirement Plan I will be the same as such executive’s vested percentage under the tax-qualified employee stock ownership plan. In the event of a change in control, the executive’s vested percentage in his account will be fully vested. Benefits under the Supplemental Retirement Plan I will be payable upon early or normal retirement (as defined in the Retirement Plan) or other termination of employment to the participant in the form elected by the participant, subject to the requirements of new Section 409A of the Internal Revenue Code. If a married participant dies prior to receiving benefits under the Supplemental Retirement Plan I, his surviving spouse will be entitled to the accrued benefit under the Supplemental Retirement Plan I with respect to the spouse’s survivor benefit under the Retirement Plan. If a participant dies after the commencement of payment of his benefit under the Supplemental Retirement Plan I, the only death benefits payable under the Supplemental Retirement Plan I are the death benefits, if any, that were in effect under the Supplemental Retirement Plan I while the participant was alive.

     Supplemental Retirement Plan II. Investors Bancorp, Inc. intends to enter into a Supplemental Retirement Plan (“Supplemental Retirement Plan II”) that would provide the following senior executive officers, Messrs. Cashill, Cummings, and Cama, and Ms. Byrnes, with annual income in the form of a single life annuity generally equal to 60% of such executive’s highest average annual base salary and bonus (over a consecutive 36-month period within the last 120 consecutive calendar months of employment) reduced by the sum of the benefits provided under the existing tax-qualified defined benefit pension plan and the annuitized value of his or her benefits payable from the defined benefit pension portion of the non-qualified supplemental retirement plan sponsored by Investors Savings Bank. Upon termination of employment at or after age 65 with at least 120 months of employment, a participant is entitled to a normal retirement annual benefit equal to 60% of the participant’s high 3-year average salary. If the participant retires at or after age 65 but before completion of 120 months of employment, his or her annual retirement benefit will be equal to the normal retirement annual benefit multiplied by the ratio that the participant’s actual months of employment bears to 120 months. If the participant retires before age 65 his or her annual retirement benefit will be equal to the normal retirement benefit multiplied by the ratio that the participant’s actual months of employment bears to the greater of 120 months or his or her projected service to Normal Retirement Date. If the participant terminates employment on or after attaining age 55 with 25 years of vesting service, his or her accrued benefit will be unreduced. Upon termination of employment on or after attaining age 55 with 10 years of service, the participant’s accrued benefit payable at age 65 will be reduced by 2% for each year prior to age 65. A reduced benefit may be payable to participants who terminate employment prior to attaining age 55, or after attaining age 55 with less than 10 years of vesting service. In the event of a change in control, each executive will be deemed to have 120 months of employment for purposes of determining such individual’s benefit under Supplemental Retirement Plan II. A participant may defer payment of his or her benefits, in which case his or her annual retirement benefit payable at age 65 will be increased by 0.8% for each month of deferment after age 65. If a married participant dies while in active service and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s spouse. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

Stock Benefit Plans

     Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of Investors Savings Bank intends to adopt the employee stock ownership plan, and the Board of Directors of Investors Bancorp, Inc. will, at the completion of the offering, ratify the loan to the employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with Investors Savings Bank are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from Investors Bancorp, Inc. and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering and issued to the Charitable Foundation. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Investors Savings Bank discretionary contributions to the employee stock ownership plan over a period of up to 30 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be an adjustable-rate, adjusting annually, equal to the prime rate at the closing of the stock offering and adjusting to the beginning of each calendar year. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will not vest at all until a participant has five years of credited service and then will become fully vested upon completion of five years of credited service, with credit given to participants for years of credited service with Investors Savings Bank prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Investors Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

     Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Investors Bancorp, MHC and to the Charitable Foundation). The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Investors Bancorp, MHC.

     The stock-based incentive plan will not be established sooner than six months after the offering and would require the approval of a majority of the outstanding shares of Investors Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by Investors Bancorp, MHC). If the stock-based benefit plan is established no earlier than one year after the offering, it would require the approval of our stockholders by a majority of votes cast (excluding shares voted by Investors Bancorp, MHC). The following additional restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted awards authorized under the plan;

•	the options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Investors Savings Bank or Investors Bancorp, Inc.

     In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Transactions with Certain Related Persons

     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Investors Savings Bank to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Investors Savings Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

     In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors was $603,243 at March 31, 2005. These loans were performing according to their original terms at March 31, 2005.

     Other Transactions. During the year ended June 30, 2004, the law firm of Herrigel, Bolan & Manahan, LLP received fees of $536,000 for services rendered on behalf of Investors Savings Bank, including fees paid by borrowers in connection with loan closings. Director Vincent D. Manahan, III is a partner of the law firm.

     During the year ended June 30, 2004, $84,000 in commissions were paid by Investors Bancorp, Inc. or Investors Savings Bank to Absolute Resource Solutions, LLC, a licensed insurance agency for insurance products purchased by Investors Bancorp, Inc. or Investors Savings Bank. Director John Kirkpatrick is the father of a Managing Director of that agency.

Participation By Directors and Executive Officers in the Offering

     The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Investors Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $4.6 million of common stock, equal to 1.2% of the number of shares of common stock to be sold in the offering, at the midpoint of the estimated valuation range.

	Aggregate Purchase
Name	Price (1)	Number of Shares
Board of Directors:
Doreen R. Byrnes	$100,000	10,000
Robert M. Cashill	500,000	50,000
Brian D. Dittenhafer	250,000	25,000
Patrick J. Grant	500,000	50,000
John A. Kirkpatrick	400,000	40,000
Vincent D. Manahan, III	500,000	50,000
Joseph H. Shepard, III	500,000	50,000
Rose Sigler	250,000	25,000
Stephen J. Szabatin	500,000	50,000

Senior Officers:
Kevin Cummings	350,000	35,000
Domenick A. Cama	100,000	10,000
Nancy Graves	100,000	10,000
Diane C. Kraemer	200,000	20,000
Susan Olson	40,000	4,000
Charles L. Lynch	50,000	5,000
Debra A. Richardson	25,000	2,500
Richard Spengler	250,000	25,000

All directors and executive officers as a group	$4,615,000	461,500

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the stock issuance plan.

THE OFFERING

General

     On February 15, 2005, our Board of Directors unanimously adopted the plan pursuant to which Investors Bancorp, Inc. will sell shares of its common stock to depositors of Investors Savings Bank and certain other persons, and issue shares of its common stock to Investors Bancorp, MHC. We also intend to contribute up to 1,346,794 shares of common stock or 1.33% of the shares of Investors Bancorp, Inc. that will be outstanding following the offering and up to $4.5 million in cash to a charitable foundation established by Investors Savings Bank. After the offering, purchasers in the offering will own 44.40% of Investors Bancorp, Inc.’s outstanding shares of common stock, Investors Bancorp, MHC will own 54.27% of Investors Bancorp, Inc.’s outstanding shares of common stock and the Charitable Foundation will own 1.33%.

     The aggregate price of the shares of common stock sold in the offering will be within an offering range of between $331.8 million and $448.9 (or $516.3 million at the adjusted maximum) million has been established by the Board of Directors, based upon an independent appraisal of the estimated pro forma market value of the common stock of Investors Bancorp, Inc. The appraisal was prepared by FinPro, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See “How We Determined Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the common stock.

     The following is a brief summary of all material aspects of the offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Investors Savings Bank upon request and is available for inspection at the offices of Investors Savings Bank. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information” on page 155

Reasons for the Offering

     The proceeds from the sale of common stock of Investors Bancorp, Inc. will provide Investors Savings Bank with additional capital, which may be used to support future growth, internally or through acquisitions. The offering will also enable Investors Bancorp, Inc. and Investors Savings Bank to increase their capital in response to any future regulatory capital requirements. Although Investors Savings Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist Investors Savings Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

     In addition, since Investors Savings Bank competes with local and regional banks not only for customers, but also for employees, the offering also will afford us the opportunity to attract and retain management and employees through various stock benefit plans, including a stock option plan, restricted stock plan and an employee stock ownership plan.

     After completion of the offering, the unissued common and preferred stock authorized by Investors Bancorp, Inc.’s Certificate of Incorporation, as well as any treasury shares that may have been repurchased, will permit Investors Bancorp, Inc. to raise additional equity capital through further sales of securities and may permit Investors Bancorp, Inc. to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. Investors Bancorp, Inc. currently has no plans with respect to additional offerings of securities.

     The offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, Investors Bancorp, Inc. will be in a position after the offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds We Raise from the Offering” on page 14 for a description of our intended use of proceeds.

     After considering the advantages and disadvantages of the offering, as well as applicable fiduciary duties, the Board of Directors of Investors Bancorp, Inc. unanimously approved the offering as being in the best interests of Investors Bancorp, Inc., Investors Savings Bank, and Investors Savings Bank’s depositors and the communities we serve.

Offering of Common Stock

     Under the stock issuance plan, up to 51,627,094 shares of Investors Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

     Subscription Offering. The subscription offering will expire at 12:00 noon, Eastern time, on                     , 2005, unless otherwise extended by Investors Savings Bank and Investors Bancorp, Inc. All shares to be offered in the offering must be sold within a period ending not more than 45 days after the expiration of the subscription offering. This period expires on                     , 2005. If the offering is not completed by                     , 2005, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Investors Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Investors Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Investors Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Investors Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

     Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

     Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Investors Savings Bank, as of the close of business on January 31, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$500,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

     If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Investors Savings Bank in the one-year period preceding January 31, 2004 are subordinated to the subscription rights of other eligible account holders.

     Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Investors Savings Bank, such as the employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering and issued to the Charitable Foundation. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

     Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50 or more on deposit as of the close of business on                     , 2005, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$500,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

     If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

     Community Offering. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by Investors Bancorp, Inc. in a community offering to members of the general public to whom Investors Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey (the “Local Community”). We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion. Subject to the maximum purchase limitations, these persons may purchase up to $500,000 of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                     , 2005, unless extended by Investors Bancorp, Inc. and Investors Savings Bank. If we extend the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to conform, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscribers order will be rescinded and all funds received will be promptly returned with interest. Subject to any required regulatory approvals, Investors Bancorp, Inc. will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering.

     The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Investors Bancorp, Inc. and Investors Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

     If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order is accepted by Investors Savings Bank, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

     Syndicated Community Offering. The stock issuance plan provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted. If we extend the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to conform, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscribers order will be rescinded and all funds received will be promptly returned with interest.

     The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

     Stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). See “—How We Determined Stock Pricing and the Number of Shares to be Issued.” We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

     If we are unable to find purchases from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Investors Bancorp, Inc. common stock; or take such other actions as may be permitted.

     The syndicated community offering will terminate no more than 45 days following the subscription expiration date.

     Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Investors Bancorp, Inc. owned or controlled by persons other than Investors Bancorp, MHC at the close of the offering shall be less than 50% of Investors Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $500,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $750,000 of the common stock offered in the offering, except that: (1) Investors Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (2) the ESOP intends to purchase 8% of the shares sold in the offering and issued to the Charitable Foundation; and (3) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Investors Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Investors Bancorp, Inc. or Investors Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by any non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Investors Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Investors Bancorp, Inc. or Investors Savings Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Investors Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Investors Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than Investors Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

H.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the stockholders’ equity of Investors Bancorp, Inc. held by persons other than Investors Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Investors Bancorp, Inc., by all stock benefit plans of Investors Bancorp, Inc. or Investors Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Investors Bancorp, Inc. held by persons other than the Investors Bancorp, MHC.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Investors Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of Investors Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

     For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Investors Bancorp, MHC, Investors Bancorp, Inc. or Investors Savings Bank or a majority-owned subsidiary of Investors Bancorp, Inc. or Investors Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of the stock issuance plan, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of the stock issuance plan, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (1) who lives in the same house as the person; or (2) who is a director or senior officer of Investors Bancorp, MHC, Investors Bancorp, Inc. or Investors Savings Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

     As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Persons or companies who file jointly a Form 13D or Form 13G with any regulatory agency will be deemed to be acting in concert.

     The Boards of Directors of Investors Bancorp, Inc. and Investors Savings Bank may, in their sole discretion increase the maximum purchase limitation up to 5% of the shares being offered in the offering. However, orders for shares exceeding 5% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of Investors Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain limitations, the boards of directors of Investors Bancorp, Inc. and Investors Savings Bank, without further approval of the members, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

     Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Investors Savings Bank or Investors Bancorp, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. (“NASD”) guidelines, members of the NASD and their associates are subject to certain reporting requirements upon purchase of these securities.

Tax Effects of the Offering

     We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the offering on Investors Bancorp, Inc. and as to the generally applicable material federal income tax consequences of the offering on our account holders and persons who purchase common stock in the offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

1.	we will not recognize gain or loss upon the exchange by Investors Bancorp, MHC of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the offering;

2.	no gain or loss or taxable income will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

3.	it is more likely than not that the tax “basis” of our common stock to persons who purchase shares in the offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the offering.

     The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

     The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

     We also have received a letter from FinPro, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

     If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

     The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information” on page 155

Restrictions on Transferability of Subscription Rights

     Subscription rights are nontransferable. Investors Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by agencies of the United States Government. Investors Savings Bank and Investors Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Investors Savings Bank and Investors Bancorp, Inc.

Persons in Non-Qualified States

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the stock issuance plan reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Plan of Distribution and Marketing Arrangements

     Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center. All prospective purchasers are to send payment directly to Investors Savings Bank, where such funds will be held in a segregated savings account at Investors Savings Bank and not released until the offering is completed or terminated.

     We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with our stock offering. Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consulting as to the securities marketing implications of any aspect of the stock issuance plan or related corporate documents; (2) reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock; (3) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (4) assisting in the design and implementation of a marketing strategy for the offering; (5) assisting us in preparing for meetings with potential investors and broker-dealers; and (6) providing such other general advice and assistance regarding financial and marketing aspects of the offering.

     For these services, Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings up to $200.0 million, plus 0.75% of the common stock sold in excess of $200.0 million but less than $400.0 million, plus 0.50% of the common stock sold in excess of $400.0 million. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our employee benefit plans and shares issued to the Charitable Foundation. If there is a syndicated offering, Sandler O’Neill & Partners, L.P. will receive a management fee of 0.90% of the aggregate dollar amount of the common stock sold in the syndicated community offering and other broker dealers will receive compensation for shares sold by them in the syndicated community offering. The fee to be paid to other broker dealers in connection with shares sold by them in the syndicated community offer will be determined at the time of the syndicated community offering and will be in accordance with market and competitive practices at such time. The total fees payable to Sandler O’Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. We have made no advance payment to Sandler O’Neill & Partners, L.P. for these services.

     We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

     We have also engaged Sandler O’Neill to act as records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of order and/or request forms; (3) organization and supervision of the stock information center; and (4) subscription services.

     Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

     The stock issuance plan and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained FinPro, Inc. to make the independent valuation. FinPro, Inc. will receive a fee of $130,000 for business planning and appraisal services, plus reasonable out-of-pocket expenses. We have agreed to indemnify FinPro, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro, Inc.’s liability results from its negligence or bad faith.

     The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in the prospectus, including the financial statements. FinPro, Inc. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Investors Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Investors Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Investors Savings Bank with those of other publicly traded subsidiaries of holding companies and mutual holding companies;

•	the aggregate size of the offering;

•	the impact of the offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Investors Bancorp, Inc.;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares to the Charitable Foundation.

     On the basis of the foregoing, FinPro, Inc. advised us that as of May 31, 2005, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $747.3 million to a maximum of $1.01 billion, with a midpoint of $879.2 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 44.40% of the shares issued should be held by purchasers in the offering and 54.27% should be held by Investors Bancorp, MHC after giving effect to the issuance of shares to the Charitable Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Investors Bancorp, Inc. will sell in the offering will range from 33,181,875 shares to 44,893,125 shares, with a midpoint of 39,037,500 shares, and the number of shares to be issued to Investors Bancorp, MHC will range from 40,555,625 shares to 54,869,375 shares, with a midpoint of 47,712,500 shares.

     The Board reviewed the independent valuation and, in particular, considered (1) our financial condition and results of operations for the nine months ended March 31, 2005 and for the year ended June 30, 2004, (2) financial comparisons to other financial institutions, and (3) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation. The estimated valuation range may be amended, if necessitated by subsequent developments in our financial condition or market conditions generally.

     Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to $1,162,756,880 and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15% to 116,275,688 shares. Under such circumstances, the number of shares sold in the offering will be increased to 51,627,094 shares and the number of shares to be issued to Investors Bancorp, MHC will be increased to 63,099,781 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions or demand for the shares without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Limitations on Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. FinPro, Inc. did not independently verify the financial statements and other information provided by Investors Bancorp, Inc., nor did FinPro, Inc. value independently the assets or liabilities of Investors Savings Bank. The independent valuation considers Investors Bancorp, Inc. as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

     The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $1,162,756,880 or a decrease in the pro forma market value to less than $747,329,560, then Investors Bancorp, Inc., may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted, in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above.

     An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Investors Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Investors Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

     Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Investors Savings Bank and the other locations specified under “Where You Can Find More Information.”

     No sale of shares of common stock may occur unless, prior to such sale, FinPro, Inc. confirms to Investors Savings Bank that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Investors Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or more than 15% above the maximum of the estimated valuation range will be considered incompatible. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range or commence a resolicitation of all purchasers to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

     Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

     Expiration Date. The offering will terminate at 12:00 noon, Eastern time, on ___, 2005, unless extended by us for up to 45 days following the expiration date of the subscription offering, which is ___, 2005 (the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than ___, 2005, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

     Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Investors Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by Investors Savings Bank prior to 12:00 noon, Eastern time, on ___, 2005. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

     To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the stock issuance plan. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

     We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective subscriber of any such defects.

     Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Investors Savings Bank. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

     Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

     Interest penalties for early withdrawal applicable to certificate of deposit accounts at Investors Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

     Payments received by Investors Savings Bank will be placed in a segregated savings account at Investors Savings Bank and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

     The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Investors Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Investors Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Investors Savings Bank should contact the Stock Information Center as soon as possible.

     Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond ___, 2005.

     We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

     Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

     All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (1) following the death of the original purchaser or (2) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Investors Bancorp, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

     Purchases of outstanding shares of common stock of Investors Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Investors Savings Bank after adoption of the stock issuance plan, and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission. This restriction does not apply, however, to negotiated transactions involving more than 1% of Investors Bancorp, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the offering.

     Investors Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Investors Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Investors Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Investors Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Investors Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Investors Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Investors Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

     Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

     All interpretations of the stock issuance plan by the Board of Directors will be final. The stock issuance plan provides that, if deemed necessary or desirable by the Board of Directors of Investors Bancorp, Inc., the plan may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time. The stock issuance plan may be terminated by a majority vote of the Board of Directors at any time.

Stock Information Center

     If you have any questions regarding the offering, please call the Stock Information Center at (800) ___, from 9:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is located at ___, ___, New Jersey ___.

INVESTORS SAVINGS BANK CHARITABLE FOUNDATION

General

     In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish Investors Savings Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the offering. The Charitable Foundation will be funded with cash and shares of Investors Bancorp, Inc. common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the Charitable Foundation will enhance the long-term value of our community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

     In connection with the closing of the offering, Investors Bancorp, Inc. intends to contribute up to $4.5 million cash and issue a number of shares equal up to 3.0% of the shares of common stock issued in the offering to the Charitable Foundation. The total aggregate contribution to the Charitable Foundation will equal 4.0% of the gross proceeds in the stock offering. The purpose of the Charitable Foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Investors Savings Bank received an “outstanding” rating in its most recent Community Reinvestment Act examination by the FDIC.

     Funding the Charitable Foundation with shares of Investors Bancorp, Inc. common stock is also intended to allow our community to share in the potential growth and success of Investors Savings Bank after the offering is completed because the Charitable Foundation will benefit directly from increases in the value of Investors Bancorp, Inc. common stock. In addition, the Charitable Foundation will maintain close ties with Investors Savings Bank, thereby forming a partnership within the communities in which Investors Savings Bank operates.

Structure of the Charitable Foundation

     The Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     We have selected four of our current directors, Messrs. Grant, Manahan, Cashill and Ms. Sigler to serve on the initial Board of Directors of the Charitable Foundation. We also will select one person to serve on the initial Board of Directors who will not be affiliated with Investors Savings Bank but who will have experience with local charitable organizations and grant making. For five years after the offering, one seat on the Charitable Foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the Charitable Foundation’s Board of Directors will be reserved for one of Investors Savings Bank’s directors.

     The business experience of our current directors is described in “Management” on page 111.

     The Board of Directors of the Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the Charitable Foundation is established. The directors of the Charitable Foundation also will be responsible for directing the activities of the Charitable Foundation, including the management and voting of the shares of common stock of Investors Bancorp, Inc. held by the Charitable Foundation. All shares of common stock held by the Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Investors Bancorp, Inc.

     The Charitable Foundation’s place of business will be located at our administrative offices. The Board of Directors of the Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act regulations governing transactions between Investors Savings Bank and the Charitable Foundation.

     The Charitable Foundation will receive working capital from its initial cash contribution of up to $4.5 million ($5.2 million at the maximum, as adjusted) and:

(1)	any dividends that may be paid on Investors Bancorp, Inc.’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Charitable Foundation, except where the Board of Directors of the Charitable Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

     Our independent tax advisor, Luse Gorman Pomerenk & Schick, P.C., has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of Investors Bancorp, Inc. held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Investors Bancorp, Inc. on all proposals considered by stockholders of Investors Bancorp, Inc.

     Investors Bancorp, Inc. and Investors Savings Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Charitable Foundation. We believe that the size of the contribution to the Charitable Foundation is justified given Investors Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of the Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.” The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

     We have received an opinion from our independent tax advisor that Investors Bancorp, Inc.’s contribution of its shares of stock to the Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Charitable Foundation is required to pay Investors Bancorp, Inc. for such stock. We are permitted to deduct charitable contributions only in an amount up to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry over the excess contribution to the five-year period following the year of the contribution to the Charitable Foundation. We estimate that all or substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the Charitable Foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the Charitable Foundation.

     Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the

Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

     The Federal Reserve Board has imposed the following requirements on the establishment of the Charitable Foundation:

•	the Charitable Foundation cannot acquire additional common stock of Investors Bancorp, Inc. without notifying the Federal Reserve Board; and

•	the Charitable Foundation will be considered an affiliate of Investors Bancorp, Inc. and Investors Bancorp, MHC for purposes of Regulation W of the Board of Governors of the Federal Reserve System, 12 C.F.R. 223.

RESTRICTIONS ON THE ACQUISITION OF
INVESTORS BANCORP, INC. AND INVESTORS SAVINGS BANK

General

     The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Investors Bancorp, Inc. or Investors Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in Investors Bancorp, Inc.’s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Investors Bancorp, Inc.

Federal and State Law

     Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Investors Bancorp, Inc.

     The Federal Reserve Board may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

     Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

     An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of Investors Bancorp, Inc. and (b) before any other company could acquire 25% or more of the common stock of Investors Bancorp, Inc.

     New Jersey Restrictions. The New Jersey Banking Act requires prior approval of the Commissioner before any person may acquire a New Jersey bank holding company, such as Investors Bancorp, Inc. except as otherwise expressly permitted by federal law. For this purpose, the term “person” is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term “acquire” is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as “acquiring” a New Jersey bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as “acquiring” a New Jersey bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

The Mutual Holding Company Structure

     Under applicable law and our governing corporate instruments, at least 50.1% of Investors Bancorp, Inc.’s voting shares must be owned by Investors Bancorp, MHC. Investors Bancorp, MHC will be controlled by its Board of Directors, who will consist of persons who also are members of the Board of Directors of Investors Bancorp, Inc. and Investors Savings Bank. Investors Bancorp, MHC will be able to elect all members of the Board of Directors of Investors Bancorp, Inc., and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Investors Bancorp, Inc. for resolution by vote, except for matters that require a vote greater than a majority. Investors Bancorp, MHC, acting through its Board of Directors, will be able to control the business and operations of Investors Bancorp, Inc. and Investors Savings Bank, and will be able to prevent any challenge to the ownership or control of Investors Bancorp, Inc. by minority stockholders. Accordingly, a change in control of Investors Bancorp, Inc. and Investors Savings Bank cannot occur unless Investors Bancorp, MHC first converts to the stock form of organization. It is not anticipated that a conversion of the Investors Bancorp, MHC will occur in the foreseeable future.

Corporate Governance Provisions in the Certificate of Incorporation and Bylaws of Investors Bancorp, Inc.

     The following discussion is a summary of certain provisions of the certificate of incorporation and bylaws of Investors Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the certificate of incorporation and bylaws.

     Classified Board of Directors. The Board of Directors of Investors Bancorp, Inc. is required by the bylaws to be divided into three staggered classes. Each year one class will be elected by stockholders of Investors Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of Investors Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

     Authorized but Unissued Shares of Capital Stock. Following the offering, Investors Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Investors Bancorp, Inc.” Although these shares could be used by the Board of Directors of Investors Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Investors Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Investors Bancorp, MHC owns a majority of the common stock.

     How Shares are Voted. Investors Bancorp, Inc.’s certificate of incorporation provides that there will not be cumulative voting by stockholders for the election of Investors Bancorp, Inc.’s directors. No cumulative voting rights means that Investors Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Investors Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Investors Bancorp, Inc.’s Board of Directors.

     Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting of stockholders.

     Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit. This restriction does not apply to Investors Bancorp, MHC or to any tax-qualified employee stock benefit plan established by Investors Bancorp, Inc. or Investors Savings Bank.

     Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights.”)

     Procedures for Stockholder Nominations. The bylaws of Investors Bancorp, Inc. provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of Investors Bancorp, Inc. not less than ninety (90) days prior to the date of Investors Bancorp, Inc.’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. As to the first annual meeting of stockholders, to be timely notice must be provided no later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Investors Bancorp, Inc. to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

     Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Investors Bancorp, Inc.’s Board of Directors and also by a majority of the outstanding shares of Investors Bancorp, Inc.’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Investors Bancorp, Inc.;

(2)	The inability of stockholders to act by written consent;

(3)	The inability of stockholders to call special meetings of stockholders;

(4)	The division of the Board of Directors into three staggered classes;

(5)	The ability of the Board of Directors to fill vacancies on the board;

(6)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(7)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(8)	The ability of the Board of Directors to amend and repeal the bylaws; and

(9)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Investors Bancorp, Inc.

     The bylaws may be amended by the affirmative vote of a majority of the directors of Investors Bancorp, Inc. or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

DESCRIPTION OF CAPITAL STOCK OF INVESTORS BANCORP, INC.

General

     Investors Bancorp, Inc. is authorized to issue 200,000,000 shares of common stock having a par value of $.01 per share and 50,000,000 shares of serial preferred stock. Each share of Investors Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Investors Bancorp, Inc.’s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of Investors Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

     Investors Bancorp, Inc. currently expects that it will have a maximum of up to 116,275,688 shares of common stock outstanding after the offering, of which 53,175,907 shares will be held by persons other than Investors Bancorp, MHC including 1,548,813 shares issued to the Charitable Foundation. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Investors Bancorp, MHC, so long as it is in existence, must own a majority of Investors Bancorp, Inc.’s outstanding shares of common stock. Investors Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Investors Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

     Distributions. Investors Bancorp, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. The holders of common stock of Investors Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Investors Bancorp, Inc. out of funds legally available therefor. In the future, dividends from Investors Bancorp, Inc. may depend, in part, upon the receipt of dividends from Investors Savings Bank, because Investors Bancorp, Inc. initially will have no source of income other than the investment of proceeds from the sale of shares of common stock and interest payments received in connection with its loan to the employee stock ownership plan. See “Supervision and Regulation— Federal Banking Regulation—Capital Requirements” on page 99. Pursuant to our certificate of incorporation, Investors Bancorp, Inc. is authorized to issue preferred stock. If Investors Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the effective date of the offering, the holders of common stock of Investors Bancorp, Inc. will possess exclusive voting rights in Investors Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of Investors Bancorp, Inc. and Investors Savings Bank.” If Investors Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of Investors Savings Bank, Investors Bancorp, Inc., as holder of Investors Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Investors Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Investors Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Investors Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Investors Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Rights to Buy Additional Shares. Holders of the common stock of Investors Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued.

Preemptive rights are the priority right to buy additional shares if Investors Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

     None of the shares of Investors Bancorp, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Investors Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

     The _________will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

     The legality of the common stock and the federal income tax consequences of the offering and the establishment of the Charitable Foundation have been passed upon for Investors Savings Bank and Investors Bancorp, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the offering will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP.

EXPERTS

     The consolidated financial statements of Investors Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and for each of the years in the three-year period ended June 30, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     FinPro, Inc. has consented to the publication in this prospectus of the summary of its report to Investors Savings Bank and Investors Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

     Investors Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C.

20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

     A copy of the charter and bylaws of Investors Bancorp, Inc. are available without charge from Investors Bancorp, Inc., Attention: Corporate Secretary.

REGISTRATION REQUIREMENTS

     In connection with the offering, Investors Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Investors Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, Investors Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the offering.

INVESTORS BANCORP, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at March 31, 2005 (unaudited), and June 30, 2004 and 2003	F-3
Consolidated Statements of Operations for the Nine Months Ended March 31, 2005 and 2004 (unaudited), and for the Years Ended June 30, 2004, 2003 and 2002	F-4
Consolidated Statements of Stockholder’s Equity for the Nine Months Ended March 31, 2005 (unaudited), and for the Years Ended June 30, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2005 and 2004 (unaudited), and for the Years Ended June 30, 2004, 2003 and 2002	F-6
Notes to the Consolidated Financial Statements	F-7

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Investors Bancorp, Inc.
Short Hills, New Jersey:

We have audited the accompanying consolidated balance sheets of Investors Bancorp, Inc. and subsidiary (the Bancorp) as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investors Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Short Hills, New Jersey
January 5, 2005

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2005 (unaudited) and June 30, 2004 and 2003

	March 31,	June 30,
	2005	2004	2003
	(Unaudited)
	(In thousands)
Assets

Cash and cash equivalents	$29,244	37,653	181,845
Securities available-for-sale, at estimated fair value (notes 4 and 10)	780,110	1,421,073	303,525
Securities held-to-maturity, net (estimated fair value of $2,183,060,000, $2,504,518,000 and $3,906,732,000 at March 31, 2005 (unaudited), June 30, 2004 and 2003, respectively) (notes 3 and 10)	2,210,366	2,522,811	3,851,921
Loans receivable, net (note 5)	1,664,101	1,105,881	778,451
Loans held-for-sale	3,872	1,428	10,991
Stock in the Federal Home Loan Bank (note 10)	54,714	81,990	87,241
Accrued interest and dividends receivable (note 6)	18,643	22,661	25,055
Other real estate owned, net	123	154	110
Office properties and equipment, net (note 8)	30,649	26,948	22,846
Net deferred tax asset (note 11)	17,318	18,788	10,260
Premium on deposit acquisition	—	1,102	3,048
Bank owned life insurance contracts (note 2)	76,585	75,543	74,541
Other assets	5,149	2,108	2,570

	$4,890,874	5,318,140	5,352,404

Liabilities and Stockholder’s Equity

Deposits (note 9)	$3,273,437	3,266,935	3,172,826
Borrowed funds (note 10)	1,194,277	1,604,798	1,744,827
Advance payments by borrowers for taxes and insurance	9,091	7,087	5,314
Other liabilities	16,152	37,657	36,900

Total liabilities	4,492,957	4,916,477	4,959,867

Stockholder’s equity (notes 15 and 17):
Common stock, par value $0.10. Authorized 3,000 shares; outstanding 50 shares	—	—	—
Additional paid-in capital	25	25	25
Retained earnings	404,220	414,361	394,524
Accumulated other comprehensive loss:
Net unrealized depreciation on securities available for sale, net of tax	(5,573)	(11,968)	(1,162)
Minimum pension liability, net of tax	(755)	(755)	(850)

	(6,328)	(12,723)	(2,012)

Total stockholder’s equity	397,917	401,663	392,537

Commitments and contingencies (notes 7 and 13)

	$4,890,874	5,318,140	5,352,404

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Nine months ended March 31, 2005 and 2004 (unaudited) and years ended June 30, 2004, 2003, and 2002

	Nine Months Ended March 31,		Years Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
	(In thousands)
Interest and dividend income:
Loans receivable and loans held-for-sale	$53,524	34,460	47,709	54,421	65,706
Securities:
United States Government and agency obligations	4,155	4,421	5,851	1,817	856
Mortgage-backed securities	109,085	114,869	151,850	175,643	206,685
Equity securities available-for-sale	1,302	1,146	1,523	918	1,341
Municipal bonds and other debt	994	1,311	1,633	2,373	1,861
Interest-bearing deposits	343	684	866	1,385	1,600
Federal Home Loan Bank of New York stock	1,463	802	1,142	4,681	5,046

Total interest and dividend income	170,866	157,693	210,574	241,238	283,095

Interest expense:
Deposits (note 9)	50,831	49,672	65,445	83,806	99,807
Secured borrowings	45,683	46,751	62,113	74,315	85,532

Total interest expense	96,514	96,423	127,558	158,121	185,339

Net interest income	74,352	61,270	83,016	83,117	97,756
Provision for loan losses (note 5)	400	400	600	600	500

Net interest income after provision for loan losses	73,952	60,870	82,416	82,517	97,256

Other income (loss):
Fees and service charges	1,778	1,633	2,319	2,170	1,876
Increase (decrease) and death benefits on bank owned life insurance contracts (note 2)	4,333	440	1,002	3,885	(2,539)
Gain on sales of mortgage loans, net	382	705	814	1,087	136
(Loss) gain on securities transactions, net (notes 3 and 4)	(9,750)	2,824	2,824	—	219
Loss on securities due to other-than-temporary decline in fair value (note 4)	—	—	(3,094)	—	—
Gain (loss) on sale of other real estate owned, net	12	25	25	(4)	6
Other income	176	—	—	—	—

Total other income (loss)	(3,069)	5,627	3,890	7,138	(302)

Operating expenses:
Compensation and fringe benefits (note 12)	26,693	23,545	31,578	28,896	24,277
Advertising and promotional expense	2,161	1,358	1,914	1,497	960
Office occupancy and equipment expense (notes 8 and 13)	7,332	6,514	9,517	7,994	6,102
Federal insurance premiums	354	367	490	485	431
Stationery, printing, supplies and telephone	1,323	1,302	1,734	1,742	1,613
Legal, audit, accounting, and supervisory examination fees	981	662	997	628	949
Data processing service fees	2,584	2,609	3,491	3,126	2,402
Amortization of premium on deposit acquisition	1,102	1,459	1,946	1,946	1,946
Loss on early extinguishment of debt (note 10)	43,616	—	—	—	—
Other operating expenses	2,177	2,508	3,136	2,839	2,312

Total operating expenses	88,323	40,324	54,803	49,153	40,992

(Loss) income before income tax (benefit) expense	(17,440)	26,173	31,503	40,502	55,962
Income tax (benefit) expense (note 11)	(7,299)	8,927	11,666	12,232	20,093

Net (loss) income	$(10,141)	17,246	19,837	28,270	35,869

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholder’s Equity
Nine months ended March 31, 2005 (unaudited) and years ended June 30, 2004, 2003, and 2002

				Accumulated other
				comprehensive loss
		Additional		Minimum	Unrealized	Total
	Common	paid-in	Retained	pension	losses on	stockholder’s
	stock	capital	earnings	liability	securities	equity
	(In thousands)
Balance at June 30, 2001	$—	25	330,385	(180)	(5,572)	324,658
Comprehensive income:
Net income	—	—	35,869	—	—	35,869
Change in minimum pension liability, net of tax of $174,000	—	—	—	(261)	—	(261)
Unrealized gain on securities available-for-sale, net of tax of $2,766,000	—	—	—	—	5,093	5,093
Reclassification adjustment for gains included in net income, net of tax of $81,000	—	—	—	—	(138)	(138)

Total comprehensive income						40,563

Balance at June 30, 2002	—	25	366,254	(441)	(617)	365,221
Comprehensive income:
Net income	—	—	28,270	—	—	28,270
Change in minimum pension liability, net of tax of $273,000	—	—	—	(409)	—	(409)
Unrealized gain on securities available-for-sale, net of tax of $320,000	—	—	—	—	(545)	(545)

Total comprehensive income						27,316

Balance at June 30, 2003	—	25	394,524	(850)	(1,162)	392,537
Comprehensive income:
Net income	—	—	19,837	—	—	19,837
Change in minimum pension liability, net of tax of $64,000	—	—	—	95	—	95
Unrealized loss on securities available-for-sale, net of tax benefit of $7,163,000	—	—	—	—	(12,726)	(12,726)
Reclassification adjustment for losses included in net income, net of tax of $551,000	—	—	—	—	1,920	1,920

Total comprehensive income						9,126

Balance at June 30, 2004	—	25	414,361	(755)	(11,968)	401,663
Comprehensive loss (unaudited):
Net loss	—	—	(10,141)	—	—	(10,141)
Unrealized loss on securities available-for-sale, net of tax benefit of $214,000	—	—	—	—	(383)	(383)
Reclassification adjustment for losses included in net income, net of tax of $3,885,000	—	—	—	—	6,778	6,778

Total comprehensive loss						(3,746)

Balance at March 31, 2005 (unaudited)	$—	25	404,220	(755)	(5,573)	397,917

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Nine months ended March 31, 2005 and 2004 (unaudited) and years ended June 30, 2004, 2003, and 2002

	Nine Months Ended March 31,		Years Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(10,141)	17,246	19,837	28,270	35,869
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of premiums and accretion of discounts on securities, net	10,160	17,734	22,690	34,098	15,057
Amortization of premium on deposit acquisition	1,102	1,459	1,946	1,946	1,946
Provision for loan losses	400	400	600	600	500
Depreciation and amortization of office properties and equipment	2,279	2,029	2,304	2,516	1,742
Loss (gain) on securities transactions, net	9,750	(2,824)	(2,824)	—	(219)
Loss on securities due to other-than-temporary decline in fair value	—	—	3,094	—	—
Loss on early extinguishment of debt	43,616	—	—	—	—
Mortgage loans originated for sale	(44,923)	(42,814)	(51,021)	(83,784)	(9,507)
Proceeds from mortgage loan sales	42,862	50,817	61,398	76,482	7,041
Gain on sales of mortgage loans, net	(382)	(705)	(814)	(1,087)	(136)
Proceeds from sales of other real estate owned	166	135	135	1,668	1,179
Net (gain) loss on sale of other real estate owned	(12)	(25)	(25)	4	(6)
Death benefits on bank owned life insurance contracts	(2,732)	—	—	(6,210)	—
(Increase) decrease in bank owned life insurance contracts	(1,601)	(440)	(1,002)	2,325	2,539
Decrease in accrued interest receivable	4,018	1,913	2,394	1,883	946
Deferred tax benefit	(2,201)	(1,145)	(1,979)	(5,101)	(811)
(Increase) decrease in other assets	(3,264)	(707)	350	(840)	1,727
(Decrease) increase in other liabilities	(21,281)	(3,746)	1,168	(1,265)	16,351

Total adjustments	37,957	22,081	38,414	23,235	38,349

Net cash provided by operating activities	27,816	39,327	58,251	51,505	74,218

Cash flows from investing activities:
Net (increase) decrease in loans receivable	(558,743)	(207,318)	(328,185)	212,280	(15,836)
Purchases of mortgage-backed securities held-to-maturity	(260,782)	(562,312)	(863,170)	(3,075,015)	(2,257,912)
Purchases of mortgage-backed securities available-for-sale	(62,175)	(1,350,582)	(1,436,645)	(226,812)	—
Purchases of equity securities available-for-sale	—	—	—	(35,000)	—
Proceeds from sale of equity securities available-for-sale	20,729	—	—	—	17,865
Proceeds from calls/maturities on debt securities held-to-maturity	25,328	27,079	27,218	40,316	—
Proceeds from calls/maturities on debt securities available-for-sale	—	10,000	—	—	30,822
Purchases of debt securities held-to-maturity	(17,000)	(25,000)	(25,000)	(164,351)	—
Proceeds from paydowns/maturities on mortgage-backed securities held-to-maturity	515,154	1,607,386	2,035,506	3,143,228	1,829,887
Proceeds from paydowns/maturities on mortgage-backed securities available-for-sale	204,539	147,232	267,196	74,340	37,033
Proceeds from sales of mortgage-backed securities held-to-maturity	46,942	135,688	135,688	—	—
Proceeds from sales of mortgage-backed securities available-for-sale	470,828	30,390	30,390	—	17,002
Proceeds from redemption of Federal Home Loan Bank stock	74,776	9,251	17,001	25,001	17,851
Purchases of Federal Home Loan Bank stock	(47,500)	(9,999)	(11,749)	(10,750)	(4,450)
Purchases of office properties and equipment	(5,980)	(3,518)	(6,406)	(5,843)	(6,385)
Purchases of bank owned life insurance contracts	—	—	—	(40,000)	(40,000)
Proceeds from death benefits on bank owned life insurance contracts	3,291	—	—	6,806	—

Net cash provided by (used in) investing activities	409,407	(191,703)	(158,156)	(55,800)	(374,123)

Cash flows from financing activities:
Net increase in deposits	6,502	71,421	94,109	338,406	552,243
Net decrease in funds borrowed under short-term repurchase agreements	55,000	—	(140)	(182,379)	(22,091)
Proceeds from funds borrowed under other repurchase agreements	420,000	65,000	115,000	356,000	1,016,000
Repayments of funds borrowed under other repurchase agreements	(947,616)	(90,000)	(255,000)	(400,000)	(1,259,000)
Net increase in Federal Home Loan Bank short-term advances	18,500	—	—	—	—
Repayments of Federal Home Loan Bank advances	(22)	(22)	(29)	(28)	(28)
Net increase (decrease) in advance payments by borrowers for taxes and insurance	2,004	697	1,773	(1,542)	624

Net cash (used in) provided by financing activities	(445,632)	47,096	(44,287)	110,457	287,748

Net (decrease) increase in cash and cash equivalents	(8,409)	(105,280)	(144,192)	106,162	(12,157)
Cash and cash equivalents at beginning of period	37,653	181,845	181,845	75,683	87,840

Cash and cash equivalents at end of period	$29,244	76,565	37,653	181,845	75,683

Supplemental cash flow information:
Noncash investing activities:
Real estate acquired through foreclosure	$123	50	154	1,580	1,085
Cash paid during the period for:
Interest	96,514	96,423	127,423	159,630	193,489
Income taxes	15,700	12,100	12,993	20,947	9,527

See accompanying notes to consolidated financial statements.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(1)	Summary of Significant Accounting Policies

The following significant accounting and reporting policies of Investors Bancorp, Inc. and subsidiary (collectively, the Bancorp) conform to accounting principles generally accepted in the United States of America, or GAAP, and are used in preparing and presenting these consolidated financial statements:

(a)	Basis of Presentation

The consolidated financial statements are composed of the accounts of the Bancorp and its wholly owned subsidiary, Investors Savings Bank (Bank) and its wholly-owned significant subsidiaries, ISB Mortgage Company LLC and ISB Asset Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

In January 1997, the Bank completed a Plan of Mutual Holding Company Reorganization, utilizing the multi-tier mutual holding company structure. In a series of steps, the Bank formed a Delaware-chartered stock corporation (Investors Bancorp, Inc.) which owns 100% of the common stock of the Bank and formed a New Jersey-chartered mutual holding company (Investors Bancorp, MHC) which initially owns all of the common stock of the Bancorp. See note 17 regarding a Stock Issuance Plan.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses during the reporting periods. Actual results may differ significantly from those estimates and assumptions. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses. In connection with the determination of this allowance, management generally obtains independent appraisals for significant properties.

The consolidated balance sheet at March 31, 2005, the consolidated statements of operations and cash flows for the nine month periods ended March 31, 2005 and 2004, and the consolidated statements of stockholder’s equity for the nine month period ended March 31, 2005 are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial condition, results of operations and cash flows.

(b)	Business

The Bank provides banking services to customers primarily through branch offices in New Jersey. The Bank is subject to competition from other financial institutions and is subject to the regulations of certain federal and state regulatory authorities and undergoes periodic examinations by those regulatory authorities.

(c)	Cash Equivalents

Cash equivalents consist of cash on hand, due from banks and interest-bearing deposits in other financial institutions.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(d)	Securities

Securities include securities held-to-maturity and securities available-for-sale. Management determines the appropriate classification of securities at the time of purchase.

If management has the positive intent and the Bancorp has the ability to hold debt and mortgage-backed securities until maturity, they are classified as held-to-maturity securities. Such securities are stated at amortized cost, adjusted for unamortized purchase premiums and discounts. Securities in the available-for-sale category are debt and mortgage-backed securities for which the Bancorp does not have the positive intent to hold to maturity, and all marketable equity securities. Available-for-sale securities are reported at fair value with any unrealized appreciation or depreciation, net of tax effects, reported as accumulated other comprehensive income/loss in stockholder’s equity.

A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment loss is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Bancorp considers, among other things, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the issuer and whether the Bancorp has the ability and intent to hold the investment until a market price recovery.

Discounts and premiums on securities are accreted or amortized using the level-yield method over the estimated lives of the securities, including the effect of prepayments.

(e)	Loans Receivable, Net

Loans receivable, other than loans held-for-sale, are stated at unpaid principal balance, adjusted by unamortized premiums and unearned discounts, net deferred origination fees and costs, and the allowance for loan losses. Interest income on loans is accrued and credited to income as earned. Premiums and discounts on purchased loans and net loan origination fees and costs are deferred and amortized to interest income over the life of the loan as an adjustment to yield. Loans held for sale are recorded at lower of cost or fair value in the aggregate.

The allowance for loan losses is increased by the provision for loan losses charged to earnings and is decreased by charge-offs, net of recoveries. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance which considers, among other things, the Bancorp’s past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current economic conditions. While management uses available information to recognize estimated losses on loans, future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bancorp’s allowance for loan losses. Such agencies may require the Bancorp to recognize additions to the allowance based upon their judgments and information available to them at the time of their examinations.

Loans in which interest is more than 90 days past due, including impaired loans, and other loans in the process of foreclosure are placed on non-accrual status. Interest income previously accrued on these loans, but not yet received, is credited to income in the period of recovery. A loan is returned to

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

accrual status when all amounts due have been received and the remaining principal is deemed collectible.

The Bancorp defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Bancorp has defined the population of impaired loans to be all nonaccrual loans greater than $300,000. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral or the present value of the expected future cash flows. Smaller balance homogeneous loans collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

(f)	Office Properties and Equipment, Net

Land is carried at cost. Office buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Office buildings and furniture, fixtures and equipment are depreciated using an accelerated basis over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the lives of the assets, whichever is shorter.

(g)	Other Real Estate Owned

Other real estate owned consists of properties acquired in settlement of loans. Such assets are carried at the lower of cost or fair value, less estimated cost to sell, based on independent appraisals.

(h)	Bank Owned Life Insurance Contracts

The Bancorp has purchased bank owned life insurance contracts in consideration of its obligation for certain employee benefit costs. The Bancorp’s investment in such insurance contracts has been reported in the consolidated balance sheets at cash surrender values. Changes in cash surrender values and death benefit proceeds received in excess of the related cash surrender values are recorded as other income. As described in note 2, the portion of the insurance contract value consisting of deferred acquisition costs and claims stabilization reserve has not been recognized as an asset.

(i)	Intangible Asset

Deposit acquisition premiums were amortized on a straight-line basis over ten years. There are no unamortized premiums remaining at March 31, 2005.

(j)	Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB), is required to hold shares of capital stock of the FHLB based on a specified formula. The stock is carried at cost, less any impairment.

(k)	Borrowed Funds

The Bank enters into sales of securities under agreements to repurchase with selected brokers and the FHLB. The securities underlying the agreements are delivered to the counterparty who agrees to

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

resell to the Bank the identical securities at the maturity or call of the agreement. These agreements are recorded as financing transactions, as the Bank maintains effective control over the transferred securities, and no gain or loss is recognized. The dollar amount of the securities underlying the agreements continues to be carried in the Bank’s securities portfolio. The obligations to repurchase the securities are reported as a liability in the consolidated balance sheets.

The Bank also obtains advances from the FHLB, which are secured primarily by stock in the FHLB, and mortgage loans and mortgage-backed securities under a blanket collateral pledge agreement.

(l)	Income Taxes

The Bancorp uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

(m)	Employee Benefits

The Bancorp has a defined benefit pension plan which covers all employees who satisfy the eligibility requirements. The Bancorp participates in a multiemployer plan. Costs of the pension plan are based on the contribution required to be made to the program.

The Bancorp has a Supplemental Employee Retirement Plan (SERP). The SERP is a nonqualified, defined benefit plan which provides benefits to all employees of the Bancorp if their benefits and/or contributions under the pension plan are limited by the Internal Revenue Code. The Bancorp also has a nonqualified, defined benefit plan which provides benefits to its directors. The SERP and the director’s plan are unfunded and the costs of the plans are recognized over the period that services are provided.

The Bancorp provides (i) health care benefits to retired employees hired prior to April 1, 1991 who attained at least ten years of service and (ii) certain life insurance benefits to all retirees. Accordingly, the Bancorp accrues the cost of retiree health care and other benefits during the employee’s period of active service.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Bancorp is in the process of determining if its plan qualifies for the subsidy under the Act. Amounts reported for the accumulated post-retirement benefit obligation and net periodic cost do not reflect any amounts associated with the potential subsidy.

(2)	Bank Owned Life Insurance Contracts

In fiscal 2002, the Bancorp purchased a bank owned life insurance contract at a cost of $40,000,000. Certain components of the insurance contract value, referred to as deferred acquisition costs (“DAC”) and

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

claims stabilization reserve (“CSR”), were not guaranteed by the insurance carrier and the Bancorp charged $1,720,000 to other income pertaining to the DAC. In addition, the Bancorp recorded a charge to other income of $819,000 for the net decrease in cash surrender value in fiscal 2002. In fiscal 2003, the Bancorp made an additional purchase of bank owned life insurance at a cost of $40,000,000, and charged $1,720,000 to other income pertaining to the DAC for the new purchase; charged $605,000 to other income for the net decrease in the cash surrender value; and credited $6,210,000 to other income for insurance proceeds received for death benefits during the year. The net decreases in cash surrender values in fiscal 2002 and 2003 include the effect of transferring amounts from the cash surrender value to the CSR, in accordance with the contract terms, to segregate a portion of the total insurance contract value as CSR for the payment of future death benefit claims.

Effective December 31, 2003, the Bancorp entered into a modification of its insurance contract with the carrier which provides that, upon full and complete surrender of all outstanding certificates under the group policy held by the Bancorp, the carrier’s repayment of the DAC and CSR would be guaranteed if certain conditions are met at the time of surrender. The purpose of the guarantee was to enable the Bancorp to recognize the DAC and CSR as components of the insurance contract value reported as an asset under generally accepted accounting principles. The conditions that must be met at the time of surrender to obtain repayment of the DAC and CSR are as follows: (i) the Bancorp must hold harmless and absolve the carrier from payment of all incurred but not reported claims; (ii) the Bancorp must be a “well capitalized” institution under the regulatory capital rules; (iii) the Bancorp cannot be transacting a non-taxable policy exchange as defined in the Internal Revenue Code; and (iv) the Bancorp cannot have undergone a “change in control” (as defined) within 30 months prior to payment of the CSR. If these conditions have been met, the terms of the guarantee provide that (i) the CSR will be paid in full six months after the surrender date of all outstanding certificates, and (ii) future payments of the DAC will continue to be made in accordance with the terms of the insurance contract (generally based on a predetermined payment schedule over a period of 11 years from the date of original purchase). Management believes that the Bancorp has continuously satisfied the conditions of the guarantee subsequent to the modification date, and it is probable that the conditions will continue to be satisfied for the foreseeable future. Absent a surrender of all outstanding certificates under the group policy, the guaranteed amounts are expected to be realized through the passage of time (in the case of the DAC) or the collection of future death benefit claims (in the case of the CSR).

In December 2004, the Federal Deposit Insurance Corporation and the other federal bank regulatory agencies issued an Interagency Statement on the Purchase and Risk Management of Life Insurance (the “Interagency Statement”). With respect to accounting considerations, the Interagency Statement provided guidance on accounting for cash surrender values when an institution has purchased multiple permanent insurance policies with each policy having its own surrender charges that will be waived by the carrier if all the policies are surrendered at the same time. The Interagency Statement indicates that, in such cases, the institution should report an asset for bank owned life insurance equal to the cash surrender value less any applicable surrender charges without regard to the waiver, since the waiver is deemed to be a “gain contingency.” However, the Interagency Statement does not specifically address DAC and CSR terms contained in a group policy structure such as that held by the Bancorp.

While the Bancorp believes its guaranteed DAC and CSR will be fully realized, the Interagency Statement does not specifically permit recognition of these amounts as assets and, accordingly, the Bancorp has not recognized the guaranteed DAC and CSR as assets in the accompanying consolidated financial statements as of and for the periods ended June 30, 2004 and March 31, 2005. The balances of the guaranteed DAC and CSR were $2,740,000 and $3,483,000, respectively at June 30, 2004 and $2,398,000 (unaudited) and

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

$1,933,000 (unaudited), respectively, at March 31, 2005. Management intends to hold the Bancorp’s group policy on a long-term basis or otherwise take actions to fully realize these balances, as well as future additions to the CSR, which will result in the recognition of non-taxable income at the time of such realization.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(3)	Securities Held-to-Maturity

The amortized cost, gross unrealized gains and losses and estimated fair value of securities held-to-maturity are as follows:

	March 31, 2005 (unaudited)
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Debt securities:
United States Government and agency obligations	$120,656	10	3,266	117,400
Municipal bonds	18,234	487	89	18,632
Other debt securities	2,000	—	2	1,998

	140,890	497	3,357	138,030

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	1,172,464	2,206	18,238	1,156,432
Government National Mortgage Association	23,060	654	7	23,707
Federal National Mortgage Association	662,334	2,444	8,921	655,857
Federal housing authorities	3,371	369	—	3,740
Non-agency securities	208,247	179	3,132	205,294

	2,069,476	5,852	30,298	2,045,030

Total securities held-to-maturity	$2,210,366	6,349	33,655	2,183,060

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

	June 30, 2004
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Debt securities:
United States Government and agency obligations	$130,986	15	4,363	126,638
Municipal bonds	18,326	596	116	18,806

	149,312	611	4,479	145,444

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	1,339,589	7,158	20,004	1,326,743
Government National Mortgage Association	73,769	1,851	—	75,620
Federal National Mortgage Association	694,302	7,620	8,699	693,223
Federal housing authorities	1,525	—	—	1,525
Non-agency securities	264,314	661	3,012	261,963

	2,373,499	17,290	31,715	2,359,074

Total securities held-to-maturity	$2,522,811	17,901	36,194	2,504,518

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

	June 30, 2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Debt securities:
United States Government and agency obligations	$126,542	1,057	306	127,293
Municipal bonds	25,252	1,720	22	26,950

	151,794	2,777	328	154,243

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	1,869,333	23,547	4,067	1,888,813
Government National Mortgage Association	200,910	7,834	72	208,672
Federal National Mortgage Association	940,145	21,691	586	961,250
Federal housing authorities	6,444	—	—	6,444
Non-agency securities	683,295	5,961	1,946	687,310

	3,700,127	59,033	6,671	3,752,489

Total securities held-to-maturity	$3,851,921	61,810	6,999	3,906,732

During the nine month periods ended March 31, 2005 and 2004 (unaudited) and the year ended June 30, 2004, proceeds from sales of securities from the held-to-maturity portfolio were $46,942,000, $135,688,000 and $135,688,000, respectively, and gross realized gains were $602,000, $2,201,000 and $2,201,000, respectively. There were no sales during fiscal 2003 and 2002 from the held-to-maturity portfolio. The held-to-maturity securities sold in fiscal 2005 and 2004 represented mortgage-backed securities for which principal payments had been received in an amount greater than 85% of the securities’ original amortized cost. Accordingly, these sales do not call into question the Bancorp’s intent to hold to maturity other securities classified as held-to-maturity.

At March 31, 2005 (unaudited), United States Government and agency obligations with an amortized cost and estimated fair value of $16,558,000 and $16,075,000, respectively, mature after one year through five years. The remaining securities in this category at March 31, 2005 mature after five years. At June 30, 2004, United States Government and agency obligations with an amortized cost and estimated fair value of $15,000,000 and $14,527,000, respectively, mature after one year through five years. The remaining securities in this category at June 30, 2004 mature after ten years.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

A portion of the Bancorp’s securities are pledged to secure borrowings. See note 10 for additional information.

Gross unrealized losses on securities held-to-maturity and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2005 (unaudited) and June 30, 2004, were as follows:

	March 31, 2005 (Unaudited)
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(In thousands)
Debt securities:
United States Government and agency obligations	$53,233	767	62,621	2,499	115,854	3,266
Municipal bonds	1,709	33	3,611	56	5,320	89
Other debt securities	1,998	2	—	—	1,998	2

	56,940	802	66,232	2,555	123,172	3,357

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	788,806	10,856	225,576	7,382	1,014,382	18,238
Government National Mortgage Association	3,445	7	—	—	3,445	7
Federal National Mortgage Association	427,084	7,545	39,854	1,376	466,938	8,921
Federal housing authorities	111,241	1,856	54,747	1,276	165,988	3,132

	1,330,576	20,264	320,177	10,034	1,650,753	30,298

Total temporarily-impaired securities	$1,387,516	21,066	386,409	12,589	1,773,925	33,655

	June 30, 2004
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(In thousands)
Debt securities:
United States Government and agency obligations	$62,875	1,157	61,914	3,206	124,789	4,363
Municipal bonds	—	—	3,583	116	3,583	116

	62,875	1,157	65,497	3,322	128,372	4,479

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	777,567	17,183	100,092	2,821	877,659	20,004
Federal National Mortgage Association	370,599	7,851	21,818	848	392,417	8,699
Non-agency securities	118,811	1,670	81,876	1,342	200,687	3,012

	1,266,977	26,704	203,786	5,011	1,470,763	31,715

Total temporarily-impaired securities	$1,329,852	27,861	269,283	8,333	1,599,135	36,194

The unrealized losses on investments in U.S. Government and agency obligations, municipal bonds and other debt securities were attributable to interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. Since the

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Bancorp has the ability and intent to hold these investments to maturity, these investments are not considered other-than-temporarily impaired.

The unrealized losses on investments in mortgage-backed securities were attributable to interest rate increases. The contractual cash flows of most of these securities are guaranteed by Freddie Mac and Fannie Mae (U.S. government-sponsored enterprises). Securities not guaranteed by these entities comply with the investment and credit standards set in the investment policy of the Bancorp. It is expected that the securities would not be settled at a price substantially less than the amortized cost of the investment. Since the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Bancorp has the ability and intent to hold these investments to maturity, these investments are not considered other-than-temporarily impaired.

(4) Securities Available-for-Sale

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale are as follows:

	March 31, 2005 (unaudited)
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Equity securities	$35,000	10	—	35,010

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	199,754	78	2,266	197,566
Federal National Mortgage Association	318,388	6	3,323	315,071
Non-agency securities	236,234	92	3,863	232,463

	754,376	176	9,452	745,100

Total securities available-for-sale	$789,376	186	9,452	780,110

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

	June 30, 2004
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Equity securities	$56,875	56	—	56,931

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	422,859	—	5,957	416,902
Federal National Mortgage Association	699,542	1,131	10,987	689,686
Non-agency securities	261,129	163	3,738	257,554

	1,383,530	1,294	20,682	1,364,142

Total securities available-for-sale	$1,440,405	1,350	20,682	1,421,073

	June 30, 2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In thousands)
Equity securities	$59,969	415	2,007	58,377
Other debt securities	10,000	104	—	10,104

	69,969	519	2,007	68,481

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	60,542	475	—	61,017
Federal National Mortgage Association	130,904	95	360	130,639
Non-agency securities	44,024	—	636	43,388

	235,470	570	996	235,044

Total securities available-for-sale	$305,439	1,089	3,003	303,525

During the nine month periods ended March 31, 2005 and 2004 (unaudited) and the year ended June 30, 2004, proceeds from sales of securities from the available-for-sale portfolio were $491,557,000, $30,390,000 and $30,390,000, respectively, and gross realized gains (losses) were ($10,352,000), $623,000, and $623,000, respectively. During 2003, there were no sales from the securities available-for-sale portfolio. During 2002, proceeds from the sale of securities from the available-for-sale portfolio were $17,002,000 and gross realized gains were $219,000.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

At June 30, 2004, the Bancorp deemed the decline in market value below carrying value of investments in certain FHLMC preferred stocks to be other-than-temporary. The Bancorp believes the decline in fair value of the investment is due, in part, to changes in interest rates, as well as market concerns regarding the uncertainties pertaining to the issuer’s financial stability. During the year ended June 30, 2004, the Bancorp recorded an impairment loss of $3,094,000 and reduced the cost basis of the investment to fair value.

A portion of the Bancorp’s securities are pledged to secure borrowings. See note 10 for additional information.

Gross unrealized losses on securities available-for-sale and the fair values of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2005 (unaudited) and June 30, 2004, were as follows:

	March 31, 2005 (Unaudited)
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(In thousands)
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$135,525	1,799	29,556	467	165,081	2,266
Federal National Mortgage Association	299,635	3,323	—	—	299,635	3,323
Non-agency securities	204,725	3,619	20,017	244	224,742	3,863

Total temporarily-impaired securities	$639,885	8,741	49,573	711	689,458	9,452

	June 30, 2004
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
	(In thousands)
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$416,902	5,957	—	—	416,902	5,957
Federal National Mortgage Association	561,930	9,419	60,776	1,568	622,706	10,987
Non-agency securities	225,391	3,135	19,325	603	244,716	3,738

Total temporarily-impaired securities	$1,204,223	18,511	80,101	2,171	1,284,324	20,682

The unrealized losses on investments in mortgage-backed securities were attributed to interest rate increases. The contractual cash flows of most of these securities are guaranteed by Freddie Mac and Fannie Mae (U.S. government-sponsored enterprises). Securities not guaranteed by these entities comply with the investment and credit standards set in the investment policy of the Bancorp. It is expected that the securities would not be settled at a price substantially less than the amortized cost of the investment. Since the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Bancorp has the ability and intent to hold these investments until a market price recovery (which may occur at or near maturity), these investments are not considered other-than-temporarily impaired.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(5)	Loans Receivable, Net

Loans receivable, net is summarized as follows:

	March 31,	June 30,
	2005 (unaudited)	2004	2003
	(In thousands)
Residential mortgage loans:
One- to four-family	$1,541,777	987,958	652,532
FHA	32,674	43,923	67,633
Multi-family and commercial	8,683	6,147	7,011
Construction loans	1,505	845	145
Consumer and other loans	74,091	67,832	54,889

Total loans	1,658,730	1,106,705	782,210

Premiums on purchased loans	11,736	5,274	1,694
Deferred loan fees, net	(840)	(905)	(703)
Allowance for loan losses	(5,525)	(5,193)	(4,750)

	$1,664,101	1,105,881	778,451

A substantial portion of the Bancorp’s loans are secured by real estate located in New Jersey. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bancorp’s loan portfolio is susceptible to changes in market conditions in this area. See note 7 for further discussion of concentration of credit risk.

An analysis of the allowance for loan losses is as follows:

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
Balance at beginning of period	$5,193	4,750	4,750	4,320	3,847

Loans charged off	(69)	(303)	(306)	(448)	(29)
Recoveries	1	12	149	278	2

Net (charge-offs) recoveries	(68)	(291)	(157)	(170)	(27)

Provision for loan losses	400	400	600	600	500

Balance at end of period	$5,525	4,859	5,193	4,750	4,320

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

A comparative summary of loans receivable contractually in arrears for three months or more is as follows:

	No. of loans	Amount
		(In thousands)
March 31, 2005 (unaudited)	75	$8,444
June 30, 2004	85	9,066
June 30, 2003	98	10,697

The total amount of interest income received for all periods presented on non-accrual loans outstanding and additional interest income on non-accrual loans that would have been recognized if interest on all such loans had been recorded based upon the original contract terms is immaterial. The Bancorp is not committed to lend additional funds to borrowers on non-accrual status.

At March 31, 2005 (unaudited), June 30, 2004 and 2003, impaired loans were primarily collateral dependent and totaled $350,000, $749,000 and $687,000, for which allocations to the allowance for loan losses of $175,000, $350,000 and $518,000, were identified, respectively. Interest income received and recognized on these loans is immaterial for all periods presented. The average balance of impaired loans was $390,000, $962,000 and $844,000, during the nine month period ended on March 31, 2005 (unaudited) and the years ended on June 30, 2004 and 2003, respectively.

(6)	Accrued Interest and Dividends Receivable

Accrued interest receivable is summarized as follows:

	March 31,	June 30,
	2005 (unaudited)	2004	2003
	(In thousands)
Securities	$12,797	18,769	21,756
Loans receivable	5,846	3,892	3,299

	$18,643	22,661	25,055

(7)	Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk

The Bancorp is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These transactions consist of commitments to extend credit. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets.

At March 31, 2005 (unaudited) and June 30, 2004, outstanding commitments to purchase and originate loans for our portfolio totaled approximately $267,000,000 and $250,000,000, respectively. Additionally, undisbursed home equity credit lines totaled $65,780,000 and $61,246,000 at March 31, 2005 (unaudited) and June 30, 2004, respectively.

The Bancorp uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bancorp evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bancorp upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but primarily includes residential properties.

The Bancorp grants residential and commercial real estate loans to borrowers throughout New Jersey. Its borrowers’ abilities to repay their obligations are dependent upon various factors, including the borrowers’ income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bancorp’s lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bancorp’s control; the Bancorp is, therefore, subject to risk of loss. The Bancorp believes its lending policies and procedures adequately minimize the potential exposure to such risks, and adequate provisions for loan losses are provided for all probable and estimable losses. Collateral and/or government or private guarantees are required for virtually all loans.

In connection with our mortgage banking activities, the Bancorp had certain freestanding derivative instruments at March 31, 2005 and June 30, 2004. At March 31, 2005 (unaudited) and June 30, 2004, the Bancorp had commitments of $27,340,000 and 16,297,000, respectively, to fund loans which will be classified as held-for-sale with offsetting commitments to sell such loans which are considered derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Bancorp also had commitments of $3,872,000 and $1,428,000 to sell loans classified as held-for-sale at March 31, 2005 (unaudited) and June 30, 2004, respectively. The fair values of these derivative instruments are immaterial.

(8)	Office Properties and Equipment, Net

Office properties and equipment are summarized as follows:

	March 31,	June 30,
	2005 (unaudited)	2004	2003
	(In thousands)
Land	$5,458	3,981	2,581
Office buildings	8,980	8,973	8,971
Leasehold improvements	14,173	13,571	11,302
Furniture, fixtures and equipment	15,719	12,665	10,667
Construction in process	2,662	2,437	1,711

	46,992	41,627	35,232
Less accumulated depreciation and amortization	16,343	14,679	12,386

	$30,649	26,948	22,846

Depreciation and amortization for the nine months ended March 31, 2005 and 2004 (unaudited) and the years ended June 30, 2004, 2003, and 2002 was $2,279,000, $2,029,000, $2,304,000, $2,516,000, and $1,742,000, respectively.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

During 2004, the Bancorp consolidated its corporate operations into one location in Short Hills, New Jersey. Due to this consolidation, a leased office building was closed by the Bancorp. At June 30, 2004, the Bancorp recorded a charge of $1,040,000 for the leasehold improvements and obligations under the lease. The Bancorp ceased use of the building on June 1, 2004.

(9)	Deposits

Deposits are summarized as follows:

	March 31,			June 30,
	2005 (Unaudited)			2004			2003
	Weighted			Weighted			Weighted
	average			average			average
	rate	Amount	%	rate	Amount	%	rate	Amount	%
				(Dollars in thousands)
Savings	0.84%	$278,937	8.52	0.84%	$289,682	8.87	1.20%	$266,568	8.40
NOW and Super NOW accounts	1.02	233,827	7.14	0.96	232,900	7.13	1.10	188,084	5.93
Money market deposits	1.34	359,879	10.99	1.34	410,855	12.58	1.49	360,310	11.36

Total transaction accounts	1.09	872,643	26.66	1.10	933,437	28.58	1.29	814,962	25.69

Certificates of deposit	2.69	2,400,794	73.34	2.29	2,333,498	71.42	2.67	2,357,864	74.31

	2.26%	$3,273,437	100.00%	1.95%	$3,266,935	100.00%	2.32%	$3,172,826	100.00%

     A summary of certificates of deposit by maturity follows:

	March 31,	June 30,
	2005 (unaudited)	2004	2003
	(In thousands)
Within one year	$1,642,532	1,751,447	1,904,605
One to two years	380,222	312,694	325,364
Two to three years	85,664	61,120	47,126
Three to four years	137,716	129,957	21,875
After four years	154,660	78,280	58,894

	$2,400,794	2,333,498	2,357,864

The aggregate amount of certificates of deposit in denominations of $100,000 or more totaled approximately $442,992,000, $373,815,000 and $370,840,000 as of March 31, 2005 (unaudited), June 30, 2004 and 2003, respectively.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Interest expense on deposits consists of the following:

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
Savings	$1,773	1,976	2,576	3,896	4,074
NOW and Super NOW accounts	1,799	1,543	2,087	2,515	2,367
Money market deposits	3,949	3,879	5,231	5,739	6,016
Certificates of deposit	43,310	42,274	55,551	71,656	87,350

	$50,831	49,672	65,445	83,806	99,807

(10)	Borrowed Funds

Borrowed funds are summarized as follows:

	March 31,		June 30,
	2005 (Unaudited)		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
	Principal	Rate	Principal	Rate	Principal	Rate
			(Dollars in thousands)
Funds borrowed under repurchase agreements:
FHLB	$1,075,000	3.50%	$1,604,000	3.80%	$1,744,000	3.58%
Other brokers	100,000	2.96	—	—	—	—

Total funds borrowed under repurchase agreements	1,175,000	3.46	1,604,000	3.80	1,744,000	3.58

FHLB advances	19,277	2.95	798	1.98	827	1.98

Total borrowed funds	$1,194,277	3.45	$1,604,798	3.80	$1,744,827	3.58

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Borrowed funds had scheduled maturities as follows:

	March 31, 2005 (unaudited)		June 30, 2004
		Weighted		Weighted
		Average		Average
	Principal	Rate	Principal	Rate
		(Dollars in thousands)
Within one year	$568,500	3.24%	$536,000	2.58%
One to two years	410,000	3.75	405,000	3.22
Two to three years	150,108	3.51	120,000	3.35
Three to four years	40,000	3.13	30,798	3.01
Four to five years	25,000	3.75	65,000	2.79
After five years	669	1.25	448,000	6.08

Total	$1,194,277	3.45	$1,604,798	3.80

Mortgage-backed securities have been sold, subject to repurchase agreements, to the FHLB and various brokers. Mortgage-backed securities sold, subject to repurchase agreements, are held by the FHLB for the benefit of the Bancorp. Repurchase agreements require repurchase of the identical securities. Whole mortgage loans have been pledged to the FHLB as collateral for advances, but are held by the Bancorp.

The amortized cost and fair value of the underlying securities used as collateral for securities sold under agreements to repurchase are as follows:

	March 31,	June 30,
	2005 (unaudited)	2004	2003
	(In thousands)
Amortized cost of collateral:
U.S. government and agency obligations	$69,000	104,152	74,231
Mortgage-backed securities	976,149	985,852	1,304,546

Total amortized cost of collateral	$1,045,149	1,090,004	1,378,777

Fair value of collateral:
U.S. government and agency obligations	$67,075	99,967	74,957
Mortgage-backed securities	963,724	980,538	1,321,507

Total fair value of collateral	$1,030,799	1,080,505	1,396,464

In addition to the above securities, the Bancorp also uses mortgage loans as collateral for these borrowings.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

During the nine months ended March 31, 2005 (unaudited) and the years ended June 30, 2004 and 2003, the maximum month-end balance of the repurchase agreements was $1,673,000,000, $1,859,000,000 and $1,984,000,000, respectively. The average amount of repurchase agreements outstanding during the nine months ended March 31, 2005 (unaudited) and the years ended June 30, 2004 and 2003 was $1,550,034,000, $1,729,818,000 and $1,952,665,000, respectively, and the average interest rate was 3.84%, 3.59% and 3.80%, respectively.

In March 2005 (unaudited), the Bancorp prepaid $448,000,000 in borrowings from the FHLB under repurchase agreements and incurred a loss of $43,616,000 on early extinguishment of debt.

(11)	Income Taxes

The components of income tax (benefit) expense are as follows:

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
Current tax (benefit) expense:
Federal	$(5,777)	9,435	12,791	15,818	20,904
State	679	637	854	1,515	—

	(5,098)	10,072	13,645	17,333	20,904

Deferred tax benefit:
Federal	(2,045)	(902)	(1,580)	(3,388)	(811)
State	(156)	(243)	(399)	(1,713)	—

	(2,201)	(1,145)	(1,979)	(5,101)	(811)

Total income tax (benefit) expense	$(7,299)	8,927	11,666	12,232	20,093

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

The following table presents a reconciliation between the actual income tax (benefit) expense and the “expected” amount computed using the applicable statutory federal income tax rate of 35% as follows:

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
“Expected” federal income tax (benefit) expense	$(6,104)	9,161	11,026	14,176	19,587
State tax, net	340	256	295	(129)	—
Bank owned life insurance contracts	(1,517)	(154)	(351)	(1,360)	889
Change in valuation allowance for deferred tax assets	400	—	1,083	—	—
Other	(418)	(336)	(387)	(455)	(383)

Actual income tax (benefit) expense	$(7,299)	8,927	11,666	12,232	20,093

The temporary differences which comprise the deferred tax assets and liabilities are as follows:

	March 31,	June 30,
	2005	2004	2003
	(Unaudited)
	(In thousands)
Deferred tax assets:
Employee benefits	$8,408	6,397	6,052
Deferred compensation	1,022	1,089	970
State net operating loss carryfowards	7,136	2,816	1,297
Allowance for delinquent interest	317	377	422
Intangible assets	2,698	2,499	2,234
Allowance for loan losses	1,738	1,454	1,333
Net unrealized loss on securities available-for-sale	3,693	7,364	752
New Jersey alternative minimum assessment	3,029	2,347	1,510
Impairment write-downs on securities	1,732	1,238	—
Other	721	671	155
Valuation allowance	(11,897)	(6,401)	(2,807)

	18,597	19,851	11,918

Deferred tax liabilities:
Discount accretion	607	743	1,365
Accrued dividend receivable	672	320	293

	1,279	1,063	1,658

Net deferred tax asset	$17,318	18,788	10,260

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At March 31, 2005 (unaudited) and June 30, 2004, the Bancorp also has state net operating loss carryforwards of approximately $94,000,000 and $31,000,000, respectively. Based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bancorp will realize the benefits of these deductible differences, net of the existing valuation allowances. The increases in the total valuation allowance for the nine months ended March 31, 2005 (unaudited) and the years ended June 30, 2004 and 2003 were $5,496,000, $3,594,000 and an increase of $2,807,000, respectively. These amounts relate to state net operating loss carryfowards and minimum assessments, as well as losses on securities, for which tax benefits are not more likely than not to be realized.

Retained earnings at March 31, 2005 (unaudited) and June 30, 2004 included approximately $36,528,000 for which deferred income taxes of approximately $14,900,000 have not been provided. The retained earnings amount represents the base year allocation of income to bad debt deductions for tax purposes only. Under Statement of Financial Accounting Standards No. 109, this amount is treated as a permanent difference and deferred taxes are not recognized unless it appears that it will be reduced and result in taxable income in the foreseeable future. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes or distributions in complete or partial liquidation.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(12) Benefit Plans

The following table sets forth the change in benefit obligation and the funded status for the SERP and the directors’ defined benefit plan:

	SERP and directors’ plan
	June 30,
	2004	2003
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$10,981	10,018
Service cost	427	404
Interest cost	687	656
Actuarial loss	761	586
Benefits paid	(774)	(664)
Other	—	(19)

Benefit obligation at end of year	$12,082	10,981

Funded status	$(12,082)	(10,981)
Unrecognized prior service cost	308	416
Unrecognized net actuarial loss	2,711	2,122

Net amount recognized in the consolidated balance sheets	$(9,063)	(8,443)

Amounts recognized in the consolidated balance sheets:
Accrued pension cost	(10,690)	(10,342)
Intangible asset for prior service cost	369	483
Pre-tax charge to accumulated other comprehensive loss for additional minimum pension liability	1,258	1,416

Net amount recognized	$(9,063)	(8,443)

The discount rate used in computing the actuarial present value of the projected benefit obligation was 6.25% (2004) and 6.0% (2003). The increase in future compensation levels used was 6.6% (2004) and 4.1% (2003).

The accumulated benefit obligation for the SERP and directors’ defined benefit plan was $10,691,000 and $10,343,000 at June 30, 2004 and 2003, respectively.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

The components of net periodic benefit expense are as follows:

	SERP and directors’ plan
	Years ended June 30,
	2004	2003	2002
	(In thousands)
Service cost	$427	404	420
Interest cost	687	656	635
Amortization of:
Prior service cost	70	168	172
Net loss	203	133	175

Total net periodic benefit expense	$1,387	1,361	1,402

The following weighted-average assumptions, determined as of June 30, 2004, 2003, and 2002 measurement dates, were used to develop net periodic benefit cost for the SERP and directors’ plan, as applicable:

	2004	2003	2002
Discount rate	6.0%	7.0%	7.0%
Rate of increase in future compensation levels	4.1	4.0	4.0

The benefits expected to be paid under the SERP and directors’ plan in fiscal years 2005-2009 are $864,000, $848,000, $886,000, $862,000, and $929,000, respectively. The aggregate benefits expected to be paid in the five years from 2010-2014 are $4,685,000. The expected benefits are based on the same assumptions used to measure the Bancorp’s benefit obligation at June 30 and include estimated future employee service.

The Bancorp provides certain health care and life insurance benefits to eligible retired employees. The Bancorp elected to amortize the transition obligation of $4,016,000 related to postretirement benefits other than pensions as of July 1, 1995 over the maximum of 20 years.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

     The following table sets forth the change in benefit obligations and the funded status for the postretirement benefits plan:

	June 30,
	2004	2003
	(In thousands)
Accumulated postretirement benefit obligation:
Retirees	$(3,459)	(3,022)
Active employees	(5,817)	(4,430)

Total	(9,276)	(7,452)
Plan assets at fair value	—	—
Unrecognized net loss	2,384	953
Unrecognized transition obligation	2,209	2,410

Accrued postretirement benefit obligation	$(4,683)	(4,089)

The components of net periodic postretirement benefit expense are as follows:

	Years ended June 30,
	2004	2003	2002
	(In thousands)
Service cost	$175	177	124
Interest cost	440	468	357
Amortization of:
Net loss (gain)	12	1	(4)
Transition obligation	201	200	201

Net periodic postretirement benefit expense	$828	846	678

Benefit payments of approximately $234,000, $232,000 and $188,000 were made in the years ended June 30, 2004, 2003, and 2002, respectively. The plan is unfunded and the Bancorp funds benefits on a current basis.

For measurement purposes, the cost of medical benefits was projected to increase at a rate of 10% in 2004, thereafter decreasing 1% per year through 2007 and decreasing 0.5% per year until a stable 5% medical inflation rate is reached. The present value of the accumulated benefit obligation assumed a 6.25%, 6.00% and 7.00% discount rate compounded annually for 2004, 2003 and 2002, respectively.

The benefits expected to be paid under the postretirement health benefits plan in fiscal years 2005-2009 are $257,000, $287,000, $301,000, $325,000, and $353,000, respectively. The aggregate benefits expected to be paid in the five years from 2010-2014 are $2,102,000. The expected benefits are based on the same assumptions used to measure the Bancorp’s benefit obligation at June 30 and include estimated future employee service.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

The Bancorp also maintains a defined benefit pension plan. Since it is a multiemployer plan, costs of the pension plan are based on contributions required to be made to the pension plan. The Bancorp’s required contribution and pension cost was $1,785,000, $1,016,000, and $0 in 2004, 2003, and 2002, respectively. The accrued pension liability was $589,000 and $700,000 at June 30, 2004 and 2003, respectively.

(13)	Commitments and Contingencies

The Bancorp is a defendant in certain claims and legal actions arising in the ordinary course of business. Management and its legal counsel are of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Bancorp’s financial condition, results of operations or liquidity.

At June 30, 2004, the Bancorp was obligated under noncancelable operating leases for premises. Rental expense under these leases aggregated approximately $2,819,000, $1,702,000, $2,775,000, $1,920,000, and $1,445,000 for the nine month periods ended March 31, 2005 and 2004 (unaudited) and fiscal years 2004, 2003, and 2002, respectively. The projected minimum rental commitments are as follows:

Year Ending June 30,	Amount
(In thousands)
2005	$3,567
2006	3,599
2007	3,569
2008	3,468
2009	3,174
Thereafter	22,094

$39,471

(14)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Bancorp disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Bancorp’s financial instruments.

Cash and Cash Equivalents

For cash and due from banks, the carrying amount approximates fair value.

Securities

The fair values of securities are estimated based on market values provided by an independent pricing service, where prices are available. If a quoted market price was not available, the fair value was estimated using quoted market values of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

FHLB Stock

The fair value of FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to hold a minimum investment based upon the unpaid principal of home mortgage loans and/or FHLB advances outstanding.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

Fair value of performing loans was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics, if applicable.

Fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

Fair values of loans held-for-sale were estimated based on secondary market prices for loans with similar terms.

Deposit Liabilities

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The carrying amounts and estimated fair values of the Bancorp’s financial instruments are presented in the following table. The table does not include off-balance-sheet commitments since the fair values approximate the carrying amounts which are not significant.

	March 31,		June 30,
	2005 (unaudited)		2004		2003
	Carrying		Carrying		Carrying
	amount	Fair value	amount	Fair value	amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$29,244	29,244	37,653	37,653	181,845	181,845
Securities available-for-sale	780,110	780,110	1,421,073	1,421,073	303,525	303,525
Securities held-to-maturity	2,210,366	2,183,060	2,522,811	2,504,518	3,851,921	3,906,732
Stock in FHLB	54,714	54,714	81,990	81,990	87,241	87,241
Loans	1,667,973	1,636,714	1,107,309	1,091,467	789,442	814,548

Financial liabilities:
Deposits	3,273,437	3,255,208	3,266,935	3,263,048	3,172,826	3,199,791
Borrowed funds	1,194,277	1,189,781	1,604,798	1,655,649	1,744,827	1,865,808

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bancorp’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bancorp’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets, premises and equipment and bank owned life insurance contracts. Liabilities for pension and other postretirement benefits are not considered financial liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(15)	Regulatory Capital

The Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bancorp’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bancorp and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2005, and June 30, 2004 and 2003, that the Bancorp and the Bank met all capital adequacy requirements to which they are subject.

As of March 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

The Bancorp’s actual and minimum required capital amounts and ratios are shown below on a consolidated basis, which are substantially the same as the amounts and ratios for the Bank.

			Minimum Requirements
					To be well capitalized
					under prompt corrective
	Actual		For capital adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
As of March 31, 2005 (Unaudited):
Total capital (to risk-weighted assets)	$409,541	22.4%	$146,366	8.0%	$182,958	10.0%
Tier I capital (to risk-weighted assets)	404,016	22.1	73,183	4.0	109,775	6.0
Tier I capital (to average assets)	404,016	7.6	213,465	4.0	266,831	5.0
As of June 30, 2004:
Total capital (to risk-weighted assets)	$418,249	26.6%	$125,931	8.0%	$157,413	10.0%
Tier I capital (to risk-weighted assets)	413,056	26.2	62,965	4.0	94,448	6.0
Tier I capital (to average assets)	413,056	7.7	214,843	4.0	268,554	5.0
As of June 30, 2003:
Total capital (to risk-weighted assets)	$395,019	27.6%	$114,439	8.0%	$143,048	10.0%
Tier I capital (to risk-weighted assets)	390,269	27.3	57,219	4.0	85,829	6.0
Tier I capital (to average assets)	390,269	7.1	218,961	4.0	273,701	5.0

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

(16)	Parent Company Only Financial Statements

The following condensed financial statements for Investors Bancorp, Inc. (parent company only) reflect the investment in its wholly-owned subsidiary, Investors Savings Bank, using the equity method of accounting.

Balance Sheets

	March 31,
	2005	June 30,
	(unaudited)	2004	2003
	(In thousands)
Assets:
Cash and due from bank	$25	25	25
Investment in subsidiary	397,892	401,638	392,512

Total Assets	$397,917	401,663	392,537

Liabilities and Stockholder’s Equity:
Total liabilities	$—	—	—
Total stockholder’s equity	397,917	401,663	392,537

Total Liabilities and Stockholder’s Equity	$397,917	401,663	392,537

Statements of Operations

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
Income before undistributed earnings of subsidiary	$—	—	—	—	—
Equity in (loss) undistributed earnings of subsidiary	(10,141)	17,246	19,837	28,270	35,869

Net (loss) income	$(10,141)	17,246	19,837	28,270	35,869

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

Statements of Cash Flows

	Nine Months Ended
	March 31,		Year Ended June 30,
	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(10,141)	17,246	19,837	28,270	35,869
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in loss (undistributed earnings) of subsidiary	10,141	(17,246)	(19,837)	(28,270)	(35,869)

Net cash provided by operating activities	—	—	—	—	—

Cash flows from investing activities	—	—	—	—	—
Cash flows from financing activities	—	—	—	—	—

Net change in cash and due from bank	—	—	—	—	—

Cash and due from bank at beginning of period	25	25	25	25	25

Cash and due from bank at end of period	$25	25	25	25	25

(17)	Stock Offering

On February 15, 2005, the boards of directors of the Bancorp and the Bank adopted a plan of stock issuance pursuant to which the Bancorp will sell common stock representing a minority ownership of the estimated pro forma market value of the Bancorp which will be determined by an independent appraisal, to eligible depositors of the Bank and the Bancorp’s qualified employee benefit plans in a stock subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. The majority of the common stock will be owned by Investors Bancorp, MHC (a mutual holding company). The Plan is subject to the approval of the appropriate regulatory agencies and, if approved, it is anticipated the transaction will be completed in October 2005.

(18)	Recent Accounting Pronouncements

In December 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 132 (revised), Employers’ Disclosure about Pension and Other Postretirement Benefits. SFAS No. 132 (revised) prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS No. 132 (revised) retains and revises the disclosure requirements contained in the original pronouncement. It also requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The disclosures in note 12 in the consolidated financial statements incorporate the requirements of SFAS No. 132 (revised) that are applicable to the Bancorp.

The guidance in Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in

INVESTORS BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Nine Months Ended March 31, 2005 and 2004 (unaudited)
And Years Ended June 30, 2004, 2003 and 2002

paragraphs 10-20 of the Issue has been delayed by FASB Staff Position EITF Issue 03-1-1, The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, posted on September 30, 2004. The disclosure requirements continue to be effective in annual financial statements for fiscal years ending after December 15, 2003. The Bancorp will evaluate the impact on its consolidated financial statements, if any, when the recognition and measurement requirements for other-than-temporary impairment are finalized.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar assets in Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of SFAS No. 153 will have a material impact on our financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment. This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and its related guidance. SFAS No. 123 (revised 2004) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. This Statement is effective for public entities that do not file as small business issuers as of the beginning of the first annual reporting period that begins after June 15, 2005. We do not expect the adoption of SAFS No. 123 (revised 2004) will have a material impact on our financial condition or result of operations.

     You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Investors Savings Bank or Investors Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Investors Bancorp, Inc.
Holding Company for Investors Savings Bank

44,893,125 Shares of Common Stock
(Subject to Increase to up to 51,627,094 Shares)

PROSPECTUS

Sandler O’Neill & Partners, L.P.

___________, 2005

Until the later of ____________, 2005 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution	Amount(1)

* Registrant’s Legal Fees and Expenses	$600,000
* Registrant’s Accounting Fees and Expenses	300,000
* Marketing Agent Fees and Expenses	3,152,000
* Appraisal and Business Plan Fees and Expenses	140,000
* Printing, Postage and Mailing	850,000
* Filing Fees (NASD, Nasdaq and SEC)	200,000
* Transfer Agent and registrar fees and expenses	30,000
* Certificate Printing	5,000
* Other	20,000
* Total	$5,297,000

* Estimated

(1)	Fees are estimated at the midpoint of the offering range. Investors Bancorp, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14.	Indemnification of Directors and Officers

     Articles NINTH and TENTH of the Certificate of Incorporation of Investors Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     NINTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

     C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     TENTH: A Director of this Corporation shall not be personally liable to the Corporation, its stockholders or to depositors of its savings bank subsidiary for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation, its stockholders or to depositors of its savings bank subsidiary, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

     (a) List of Exhibits

1.1	Engagement Letter between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Savings Bank and Sandler O’Neill & Partners, L.P.

1.2	Form of Agency Agreement between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Savings Bank and Sandler O’Neill & Partners, L.P. *

2	Investors Bancorp, Inc. Stock Issuance Plan

3.1	Certificate of Incorporation of Investors Bancorp, Inc.

3.2	Bylaws of Investors Bancorp, Inc.

4	Form of Common Stock Certificate of Investors Bancorp, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered

8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Form of Employment Agreement

10.2	Form of Change in Control Agreement

10.3	Investors Savings Bank Director Retirement Plan*

10.4	Investors Savings Bank Supplemental Retirement Plan*

10.5	Investors Bancorp, Inc. Supplemental Wage Replacement Plan*

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal and Business Plan Agreements between Investors Bancorp, Inc. and FinPro, Inc.

99.2	Letter of FinPro, Inc. with respect to Subscription Rights

99.3	Appraisal Report of FinPro, Inc.**

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

_______________________________

* To be filed supplementally or by amendment.

** Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

     (b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Short Hills, State of New Jersey on June 10, 2005.

INVESTORS BANCORP, INC.

By: /s/ Robert M. Cashill
Robert M. Cashill
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

     We, the undersigned directors and officers of Investors Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert M. Cashill as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert M. Cashill may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert M. Cashill shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert M. Cashill	Chief Executive Officer	June 10, 2005
Robert M. Cashill	and President (Principal
Executive Officer)

/s/ Domenick A. Cama	Senior Vice President and	June 10, 2005
Domenick A. Cama	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Doreen R. Byrnes	Director	June 10, 2005
Doreen R. Byrnes

/s/ Brian D. Dittenhafer	Director	June 10, 2005
Brian D. Dittenhafer

/s/ Patrick J. Grant	Director	June 10, 2005
Patrick J. Grant

/s/ John A. Kirkpatrick	Director	June 10, 2005
John A. Kirkpatrick

/s/ Vincent D. Manahan	Director	June 10, 2005
Vincent D. Manahan, III

/s/ Joseph H. Shepard III	Director	June 10, 2005
Joseph H. Shepard III

/s/ Rose Sigler	Director	June 10, 2005
Rose Sigler

/s/ Stephen J. Szabatin	Director	June 10, 2005
Stephen J. Szabatin

EXHIBIT INDEX

1.1	Engagement Letter between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Savings Bank and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between Investors Bancorp, MHC, Investors Bancorp, Inc., Investors Savings Bank and Sandler O’Neill & Partners, L.P. *
2	Investors Bancorp, Inc. Stock Issuance Plan
3.1	Certificate of Incorporation of Investors Bancorp, Inc.
3.2	Bylaws of Investors Bancorp, Inc.
4	Form of Common Stock Certificate of Investors Bancorp, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Form of Employment Agreement
10.2	Form of Change in Control Agreement
10.3	Investors Savings Bank Director Retirement Plan*
10.4	Investors Savings Bank Supplemental Retirement Plan*
10.5	Investors Bancorp, Inc. Supplemental Wage Replacement Plan*
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of KPMG LLP
23.3	Consent of FinPro, Inc.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal and Business Plan Agreements between Investors Bancorp, Inc. and FinPro, Inc.
99.2	Letter of FinPro, Inc. with respect to Subscription Rights
99.3	Appraisal Report of FinPro, Inc.**
99.4	Marketing Materials*
99.5	Order and Acknowledgment Form*

_______________________________

* To be filed supplementally or by amendment.

** Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.